Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of May 3, 2011

among

GENPACT INTERNATIONAL, INC.

HAWK INTERNATIONAL CORPORATION

each as a Borrower,

GENPACT LIMITED

as Holdings,

BANK OF AMERICA, N.A.

as Administrative Agent,

BANK OF AMERICA, N.A.

as Swing Line Lender and

L/C Issuer,

and

the other Lenders party hereto

BANK OF AMERICA, N.A.,

CITIGROUP GLOBAL MARKETS ASIA LIMITED,

JPMORGAN CHASE BANK, N.A., HONG KONG BRANCH, and

UBS AG HONG KONG BRANCH

as Mandated Lead Arrangers

BANK OF AMERICA, N.A.,

CITIGROUP GLOBAL MARKETS ASIA LIMITED,

JPMORGAN CHASE BANK, N.A., HONG KONG BRANCH, and

UBS AG HONG KONG BRANCH

as Bookrunners

i

3.05.	Compensation for Losses	75

3.06.	Mitigation Obligations; Replacement of Lenders	75

3.07.	Defaulting Lenders	76

3.08.	Survival	78

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		78

4.01.	Conditions of Initial Credit Extension	78

4.02.	Conditions to All Credit Extensions	81

ARTICLE V REPRESENTATIONS AND WARRANTIES		82

5.01.	Existence, Qualification and Power; Compliance with Laws	83

5.02.	Authorization; No Contravention	83

5.03.	Governmental Authorization; Other Consents	83

5.04.	Binding Effect	84

5.05.	Financial Statements; No Material Adverse Effect	84

5.06.	Litigation	84

5.07.	Ownership of Property; Liens	84

5.08.	Environmental Compliance	85

5.09.	Insurance	85

5.10.	Taxes	85

5.11.	ERISA Compliance	85

5.12.	Subsidiaries; Equity Interests; Loan Parties	86

5.13.	Margin Regulations; Investment Company Act	87

5.14.	Disclosure	87

5.15.	Compliance with Laws	87

5.16.	Intellectual Property; Licenses, Etc.	88

5.17.	Solvency	88

5.18.	Casualty, Etc.	88

5.19.	Pari Passu Obligations	88

5.20.	Valid Security	88

5.21.	Foreign Assets Control Regulations; Anti-Terrorism Regulations	88

ARTICLE VI AFFIRMATIVE COVENANTS		89

6.01.	Financial Statements	89

6.02.	Certificates; Other Information	90

6.03.	Notices	92

6.04.	Payment of Obligations	93

6.05.	Preservation of Existence, Etc.	93

6.06.	Maintenance of Properties	93

6.07.	Maintenance of Insurance	93

6.08.	Compliance with Laws	93

6.09.	Books and Records	94

6.10.	Inspection Rights	94

6.11.	Use of Proceeds	94

6.12.	Covenant to Guarantee Obligations and Give Security	94

6.13.	Compliance with Environmental Laws	96

6.14.	Authorizations	97

6.15.	Further Assurances	97

6.16.	Maintenance of listing	97

6.17.	Acquisition	97

6.18.	Post-Closing Requirements	97

ARTICLE VII NEGATIVE COVENANTS		99

7.01.	Liens	99

7.02.	Indebtedness	100

7.03.	Investments	103

7.04.	Fundamental Changes	105

7.05.	Dispositions	106

7.06.	Restricted Payments	108

7.07.	Change in Nature of Business	109

7.08.	Transactions with Affiliates	109

7.09.	Burdensome Agreements	109

7.10.	Use of Proceeds	110

7.11.	Financial Covenants	110

7.12.	Amendments of Organization Documents	110

7.13.	Accounting Changes	111

7.14.	Prepayments, Etc.	111

7.15.	Intentionally Omitted	111

7.16.	Partnerships, Etc.	111

7.17.	Speculative Transactions	111

7.18.	Formation of Subsidiaries	112

7.19.	Holding Companies	112

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		112

8.01.	Events of Default	112

8.02.	Remedies upon Event of Default	115

8.03.	Application of Funds	116

8.04.	Remedies Independent	117

ARTICLE IX AGENCY		118

9.01.	Appointment and Authority	118

9.02.	Rights as a Lender	118

9.03.	Exculpatory Provisions	118

9.04.	Reliance by Administrative Agent	120

9.05.	Delegation of Duties	120

9.06.	Resignation of Administrative Agent	120

9.07.	Non-Reliance on Administrative Agent and Other Lenders	122

9.08.	No Other Duties, Etc.	122

9.09.	Administrative Agent May File Proofs of Claim	122

9.10.	Collateral and Guaranty Matters	123

9.11.	References to Collateral Agent	124

ARTICLE X CONTINUING GUARANTY		124

10.01.	Guaranty	124

10.02.	Rights of Secured Parties	125

10.03.	Certain Waivers	125

10.04.	Obligations Independent	126

10.05.	Subrogation	126

10.06.	Termination: Reinstatement	126

10.07.	Subordination	126

10.08.	Stay of Acceleration	127

10.09.	Condition of Transaction Parties	127

ARTICLE XI MISCELLANEOUS		127

11.01.	Amendments, Etc.	127

11.02.	Notices and Other Communications; Facsimile Copies	129

11.03.	No Waiver; Cumulative Remedies	131

11.04.	Expenses; Indemnity; Damage Waiver	131

11.05.	Payments Set Aside	134

11.06.	Successors and Assigns	134

11.07.	Treatment of Certain Information; Confidentiality	139

11.08.	Right of Setoff	140

11.09.	Interest Rate Limitation	140

11.10.	Counterparts; Integration; Effectiveness	141

11.11.	Survival of Representations and Warranties	141

11.12.	Severability	141

11.13.	Replacement of Lenders	141

11.14.	Governing Law; Jurisdiction; Etc.	143

11.15.	Waiver of Jury Trial	144

11.16.	USA PATRIOT Act Notice	145

11.17.	Agent for Service of Process	145

11.18.	Judgment Currency	145

v

SCHEDULES

1.01(b)	Existing Letters of Credit

2.01	Revolving Credit Commitments and Term A Loans and Applicable Percentages

4.01(a)(iv)	Collateral Documents

4.01(a)(viii)	Local Counsel

5.01(b)	Transaction Obligors

5.07(b)	Existing Liens

5.12	Subsidiaries and Other Equity Investments; Loan Parties

6.12	Guarantors

6.18(c)	Post Closing Matters for completion within 5 days of Closing Date

6.18(d)	Post Closing Matters for completion within 30 days of Closing Date

7.02	Existing Indebtedness

7.03(f)	Existing Investments

11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice

B	Swing Line Loan Notice

C-1	Term Note

C-2	Revolving Credit Note

C-3	Incremental Term Note

D	Compliance Certificate

E	Assignment and Assumption

F	Secured Party Notice

G-1	Form of U.S. Tax Certificate for Non U.S. Lenders that are Not Partnerships

G-2	Form of U.S. Tax Certificate for Non U.S. Lenders that are Partnerships

G-3	Form of U.S. Tax Certificate for Non U.S. Participants that are Not Partnerships

G-4	Form of U.S. Tax Certificate for Non U.S. Participants that are Partnerships

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of May 3, 2011, among GENPACT INTERNATIONAL, INC., a Delaware corporation (“GII”), HAWK INTERNATIONAL CORPORATION (to be merged with and into HEADSTRONG CORPORATION), a Delaware corporation (“Merger Sub” and with GII, the “Borrowers” and each a “Borrower”), GENPACT LIMITED, an exempted limited liability company organized under the laws of Bermuda (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Swing Line Lender and L/C Issuer, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and Bank of America, N.A., Citigroup Global Markets Asia Limited, JPMorgan Chase Bank, N.A., Hong Kong Branch, UBS AG Hong Kong Branch as Mandated Lead Arrangers and as Bookrunners.

WHEREAS, on the Closing Date, Merger Sub, a newly-formed wholly-owned Subsidiary of GII which is directly held by GII, will merge with and into Headstrong Corporation (the “Target”), with the Target being the surviving entity;

WHEREAS, the Borrowers have requested that the Lenders provide certain credit facilities for, inter alia, financing the merger consideration provided for in the Acquisition Agreement and for general corporate purposes of the Group, including working capital requirements of the Group, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the merger of Merger Sub with and into the Target, with the survivor of such merger being a wholly-owned Subsidiary of GII that is established in the United States and directly held by GII.

“Acquisition Agreement” means the Agreement and Plan of Merger dated as of April 5, 2011, by and among, inter alia, GII, Merger Sub and the Target relating to the Acquisition.

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent for the Finance Parties under the Loan Documents (excluding any Issuer Document), or any successor administrative agent for the Finance Parties under the Loan Documents (excluding any Issuer Document).

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such first-mentioned Person.

“Agents” means the Administrative Agent, the Collateral Agent and any other sub-agent under Section 9.05 or otherwise contemplated by any Collateral Document.

“Aggregate Commitments” means the Term Commitments, the Incremental Term Commitments (if any) and the Revolving Credit Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Anti-Terrorism Law” means each of:

(a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(b) the Money Laundering Control Act of 1986, Public Law 99-570;

(c) the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq, any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury;

(d) the Bank Secrecy Act (31 U.S.C. §§ 5311 et seqs.); and

(e) any similar law enacted in the United States of America subsequent to the date of this Agreement.

“Applicable Commitment Fee Percentage” means, at any time, 0.70% per annum.

“Applicable Margin” means, at any time, 1.65% per annum.

“Applicable Percentage” means:

(a) in respect of the Term Facility, (i) with respect to any Term Lender at any time prior to the making available of the Term Borrowing, the percentage (carried out to the ninth decimal place) borne by such Term Lender’s Term Commitment at such time to the aggregate Term Commitments of all of the Term Lenders at such time or (ii) with respect to any Term Lender at any time upon or after the making available of the Term

Borrowing to the Term Borrower, the percentage (carried out to the ninth decimal place) borne by the outstanding principal amount of such Term Lender’s Term Loans at such time to the aggregate outstanding principal amount of all of the Term Loans at such time. If the Term Borrowing has been made available to the Term Borrower and the outstanding amount of Term Loans has been reduced to zero, then the Applicable Percentage of each Term Lender in respect of the Term Facility shall be determined based on the Applicable Percentage of such Term Lender in respect of the Term Facility most recently in effect, giving effect to any subsequent assignments;

(b) in respect of any Incremental Term Facility, (i) with respect to any Incremental Facility Lender at any time prior to the making available of any Incremental Term Borrowing under such Incremental Term Facility, or otherwise for the purposes of determining such Incremental Facility Lender’s amount of Incremental Term Loans to be made available under such Incremental Term Facility pursuant to Section 2.02(b), the percentage (carried out to the ninth decimal place) borne by such Incremental Facility Lender’s unutilized Incremental Commitment (in respect of such Incremental Term Facility) at such time to the aggregate unutilized Incremental Commitments (in respect of such Incremental Term Facility) of all of the Incremental Facility Lenders at such time or (ii) with respect to any Incremental Facility Lender at any time upon or after the making available of any Incremental Term Borrowing under such Incremental Term Facility to the Term Borrower (and other than for the purposes of determining such Incremental Facility Lender’s amount of Incremental Term Loans to be made available under such Incremental Term Facility pursuant to Section 2.02(b)), the percentage (carried out to the ninth decimal place) borne by the outstanding principal amount of such Incremental Facility Lender’s Incremental Term Loans (under such Incremental Term Facility) at such time to the aggregate outstanding principal amount of all of the Incremental Term Loans (under such Incremental Term Facility) at such time. If an Incremental Term Borrowing (under such Incremental Term Facility) has been made available to the Term Borrower and the outstanding amount of Incremental Term Loans (under such Incremental Term Facility) has been reduced to zero, then the Applicable Percentage of each Incremental Facility Lender in respect of such Incremental Term Facility shall (other than for the purposes of determining such Incremental Facility Lender’s amount of Incremental Term Loans to be made available under such Incremental Term Facility pursuant to Section 2.02(b)) be determined based on the Applicable Percentage of such Incremental Facility Lender in respect of such Incremental Term Facility most recently in effect, giving effect to any subsequent assignments; or

(c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) borne by such Revolving Credit Lender’s Revolving Credit Commitment at such time to the aggregate Revolving Credit Commitments of all of the Revolving Credit Lenders at such time. If the Revolving Credit Commitment of each Revolving Credit Lender to make Revolving Credit Loans, the obligation of the Swing Line Lender to make Swing Line Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments of all of the Revolving Credit Lenders have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.

The initial Applicable Percentage of each Lender in respect of (A) each of the Term Facility and the Revolving Credit Facility is set forth opposite the name of such Lender on Schedule 2.01 or (in the case of a Lender that becomes party hereto pursuant to an Assignment and Assumption) the applicable Applicable Percentage in respect of such Facility assigned to such Lender pursuant to such Assignment and Assumption and Section 11.06(b) and (B) any Incremental Term Facility shall be determined in accordance with Section 2.14.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Applicable Term Percentage” means with respect to any Term Lender at any time, such Term Lender’s Applicable Percentage in respect of the Term Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility, any Incremental Term Facility or the Revolving Credit Facility (or any Loan or Borrowing thereunder), a Lender that has any combination of a Commitment or outstanding Loans with respect to such Facility (and/or, in the case of the Revolving Credit Facility, any Participation in any L/C Obligations or any Swing Line Loan) at such time, (b) with respect to the Letter of Credit Facility, (i) the L/C Issuer and (ii) if any Letter of Credit has been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line (or any Swing Line Loan), (i) the Swing Line Lender and (ii) if any Swing Line Loan is outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)) and accepted by the Administrative Agent (which acceptance shall not be withheld if such assignment and assumption appears on its face to comply with the requirements of Section 11.06(b) and the applicable fee set forth in Section 11.06(b)(iv) is paid), in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.14(c).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument (relating to such Synthetic Lease Obligation) that would, had such lease or other agreement or instrument been accounted for as a

Capitalized Lease, appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Availability Period” means:

(a) with respect to the Term Facility, the period from and including the Signing Date to the earliest of (i) the Closing Date, (ii) the date that is 30 days after the Signing Date and (iii) June 30, 2011, provided that if the Closing Date has not occurred by June 30, 2011 due solely to any Other Antitrust Approval (as defined in the Acquisition Agreement) not having been obtained as of June 30, 2011 and the long-stop date for the occurrence of the Closing Date under the Acquisition Agreement has been extended beyond June 30, 2011 as a result thereof, the date in this clause (iii) shall be extended to July 31, 2011;

(b) with respect to an Incremental Term Facility, the period from and including the Increase Date (with respect to such Incremental Term Facility) to such date as may be agreed among the Incremental Facility Lenders participating in such Incremental Term Facility and set forth in the applicable Incremental Assumption Agreement relating to such Incremental Term Facility (provided that such date complies with Section 2.14); or

(c) with respect to the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the day that is 30 days prior to the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06 and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans, of the obligation of the Swing Line Lender to make Swing Line Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bookrunners” means, collectively, Bank of America, N.A., Citigroup Global Markets Asia Limited, JPMorgan Chase Bank, N.A., Hong Kong Branch and UBS AG Hong Kong Branch in their capacities as bookrunners for the Facilities (other than the Incremental Term Facilities).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means the Term Borrowing, a Revolving Credit Borrowing, a Swing Line Borrowing or an Incremental Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located, Singapore, Hong Kong and New

York and, if such day relates to any Loan, means any such day that is also a London Business Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Distributions” means, with respect to any Person for any period, all dividends and other distributions on any of the outstanding Equity Interests in such Person, all purchases, redemptions, retirements, defeasances or other acquisitions of any of the outstanding Equity Interests in such Person and all returns of capital to (or to the order of) any or all of the shareholders, partners or members (or the equivalent persons) of such Person, in each case to the extent paid in cash by or on behalf of such Person during such period.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any of its Subsidiaries:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or at least “A 1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as current assets of the Holdings or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) short-term obligations issued by entities organized under the laws of the People’s Republic of China, the Republic of India and the United Mexican States, which, in each case, are given the highest credit rating by independent rating agencies operating in those respective jurisdictions recognized as the leading credit rating agencies in such jurisdictions by the Administrative Agent; and

(f) other Investments (not made for speculative purposes with respect to currency exchange rates) of substantially the same type, maturity and liquidity and issued by comparable governmental entities and obligors and having at least the same creditworthiness as the Investments and obligors listed in clauses (a) through (e) above denominated in the currency of any jurisdiction in which any Subsidiary of Holdings conducts its operations.

“Certain Funds Advance” means the Term Loan Borrowing and/or any Revolving Credit Borrowing to be made on the Closing Date for the purpose of funding the Acquisition.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. For such purposes, “Basel III” means the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on December 16, 2010 (as amended and/or supplemented from time to time).

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors and GE becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the common Equity Interests of Holdings, or other Equity Interests (that carry unconditional or conditional entitlements to vote on the appointment of directors or equivalent officers; provided that in the case of any such conditional entitlements, such Equity Interests shall only be included within this clause (a) upon and with effect from the time when the applicable conditions to such entitlements are satisfied) of Holdings at any time; or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors of Holdings); or

(c) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in each of the Borrowers.

“Closing Date” means the date on which the Acquisition is consummated pursuant to the Acquisition Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Pledged Collateral” as applicable, referred to in the Collateral Documents and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means, as applicable, any of (i) the Administrative Agent or (ii) an affiliate of the Administrative Agent acting in the capacity as collateral agent for the Secured Parties under the Guaranty, the Subsidiary Guarantee and the Collateral Documents, or any successor collateral agent for the Secured Parties under the Guaranty, the Subsidiary Guarantee and the Collateral Documents.

“Collateral Documents” means, collectively, the US Pledge Agreement, the Mauritius Pledge Agreements, the Security Agreement, the Intercompany Subordination Agreement and each of the collateral assignments, security agreements, pledge agreements, subordination agreements or other similar agreements, consents and all supplements with respect to the foregoing delivered to the Collateral Agent and/or the Secured Parties pursuant to Section 6.12 or otherwise required or contemplated (whether as of the Closing Date or thereafter) by any of the foregoing agreements, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means any Term Commitment, any Incremental Commitment or any Revolving Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.14(b).

“Committed Loan Notice” means a notice of (a) the Term Borrowing, (b) an Incremental Term Borrowing, (c) a Revolving Credit Borrowing or (d) a continuation of Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment Letter” means the commitment letter dated April 4, 2011 from (among others) the Mandated Lead Arrangers and the Bookrunners to GII.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any Measurement Period, without duplication, an amount equal to the Consolidated Net Income of Holdings and its Subsidiaries for such Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non recurring expenses reducing such Consolidated Net Income in such period, and (v) non-cash expenses reducing such Consolidated Net Income in such period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non cash items increasing Consolidated Net Income, (iii) non-recurring items increasing such Consolidated Net Income and (iv) non-cash expenses (whether non-recurring or otherwise) reducing Consolidated Net Income in a prior period, included in (or added back in) the calculation of Consolidated EBITDA for such prior period, that become cash expenses or otherwise payable in cash in such Measurement Period, in each of clauses (a) and (b), of or by Holdings and its Subsidiaries (on a consolidated basis) for such Measurement Period; provided, that (A) for purposes of determining Consolidated EBITDA for purposes of Section 7.11, Consolidated Net Income shall be determined to exclude extraordinary losses (of Holdings and its Subsidiaries on a consolidated basis) during such Measurement Period and (B) in the calculation of Consolidated EBITDA, (x) any amount of any profit or income of Holdings or any Subsidiary thereof that is attributable to minority interests (that is, any interest of any person who is not a member of the Group in any Subsidiary of Holdings) shall be excluded and (y) any amount of profit or income of any investment or entity (including joint ventures), which investment or entity is not a member of the Group but in which a member of the Group has any equity or ownership interest, shall be excluded (except to the extent that the amount of such profit or income has been received, free from all applicable withholdings and deductions, in cash by a member of the Group through distribution by such investment or entity in such Measurement Period).

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) Attributable Indebtedness, (e) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, other acceptance credits, bank guaranties, surety bonds and similar instruments, in each case, supporting outstanding Indebtedness, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Holdings or any Subsidiary thereof, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdings or a Subsidiary thereof is a general partner or joint venturer (to the extent that Holdings or a Subsidiary has any actual or contingent liability in respect of such Indebtedness) unless such Indebtedness is expressly made non-recourse to Holdings and its Subsidiaries; provided, that Indebtedness under a facility permitted pursuant to Section 7.02(j) supported by a Letter of Credit to the extent that the amount of such facility does not exceed the available amount of such Letter of Credit shall not constitute Consolidated Funded Indebtedness.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, debt discount, financing fees, letter of credit fees and capitalized interest (including, without limitation, in connection with the deferred purchase price of assets), in each case, to the extent treated as interest in accordance with GAAP, (b) the portion of rent or similar expense under Capitalized Leases and Synthetic Lease Obligations that is treated as interest in accordance with GAAP and (c) net payments made (or less net payments received) in respect of Swap Contracts permitted under this Agreement designed to hedge or protect against interest rate fluctuations, in each case, of or by Holdings and its Subsidiaries (on a consolidated basis) for such Measurement Period.

“Consolidated Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges in respect of such Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less cash and Cash Equivalents held and beneficially owned by Holdings and its Subsidiaries (on a consolidated basis) as of such date (which cash and Cash Equivalents are free from Liens and encumbrances (other than Liens and encumbrances under the Loan Documents) and are freely available to be applied towards the discharge of Consolidated Funded Indebtedness, provided that to the extent that if cash or Cash Equivalents of Holdings or its Subsidiaries are escrowed or pledged to secure any portion of such Consolidated Funded Indebtedness, the amount of such cash or Cash Equivalents may be applied to reduce such portion of Consolidated Funded Indebtedness pursuant to the calculations under this clause (a) but not to reduce any other portion of Consolidated Funded Indebtedness) to (b) Consolidated EBITDA for the most recent Measurement Period ending on or prior to such date of determination.

“Consolidated Net Income” means, for any Measurement Period, the net income of Holdings and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) on a consolidated basis for such Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cut-off Date” has the meaning given to it in Section 11.06(b).

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, partial or total cessation of business, bankruptcy, assignment for the benefit of creditors, suspension of payments, moratorium, winding-up, dissolution, administration, rearrangement, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme or arrangement or otherwise) or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Eurodollar Rate (for the applicable Interest Period relating to such Obligations) plus (ii) the Applicable Margin plus (iii) 2.00% per annum; provided, however, that, with respect to a Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.00% per annum; and provided further that, with respect to any amount of the Obligations that is not paid when due, the Eurodollar Rate shall be determined by the Administrative Agent as though that unpaid amount were a Loan made on the due date with Interest Period(s) determined pursuant to clause (d) of the definition of “Interest Period” and (b) when used with respect to Letter of Credit Fees, a rate equal to 3.00% per annum.

“Defaulting Lender” means, subject to Section 3.07(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and any Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its Participation in

Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified any Borrower, the Administrative Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent or such Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or such Borrower), or (d) has (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.07(b)) upon delivery of written notice of such determination to any Borrower, the L/C Issuer, each Swing Line Lender and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia other than (a) any such Subsidiary that is a Subsidiary of a CFC or (b) any Relevant Disregarded Entity.

“EBITDA” means, for any period, for any Person, the sum, determined on a consolidated basis if such Person has any Subsidiary or Subsidiaries, of (a) net income (or net loss) plus (b) interest expense plus, (c) income tax expense plus (d) depreciation expense plus (e) amortization expense, with each such component determined in accordance with GAAP or such accounting standard as the Administrative Agent may reasonably accept, for such period.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any Person that is a bank or financial institution, or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, provided that in the case of this clause (d), such Person is (i) (in the case of any assignment of a Revolving Commitment) approved by the L/C Issuer and the Swing Line Lender and (ii) (in the case of any assignment prior to the Initial Utilization Date) either a Person set forth in the Pre-approved List or is approved the Borrowers (each such approval not to be unreasonably withheld or delayed); provided further that notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings, any Borrower or any of Holdings’ Subsidiaries, any Equity Investor Related Party or any Defaulting Lender (so long as it remains a Defaulting Lender) or any Person that is actually known by the applicable assignor or the Administrative Agent (at the time of applicable assignment to such Person) to be an Affiliate or a Subsidiary of a Defaulting Lender.

“Eligible Subsidiary” has the meaning specified in Section 6.12(a)(i)(B).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings, any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, including any capital stock or interests issuable upon the occurrence or existence of any event or condition.

“Equity Investor Related Party” means (a) the Equity Investors (including their affiliated funds), (b) any fund or other entity that is administered, advised or managed by any Equity Investor or its affiliated funds or by any Person that administers, advises or manages any Equity Investor or its affiliated funds and (c) any Person that administers, advises or manages any Equity Investor or any of its affiliated funds and such Person.

“Equity Investors” means (a) Wells Fargo and Company and its respective Affiliates and (b) General Atlantic Partners, LLC and Oak Hill Capital Management, Inc. and their respective affiliated funds.

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended, and all rules and regulations promulgated and all rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; or (g) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code; or (h) a determination that a Multiemployer Plan is, or is expect to be, in “endangered” or “critical” status, within the meaning of Section 305 of ERISA.

“Eurodollar Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum (rounded upward to the nearest whole multiple of 1/10,000 of 1% per annum) determined by the Administrative Agent on the basis of the arithmetic average of the applicable rates (for the offering of deposits in Dollars for a duration comparable to such Interest Period) furnished to and received by the Administrative Agent from the Reference Banks two London Business Days before the first day of such Interest Period, subject to the provisions of Section 3.03.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means each of Genpact Infrastructure (Jaipur) Pvt. Ltd., Genpact Infrastructure (Bhubaneshwar) Pvt. Ltd. and Genpact India Business Processing Pvt. Ltd., in each case as long as it is not and does not become a Material Subsidiary of Holdings and does not directly or indirectly hold or acquire any Material Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower or Holdings hereunder (each such Person, a “Recipient”), (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by any jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located (or, in the case of any Lender, in which its applicable Lending Office is located), (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in respect of any Lender other than a Foreign Lender, any United States backup withholding Taxes resulting from a Law in effect on the date such Lender becomes a party to this Agreement or designates a new Lending Office and (d) any Taxes imposed as a result of FATCA and (e) any Taxes attributable to such Lender’s failure to comply with the requirements described in Section 3.01(e).

“Existing Credit Agreement” means the amended and restated credit agreement dated as of June 30, 2006 between, among others, Genpact International as borrower, Bank of America, N.A. (formerly known as Banc of America Securities Asia Limited), ABN AMRO Bank N.V., Citigroup Global Markets Singapore Pte. Ltd. and General Electric Capital Corporation as joint mandated lead arrangers and Bank of America, N.A. (formerly known as Banc of America Securities Asia Limited) as administrative agent and collateral agent.

“Existing Letters of Credit” means the letters of credit issued by Bank of America, N.A. set forth in Schedule 1.01(a).

“Facility” means the Term Facility, any Incremental Term Facility, the Revolving Credit Facility, the Swing Line or the Letter of Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code (as of the date of this Agreement), any amended or successor provisions to the extent substantially comparable thereto and any regulations issued thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for rates on such transactions for such day received by the Administrative Agent from three federal fund brokers of recognized standing selected by it.

“Fee Letters” means (a) the letter agreement dated April 4, 2011, among (among others) GII and the Mandated Lead Arrangers (as amended on May 3, 2011) and (b) the letter agreement dated May 3, 2011 among the Borrowers, the Administrative Agent and the Collateral Agent.

“Finance Party” means any of the Administrative Agent, the Collateral Agent, any Lender (including the Swing Line Lender) and the L/C Issuer.

“Foreign Benefit Arrangement” has the meaning specified in Section 5.11(d).

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” has the meaning specified in Section 5.11(d).

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, (subject to Section 1.03) consistently applied.

“GE” means General Electric Company, a New York corporation.

“GECIM” means GE Capital International (Mauritius), a Mauritius corporation.

“Genpact India” means Genpact India, a private company with unlimited liability incorporated under the India Companies Act, 1956.

“Genpact India Financial Statements” means the consolidated balance sheet and income statement of Genpact India for the fiscal year ended March 31, 2010 prepared by management of Genpact India in accordance with Indian statutory accounting requirements.

“Genpact Sub-Contracts” means, collectively, the contracts entered into from time to time in the ordinary course between GII, on the one hand, and any Subsidiary of Holdings, on the other hand, relating to the provision of services under and as defined in any master services agreements or statements of work thereunder entered into by the GII with third parties.

“Governmental Authority” means the government of the United States or any other nation or jurisdiction, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Group” means Holdings and its Subsidiaries from time to time.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay or perform such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) (including any loss in the event of invalidity, unenforceability or ineffectiveness of such Indebtedness or other obligation), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness or other obligation to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (or an amount that would be the stated or determinable amount of the related primary obligation had such primary obligation been valid, enforceable and effective), or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming the guaranteeing Person is required to perform under such Guarantee) as determined by the guaranteeing Person in good faith; provided, however, that if a Guarantee shall contain an express limitation on the maximum amount recoverable under such Guarantee, the amount of such Guarantee for the purposes hereof shall not exceed such maximum amount pursuant to such express limitation. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, Holdings, the Borrowers, the Subsidiaries of Holdings listed on Schedule 6.12 and each other Person that has executed a guaranty or guaranty supplement in accordance with Section 6.12.

“Guaranty” means the guaranty made by Holdings and each Borrower under Article X.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person (in its capacity as a party to a Secured Hedge Agreement) provided that (a) such Person is a Lender or an Affiliate of a Lender at the time when such Person becomes party to such Secured Hedge Agreement (including upon obtaining any assignment or transfer of any rights or obligations thereunder) and (b) such Person shall have delivered to the Administrative Agent and the Collateral Agent a Secured Party Notice duly executed by (i) such Person and (ii) (in the case where such Person is the initial counterparty under such Secured Hedge Agreement) a Borrower or (in the case where such Person is an assignee of any Hedge Bank under such Secured Hedge Agreement) such assigning Hedge Bank.

“Holdings” has the meaning specified in the Preliminary Statements to this Agreement.

“Illegality Notice” has the meaning specified in Section 3.02.

“Increase Date” has the meaning specified in Section 2.14(a).

“Increasing Lender” has the meaning specified in Section 2.14(b).

“Incremental Assumption Agreement” has the meaning specified in Section 2.14(d)(ii).

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Facility” has the meaning specified in Section 2.14(a).

“Incremental Facility Lender” has the meaning specified in Section 2.14(c).

“Incremental Term Borrowing” means a borrowing consisting of simultaneous Incremental Term Loans having the same Interest Period made under an Incremental Term Facility by the Lenders participating in such Incremental Term Facility pursuant to Section 2.14.

“Incremental Term Commitment” means Incremental Commitment in respect of any Incremental Term Facility.

“Incremental Term Facility” has the meaning specified in Section 2.14(a).

“Incremental Term Loan” means any loan made by any Lender under any Incremental Term Facility.

“Incremental Term Note” means, with respect to any Incremental Term Facility, a promissory note made by the Term Borrower in favor of an Incremental Facility Lender evidencing any Incremental Term Loan (under such Incremental Term Facility) made by such Lender, in substantially the form of Exhibit C-3.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, other acceptance credits, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e) indebtedness of any type referred to in this definition of “Indebtedness” (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including any such indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capitalized Lease obligations and Synthetic Lease Obligations of such Person;

(g) all obligations (whether contingent or otherwise) of such Person with respect to any Equity Interest which, either by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable or required to be purchased, retired or defeased (whether pursuant to a sinking fund obligations or otherwise), (ii) requires the payment of any liquidated damages or all or portion of the liquidation value thereof, (iii) is redeemable at the option of the holder thereof, in whole or in part, (iv) requires the scheduled payments of dividends in cash or (v) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests of the type contemplated in clauses (i) through (iv) above, in each case, prior to the date that is one year after the latest Maturity Date of the Facilities; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company where the obligations and liabilities of such corporation or limited liability company are without recourse to such Person) in which such Person is a general partner or a joint venturer (to the extent that such Person has any actual or contingent liability in respect of such Indebtedness), unless such Indebtedness is expressly made non recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Indian/PRC Holdco” means any Subsidiary of Holdings that is organized outside India and the PRC and that directly holds or owns any Equity Interest in any Subsidiary of Holdings that is organized under the laws of India or the PRC (other than any Excluded Subsidiary), including Genpact India Investments, Genpact India Holdings and Genpact China Investments.

“Indian/PRC Subsidiary” means, in relation to any Indian/PRC Holdco, (a) any Subsidiary that is (i) organized under the laws of India or the PRC and (ii) a direct Subsidiary of such Indian/PRC Holdco, and/or (b) any Subsidiary that is (i) organized under the laws of India or the PRC and (ii) a Subsidiary of a Subsidiary referred to in clause (a) (provided that such Subsidiary referred to in this clause (b) is directly held by, or indirectly through (and only through) one or more Subsidiaries organized under the laws of India or the PRC (as the case may be) of, such Subsidiary referred to in clause (a)).

“Information Memorandum” means the information memorandum dated April 20, 2011 and distributed by any of the Mandated Lead Arrangers to other institutions in connection with syndication of the Facilities (or any part thereof).

“Initial Utilization Date” means the first date on which any Credit Extension is made under this Agreement.

“Intercompany Subordination Agreement” means the intercompany indebtedness subordination agreement dated as of May 3, 2011 among (among others) Holdings, each Borrower and each other Transaction Obligor from time to time party thereto.

“Interest Payment Dates” means as to any Loan, (a) the last day of each Interest Period applicable to such Loan (or, in the case of a Swing Line Loan, the due date for repayment of such Swing Line Loan pursuant to Section 2.07(c)) and (b) the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Loan, each period commencing on the date such Loan is disbursed or continued and ending (other than in the case of Swing Line Loans) on the date one, two, three or six months thereafter (or, in the case of Swing Line Loans, ending one week or such other period as the Swing Line Lender may agree thereafter), as selected by the applicable Borrower (borrowing or that has borrowed such Loan) in the applicable Committed Loan Notice or (except with respect to Swing Line Loans) such other period that is twelve months or less requested by such Borrower and consented to by all Appropriate Lenders with respect to such Loan; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period comprised of a whole number of months that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) (i) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made and (ii) the Term Borrower shall ensure that, in respect of each Term Repayment Date, there shall be Term Loans comprised within one or more Term Borrowings (the aggregate outstanding principal amount of such Term Loans being at least equal to the aggregate amount payable under Section 2.07(a) on such Term Repayment Date) with an Interest Period ending on such Term Repayment Date, and for such purposes only the Term Borrower may select an Interest Period for Term Loans of less than one, two, three or six months (as applicable) with the last day thereof falling on such Term Repayment Date;

(d) (i) the first Interest Period for any Loan comprised within any Borrowing made on the Closing Date shall be two weeks, (ii) each Interest Period for any Loan commencing at any time prior to the Cut-off Date shall be one week (provided that if the first day of such Interest Period falls during the Interest Period for any other Loan, then such first-mentioned Interest Period shall end on the last day of the Interest Period for such other Loan) and (iii) each Interest Period for any amount of the Obligations that is not paid when due shall be one week or any shorter period selected by the Administrative Agent; and

(e) at any time, the same Interest Period must apply to all Loans comprised within the same Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, including (a) any purchase or other acquisition of Equity Interests of or in another Person, (b) a loan, advance or capital contribution to, the giving of any Guarantee for, or any assumption of, debt of, or any purchase or other acquisition of any other debt of or interest in, another Person, or (c) any purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such other Person. For the purposes of Article VII, the amount of any Investment shall be the amount of consideration for such Investment (being, in the case of a Guarantee, the amount of such Guarantee determined in accordance with the definition thereof), without adjustment for subsequent increases or decreases in the value of such Investment, but less any amount paid, repaid, returned, distributed or otherwise received (in each case in cash) by such Person in respect of such Investment after the making of such Investment by such Person (provided that, the amount of such Investment shall not be reduced below zero at any time).

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and each other document, agreement and instrument entered into by the L/C Issuer and the Revolving Borrower or in favor the L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its Participation in any L/C Borrowing in accordance with Sections 2.03(c) and/or (d)(ii).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, or extension of the expiry date thereof or the increase of the amount thereof.

“L/C Issuer” means Bank of America, N.A. in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all outstanding L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any similar provision), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context otherwise requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify a Borrower and the Administrative Agent.

“Letter of Credit” means any (i) standby letter of credit (or any other letter of credit of a type reasonably satisfactory to the L/C Issuer) issued hereunder or (ii) (subject to and in accordance with Section 2.03(l)) any Existing Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Facility” means the letter of credit facility made or to be made available pursuant to Section 2.03. The Letter of Credit Facility is part of, and not in addition to, the Revolving Credit Facility.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Revolving Credit Facility Amount. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility Amount.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, an Incremental Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Subsidiary Guarantee, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document and (g) each other document designated as a “Loan Document” in writing by a Borrower and the Administrative Agent.

“London Business Day” means any day (other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, England) on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Mandated Lead Arrangers” means, collectively, Bank of America, N.A., Citigroup Global Markets Asia Limited, JPMorgan Chase Bank, N.A., Hong Kong Branch and UBS AG Hong Kong Branch in their capacities as mandated lead arrangers for the Facilities (other than the Incremental Term Facilities).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the properties, business, condition (financial or otherwise) or results of operations of the Group taken as a whole; (b) a material impairment of the rights and remedies of any Finance Party under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, at any time, any Subsidiary the revenues of which for the twelve-month period ending on the last day of the latest elapsed fiscal quarter of Holdings shall be equal to or greater than $20,000,000.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the earlier of (i) the Term Maturity Date and (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.06 or 8.02, (b) with respect to the Term Facility, the Term Maturity Date and (c) with respect to an Incremental Term Facility, the maturity date for such Incremental Term Facility, provided that such date complies with the requirements under Section 2.14(a).

“Mauritius Pledge Agreements” means (i) that certain Share Pledge Agreement dated as of May 3, 2011 among Genpact India Holdings as pledgor, Genpact India Investments as company and the Collateral Agent as pledgee for the benefit of the Secured Parties, (ii) that certain Share Pledge Agreement dated as of May 3, 2011 among GII as pledgor, Symphony Marketing Solutions, Mauritius as company and the Collateral Agent as pledgee for the benefit of the Secured Parties, (iii) that certain Share Pledge Agreement dated as of May 3, 2011 among Genpact Mauritius as pledgor, Genpact India Holdings as company and the Collateral Agent as pledgee for the benefit of the Secured Parties and (iv) that certain Share Pledge Agreement dated as of May 3, 2011 among Genpact Mauritius as pledgor, Genpact China Investments as company and the Collateral Agent as pledgee for the benefit of the Secured Parties, all of which agreements are governed by the laws of Mauritius.

“Maximum Disregarded Entity Pledge Percentage” means, with respect to any Relevant Disregarded Entity, (a) if such Relevant Disregarded Entity owns 100% of the outstanding voting Equity Interests in any CFC, 65%, otherwise, (b) a fraction, expressed as a percentage, the numerator of which is 65% and the denominator of which is the percentage interest of the outstanding voting Equity Interests of a CFC owned by such Relevant Disregarded Entity. If the Relevant Disregarded Entity owns voting Equity Interests in more than one CFC, then the Maximum Disregarded Entity Pledge Percentage for such Relevant Disregarded Entity shall be calculated with reference to the CFC in which such Relevant Disregarded Entity owns the largest percentage of outstanding voting Equity Interests.

“Measurement Period” means a period of four consecutive fiscal quarters of Holdings.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, other than a Foreign Benefit Arrangement or Foreign Plan, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any proceeds of casualty insurance, condemnation awards, indemnity payments or similar proceeds received by or paid to the account or order of any Loan Party or any of its Subsidiaries (such Disposition or such receipt or payment of such proceeds, awards, payments or similar proceeds being a “Disposition Transaction”), the excess, if any, of (i) the sum of cash and cash equivalents (including Cash Equivalents) received by or paid to the account or order of any Loan Party or any of its Subsidiaries in connection with such Disposition Transaction (including any cash or cash equivalents (including Cash Equivalents) received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and including any consideration in respect of such Disposition Transaction which is not in the form of cash or cash equivalents (including Cash Equivalents) but only when such consideration is converted or liquidated into cash or cash equivalents (including Cash Equivalents)) and any purchase price adjustments over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset (the subject of such Disposition Transaction) and that is required to be repaid in connection with such Disposition Transaction (other than Indebtedness under the Loan Documents), (B) the out of pocket expenses incurred by such Loan Party or such Subsidiary in connection with such Disposition Transaction (other than expenses incurred in favor of members of the Group), (C) income taxes reasonably estimated to be actually payable within two years of the date of such Disposition Transaction as a result of any gain recognized in connection therewith, provided that after such two year period, such estimated amount of such income taxes (to the extent that such income taxes have not actually been incurred) shall also constitute Net Cash Proceeds in respect of such Disposition Transaction, and (D) any reserves with respect to liabilities (of any Loan Party or any Subsidiary thereof in favor of Persons other than any member of the Group) reasonably expected to arise within six months after the date of such Disposition Transaction for indemnity payments or purchase price adjustments (other than working capital and similar adjustments unless required to be held in escrow) payable under the applicable documents governing such Disposition Transaction, provided that after such six-month period, such reserves, to the extent not so applied towards the discharge of such liabilities, shall also constitute Net Cash Proceeds in respect of such Disposition Transaction.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.

“Note” means a Term Note, a Revolving Credit Note or an Incremental Term Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Parties (or any of them) arising under the Loan Documents (or any of them) or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or other constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, fixed or variable registration duties, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Incremental Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Incremental Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Revolving Credit Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participation” means, in relation to any Letter of Credit (or any L/C Obligations or the Outstanding Amount of any L/C Obligations) or any Swing Line Loan (or the Outstanding Amount of any Swing Line Loan), any participation (whether risk or funded) therein.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Benefit Arrangement or a Foreign Plan, established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“PRC” means The People’s Republic of China (excluding, for the purposes hereof, Hong Kong, Macau and Taiwan).

“Pre-approved List” means a list of institutions agreed in writing between GII and the Mandated Lead Arrangers and set forth in Appendix 3 to the Commitment Letter.

“Projections” means all financial projections concerning Holdings and its Subsidiaries (or any of them).

“Reference Banks” means the principal London offices of (a) Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, N.A. and UBS AG and/or (b) such other banks as may be specified by the Administrative Agent in consultation with the Borrowers.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and/or any of such Person’s Affiliates.

“Relevant Disregarded Entity” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia that is treated as a disregarded entity for United States federal income tax purposes and that owns, directly or through another disregarded entity, more than 65% of the outstanding voting Equity Interests in any CFC.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing of Term Loans, Incremental Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lender(s) (excluding the Swing Line Lender in its capacity as such but including the Swing Line Lender in its capacity as any other Lender) holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s Participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unutilized Revolving Credit Commitments; provided that (i) the unutilized Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender (for so long as it remains a Defaulting Lender) shall be excluded (and deemed to be zero) for purposes of making a determination of Required Lenders and (ii) if such sum of the Total Outstandings and the aggregate unutilized Revolving Credit Commitments has been reduced to zero, the Required Lenders shall be Lender(s) holding more than 50% of such sum immediately prior to the reduction of such sum to zero.

“Required Incremental Term Lenders” means, in respect of any Incremental Term Facility as of any date of determination, Incremental Facility Lender(s) holding more than 50% of the sum of the Incremental Term Loans under such Incremental Term Facility outstanding on such date, provided that (i) any such Incremental Term Loans held or deemed held by any Defaulting Lender shall be excluded (and deemed to be zero) for purposes of making a determination of such Required Incremental Term Lenders and (ii) if such sum of the Incremental Term Loans under such Incremental Term Facility outstanding has been reduced to zero, the Required Incremental Term Lenders in respect of such Incremental Term Facility shall be Incremental Facility Lender(s) holding more than 50% of such sum immediately prior to the reduction of such sum to zero.

“Required Revolving Lenders” means, as of any date of determination, Lender(s) (excluding the Swing Line Lender in its capacity as such but including the Swing Line Lender in its capacity as any other Revolving Credit Lender) holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s Participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unutilized Revolving Credit Commitments; provided that (i) the unutilized Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded (and deemed to be zero) for purposes of making a determination of Required Revolving Lenders and (ii) if such sum of the Total Revolving Credit Outstandings and the aggregate unutilized Revolving Credit Commitments has been reduced to zero, Lender(s) (excluding the Swing Line Lender in its capacity as such but including the Swing Line Lender in its capacity as any other Revolving Credit Lender) holding more than 50% of such sum immediately prior to the reduction of such sum to zero.

“Required Term Lenders” means, as of any date of determination, Lender(s) holding more than 50% of the sum of the aggregate principal amount of the Term Loans outstanding on such date (or, prior to the making of the Term Loans, holding more than 50% of the sum of the aggregate unutilized Term Commitments), provided that (i) any such Term Loans held or deemed held by any Defaulting Lender shall be excluded (and deemed to be zero) for purposes of making a determination of such Required Term Lenders and (ii) if such sum of the Term Loans outstanding (or, prior to the making of the Term Loans, the aggregate unutilized Term Commitments) has been reduced to zero, the Required Term Lenders shall be Lender(s) holding more than 50% of such sum immediately prior to the reduction of such sum to zero.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice-president, treasurer or assistant treasurer of a Loan Party or, with respect to any Foreign Subsidiary, an equivalent position, including directors. Each Finance Party may conclusively presume that any document delivered under any Loan Document that is signed by a Responsible Officer of a Loan Party to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and that such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to (or to the order of) any Person’s shareholders, partners, members or holders of Equity Interests (or the equivalent of any thereof), or (iii) any option, warrant or other right to acquire or receive any such dividend or other distribution or payment.

“Revolving Credit Borrower” means the Merger Sub (or, with effect from the merger of the Merger Sub with the Target upon the consummation of the Acquisition, the Target).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans having the same Interest Period made by the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Revolving Credit Borrower pursuant to Section 2.01(b), (b) purchase Participations in L/C Obligations and (c) purchase Participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” and/or any such Revolving Credit Commitment assigned to such Lender pursuant to any Assignment and Assumption and Section 11.06(b), as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means the revolving credit facility made available or to be made available hereunder, including the revolving loan facility made available or to be made available pursuant to Section 2.01(b), the Swing Line and the Letter of Credit Facility.

“Revolving Credit Facility Amount” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time (equal to $260,000,000 on the Signing Date).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds any Revolving Credit Loan or has any Participation in any L/C Obligations or Swing Line Loan at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Revolving Credit Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender or in which such Revolving Credit Lender participates, in substantially the form of Exhibit C-2.

“Revolving Facility Increase” has the meaning specified in Section 2.14(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereto.

“Sarbanes Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Articles VI and VII that is entered into by and between a Borrower and any Hedge Bank, provided that (a) in the case of interest rate Swap Contracts, the aggregate notional amount of any and all such Swap Contracts does not at any time exceed the sum of (i) the outstanding principal amount of the Term Loan and (ii) the Revolving Credit Facility Amount at such time and (b) a Secured Party Notice shall have been executed by a Borrower and the initial counterparty to such Swap Contract and delivered to the Administrative Agent in respect of such Swap Contract.

“Secured Obligations” means the prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities (and anything that would have constituted existing and/or future indebtedness and/or liabilities but for any invalidity, unenforceability or ineffectiveness thereof) of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of each Transaction Obligor to the Secured Parties (or any of them), arising hereunder and under the other Transaction Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties (or any of them) in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Holdings, any Borrower or any of the other Transaction Obligors under Debtor Relief Laws, and including interest that accrues after the commencement by or against any Borrower or any other Transaction Obligor of any proceeding under any Debtor Relief Laws.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders (including the Swing Line Lender), the L/C Issuer and the Hedge Banks, each co agent or sub-agent appointed by any Agent from time to time pursuant to Section 9.05.

“Secured Party Notice” means a notice substantially in the form of Exhibit F.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes Oxley and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Security Agreement” means that certain Security Agreement dated as of May 3, 2011 among (among others) Holdings, each Borrower and each other Loan Party party thereto and the Collateral Agent for the benefit of the Secured Parties, which agreement is governed by the laws of the State of New York.

“Signing Date” means the date of this Agreement, being May 3, 2011.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) with respect to any Person organized under the laws of Luxembourg, the credit position of such Person would not result in an Event of Default under Section 8.01(g)(iv). The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” has the meaning specified in Section 4.01(a).

“Specified Event of Default” means any Event of Default under (a) any of Sections 8.01(e), (f), (g), (j) or (l), or (b) Section 8.01(b) (insofar as it relates to any of Section 7.01, 7.02, 7.03, 7.04, 7.05, 7.06 or 7.19) or (c) Section 8.01(d) (insofar as it relates to any of the Specified Representations).

“Specified Representations” means the representations and warranties set forth in Sections 5.01(a) (excluding for such purposes Sections 5.01(a)(ii)(A), (iii) and (iv)), 5.02(a) (excluding for such purposes Section 5.02(a)(ii)(A)), 5.03(a) (insofar as any approval, consent, exemption, authorization, action, notice or filing referred to therein is material), 5.04, 5.13, 5.14 (insofar as it relates to information concerning any member of the Group that is material to the interests of the Finance Parties), 5.17 (insofar as it relates to Solvency for Holdings or any Borrower, in each case, on a consolidated basis), 5.20 and 5.21(a) and (b).

“Standalone EBITDA” means, for any Subsidiary and any Measurement Period, without duplication, the portion of Consolidated EBITDA for such Measurement Period that is attributable to such Subsidiary on a standalone basis (excluding any portion of such Consolidated EBITDA that is attributable to any Subsidiary of such first-mentioned Subsidiary).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, that a corporation, partnership, joint venture, limited liability company or other business entity shall not be a “Subsidiary” of a Person solely as a result of such Person’s performing all or substantially all of the business or operations (in each case without control of management) of such corporation, partnership, joint venture, limited liability company or other business entity, and sharing in any costs, revenues and profits thereof, pursuant to any contractual or similar arrangement. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings, including GII and Merger Sub.

“Subsidiary Guarantee” means the Guaranty Agreement dated as of the date hereof made by, among others, the Guarantors party thereto in favor of the Collateral Agent, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Subsidiary Report” has the meaning specified in Section 6.02(e).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any similar master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04. The Swing Line is part of, and not in addition to, the Revolving Credit Facility.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, N.A. in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Revolving Credit Facility Amount. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility Amount.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) any so-called synthetic, off balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning specified in the preamble hereto.

“Target Confirmation” means that certain confirmation agreement, to be dated as of the Closing Date, whereby the Target confirms to each Finance Party that it is assuming all of the obligations and liabilities of Merger Sub under each Transaction Document to which it is a party as though it were an original signatory thereto, which confirmation shall be in form and substance satisfactory to the Administrative Agent.

“Target Group” means Target and its Subsidiaries from time to time.

“Tax Matters Agreement” means the Tax Matters Agreement dated December 30, 2004 among GECIM, Garuda Investment Co., a Cayman Islands corporation and Holdings.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrower” means GII.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans having the same Interest Period made by the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Term Borrower pursuant to Section 2.01(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” and/or any Term Commitment assigned to such Lender pursuant to any Assignment and Assumption and Section 11.06(b), as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means the term loan facility made available or to be made available pursuant to Section 2.01(a).

“Term Facility Amount” means, at any time, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time (or, prior to the making available of the Term Borrowing, the aggregate principal amount of the Term Commitments of all Term Lenders, being equal to $120,000,000 on the Signing Date).

“Term Lender” means, at any time, any Lender that has a Term Commitment or that holds any Term Loan at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Maturity Date” means the date falling 48 months after the Initial Utilization Date, provided that if such date would otherwise fall on a day that is not a Business Day, the Term Maturity Date shall instead fall on the next succeeding Business Day unless such succeeding Business Day falls in another calendar month, in which case the Term Maturity Date shall end on the immediately preceding Business Day.

“Term Note” means a promissory note made by the Term Borrower in favor of a Term Lender evidencing the Term Loan made by such Term Lender, in substantially the form of Exhibit C 1.

“Term Repayment Dates” means the dates falling 6, 12, 18, 24, 30, 36, 42 and 48 months after the Initial Utilization Date respectively (each a “Term Repayment Date”), provided that any Term Repayment Date that would otherwise fall on a day that is not a Business Day shall instead fall on the next succeeding Business Day unless such succeeding Business Day falls in another calendar month, in which case such Term Repayment Date shall end on the immediately preceding Business Day.

“Threshold Amount” means $25,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Transaction” means the execution and delivery of, and funding and/or Credit Extensions under, this Agreement.

“Transaction Documents” means the Loan Documents and the Secured Hedge Agreements.

“Transaction Obligors” means the Loan Parties and any other party granting any Lien pursuant to any Collateral Document (each a “Transaction Obligor”).

“Transaction Parties” means the Transaction Obligors and any other party granting any subordination pursuant to any Collateral Document (each a “Transaction Party”).

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the States of the United States of America.

“US Pledge Agreement” means that certain Pledge Agreement dated as of May 3, 2011 among (among others), Holdings, each Borrower and each other member of the Group from time to time party thereto and the Collateral Agent for the benefit of the Secured Parties, which agreement is governed by the laws of the State of New York.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will”

shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document (excluding any Issuer Document)), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (and without prejudice to the foregoing, with effect from the merger between Merger Sub and the Target, all references in this Agreement and each other Loan Document to the Merger Sub shall be construed as references to the surviving or resulting entity of such merger), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders, Holdings and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP and the application thereof prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other appropriate component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Hong Kong time (daylight or standard, as applicable).

1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07. Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days (in the jurisdiction to which the Administrative Agent refers to confirm such rate) prior to the date of such determination; provided that if the Administrative Agent does not have as of the applicable date of determination such a spot rate, the “Spot Rate” for a currency shall mean a prevailing market rate for purchasing such currency with another currency as the Administrative Agent shall determine (acting reasonably).

(b) Notwithstanding the foregoing provisions of this Section 1.07, for purposes of determining compliance with Article VII (except for Section 7.11) with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred, solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the provisions of Section 1.07(a) shall otherwise apply to Article VII, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under Article VII (where, for the avoidance of doubt, the amount of any existing Indebtedness or Investment shall be determined in accordance with Section 1.07(a) as at the time of such incurrence).

1.08. Pro Forma Compliance. Where any ratio or requirement under Section 7.11 with respect to any time or any Measurement Period is to be tested on a pro forma basis (including for the purposes of any Section hereof that refers to such pro form testing of any ratio or requirement under Section 7.11) in relation to any transaction (including any acquisition and any incurrence or assumption of Indebtedness), such ratio or requirement shall be tested (a) as if such transaction had been consummated as at such time or (as the case may be) as at the commencement of such Measurement Period and any Indebtedness and/or liabilities assumed or incurred in connection therewith had been incurred as at such time or (as the case may be) as at the commencement of and remained outstanding throughout such Measurement Period, and (b) (in the case of any assumption or incurrence of any Indebtedness) after giving pro forma effect to the use of proceeds of such Indebtedness but without giving effect to any increase in cash or Cash Equivalents as a result of such assumption or incurrence, provided that if such pro forma effect of use of proceeds of such Indebtedness includes the repayment or reduction of any Indebtedness, the Borrowers shall promptly after the incurrence or assumption of such Indebtedness by any member of the Group provide reasonable evidence to the Administrative Agent that such repayment or reduction has occurred.

1.09. Joint and Several Obligations. The obligations and liabilities of each Borrower under this Agreement shall be joint and several, irrespective of whether such obligations or liabilities are expressed to be assumed by one or both of the Borrowers.

1.10. Assignment of Loans. For the avoidance of doubt, upon any assignment by any Lender of any Term Loan, Revolving Credit Loan or Incremental Term Loan (under any Incremental Term Facility) held or made by it or any part thereof to another Person in accordance with this Agreement, such Term Loan (or such part thereof), such Revolving Credit Loan (or such part thereof) or such Incremental Term Loan (or such part thereof) so assigned to such Person shall constitute a Term Loan, a Revolving Credit Loan or (as the case may be) an Incremental Term Loan (under such Incremental Term Facility) made by such Person to the applicable Borrower.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. The Loans. (a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make loans (each such loan, a “Term Loan”) to the Term Borrower on any Business Day during the Availability Period for the Term Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Term

Commitment; provided, however, that (i) such Business Day must be the Closing Date and (ii) no Term Loans may be advanced on any day other than the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be re-borrowed.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Revolving Credit Borrower from time to time, on any Business Day during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that (i) no Revolving Credit Loan shall be made unless the Term Borrowing has been made available or is made available on the same day as such Revolving Credit Loan and (ii) after giving effect to any Revolving Credit Borrowing, (A) the Total Revolving Credit Outstandings at such time shall not exceed the Revolving Credit Facility Amount at such time, and (B) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s aggregate Participation in the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s aggregate Participation in the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Revolving Credit Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and re-borrow under this Section 2.01(b).

2.02. Borrowings and Continuations of Loans. (a) Each Borrowing (other than a Swing Line Borrowing) and each continuation of Loans (other than Swing Line Loans) shall be made upon the irrevocable notice by the applicable Borrower (that is borrowing or has borrowed such Borrowing or Loans) to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days (or, in the case of the making of any Borrowing on the Initial Utilization Date, such shorter period as the Administrative Agent may agree) prior to the requested date of any Borrowing or continuation of Loans; provided, however, that if the applicable Borrower wishes to request any Interest Period (for the applicable Borrowing or continuation of Loans) other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. seven Business Days prior to the requested date of such Borrowing or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders (in respect of such Borrowing or Loans) of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., five Business Days before the requested date of such Borrowing or continuation of Loans, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders (in respect of such Borrowing or Loans). Each notice by the applicable Borrower pursuant to this Section 2.02(a) must be in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing or continuation of Loans under the Revolving Credit Facility shall be in a minimum principal amount of $1,000,000 and in a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice from a Borrower shall specify (i) whether such Borrower is requesting the Term Borrowing, a Revolving Credit Borrowing or an Incremental Term

Borrowing under any Incremental Term Facility (and, in the case of a Revolving Credit Borrowing, specify whether such Revolving Credit Borrowing is to be a Certain Funds Advance), or a continuation of Term Loans, Revolving Credit Loans or Incremental Term Loans under any Incremental Term Facility (for the avoidance of doubt, only the Term Borrower may request the Term Borrowing or any Incremental Term Borrowing under any Incremental Term Facility or any continuation of Term Loans or Incremental Term Loans under any Incremental Term Facility, and only the Revolving Credit Borrower may request any Revolving Credit Borrowing or any continuation of Revolving Credit Loans), (ii) the requested date of such Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or continued, and (iv) if applicable, the duration of the Interest Period with respect thereto (for the avoidance of doubt, the same Interest Period shall be selected for Loans comprised within the same Borrowing to be made or continued, except that where a Borrowing is divided in accordance with clause (e), the Borrowings into which it is divided may each have a different Interest Period). If a Borrower requests a Borrowing (other than a Swing Line Borrowing) or continuation of Loans (other than Swing Line Loans) in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month for such Borrowing or Loans.

(b) Following receipt of a Committed Loan Notice in respect of any Borrowing under any Facility (other than a Swing Line Borrowing), the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans (the subject of such Borrowing). If no timely notice of a continuation of Loans (other than Swing Line Loans) is provided by the applicable Borrower, such Loans shall automatically be continued for an Interest Period of one month (subject to the definition of “Interest Period”) with effect from the end of the current Interest Period for such Loans, and the Administrative Agent shall notify each Lender of such automatic continuation. In the case of a Borrowing under any Facility (other than the Swing Line Facility), each Appropriate Lender (in respect of such Facility) shall (subject to the applicable conditions specified in this Agreement) make the amount of its Loan (comprised within such Borrowing, in an amount equal to its Applicable Percentage under such Facility of the amount of such Borrowing) available to the Administrative Agent in immediately available funds to such other account as the Administrative Agent may from time to time specify to the applicable Borrower and each such Appropriate Lender for this purpose, not later than 11 a.m. (Hong Kong time) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received in respect of such Borrowing available to the applicable Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Revolving Credit Borrower, there are L/C Borrowings outstanding (after the application of any applicable Cash Collateral in accordance with this Agreement), then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings that remain outstanding (or, if insufficient to discharge all L/C Borrowings, payment pro rata of all L/C Borrowings), and second, shall be made available to the Revolving Credit Borrower as provided above.

(c) Except as otherwise provided herein, a Loan may be continued (and, in the case of clause (e), divided) only on the last day of an Interest Period for such Loan.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Loans upon determination of such interest rate.

(e) In a Committed Loan Notice relating to the continuation of a Borrowing of Loans under the Term Facility or the Revolving Credit Facility (other than a Swing Line Borrowing), the applicable Borrower (that has borrowed such Borrowing) may request that such Borrowing (“Applicable Borrowing”) be (subject to clause (f)), at the end of the current Interest Period relating to such Applicable Borrowing, divided into more than one Borrowing of Loans under such Facility (each a “Divided Borrowing”), each in an amount specified by such Borrower in such Committed Loan Notice, provided that the aggregate amount of such Divided Borrowings so specified shall be equal to the outstanding principal amount of such Applicable Borrowing at the end of such Interest Period. On the last day of such Interest Period, such Applicable Borrowing shall (subject to clause (f)) be divided into the Divided Borrowings so specified (and each in the amount so specified) by the applicable Borrower in such Committed Loan Notice in accordance with the foregoing, and each Loan of each Lender comprised within in such Applicable Borrowing shall be divided into Loans of such Lender under the respective Divided Borrowings ratably.

(f) After giving effect to all Term Borrowings and all continuations and divisions of Term Loans, there shall not be more than six Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Credit Borrowings and all continuations and divisions of Revolving Credit Loans, there shall not be more than ten Interest Periods in effect in respect of the Revolving Credit Facility.

2.03. Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Revolving Credit Borrower (except that it is acknowledged that the Existing Letters of Credit are issued for the account of GII), and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Revolving Credit Borrower (or, in the case of the Existing Letters of Credit, for the account of GII) and any drawings thereunder; provided that (A) no Letter of Credit may be issued (or, in the case of the Existing Letters of Credit, the Existing Letters of Credit shall not be deemed to have been issued hereunder) unless the Term Borrowing has been made available or is made available on the same day as the issuance of such Letter of Credit and (B) after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings at such time shall not exceed the Revolving Credit Facility Amount at such time, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s aggregate Participation in the Outstanding Amount of all L/C Obligations, plus such

Lender’s aggregate Participation in the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations at such time shall not exceed the Letter of Credit Sublimit. Each request by the Revolving Credit Borrower (or, in the case of any Existing Letter of Credit, GII) for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Revolving Credit Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Revolving Credit Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Revolving Credit Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; and provided that Letters of Credit (at any one time outstanding) in an aggregate amount of up to US$20,000,000 (determined in accordance with Section 1.06) may have an expiry date of up to 24 months from the date of issuance thereof; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) Notwithstanding any other provision hereof, the L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Signing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Signing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk or exposure with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, subject to the terms and conditions hereof, upon the request of the Revolving Credit Borrower (or, in the case of an amendment of any Existing Letter of Credit, GII) delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Revolving Credit Borrower (or, as applicable, GII), provided that the foregoing shall not apply to the issuance of any Existing Letter of Credit. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof and the type of Letter of Credit requested; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require, and such details so specified in such Letter of Credit Application must comply with any applicable requirements under Section 2.03(a). In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require, and such details so specified in such Letter of Credit Application must comply with any applicable requirements under Section 2.03(a). Additionally, the Revolving Credit Borrower (or, with respect to any Existing Letter of Credit, GII) shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Revolving Credit Borrower (or, as applicable, GII) and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Revolving Credit Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit from time to time (without prejudice to the provisions of Section 3.07(a)(ii)).

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Revolving Credit Borrower (or, in the case of any Existing Letter of Credit, GII) and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Revolving Credit Borrower (or, in the case of an Existing Letter of Credit, GII) and the Administrative Agent thereof. Not later than 11:00 a.m. on the date following notice by the Administrative Agent or the L/C Issuer to any Borrower of any payment by the L/C Issuer under a Letter of Credit (or, if the date of such payment has already been notified to any Borrower pursuant to any prior notification by the L/C Issuer of its receipt of any notice of drawing under such Letter of Credit, following such payment) (each such date, an “Honor Date”), the Revolving Credit Borrower (or, in the case of an Existing Letter of Credit, GII) shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, provided that (A) to the extent that Cash Collateral has been provided in respect of any L/C Obligations, the Administrative Agent shall (or shall instruct the Collateral Agent to) apply (to the extent permitted by applicable law and subject to (B) below)

such Cash Collateral towards reimbursement of the L/C Issuer against such drawing on such Honor Date and (B) to the extent that Cash Collateral has been specifically provided in respect of any Revolving Credit Lender pursuant to Sections 2.03(g)(ii), 3.02(a)(ii) or 11.13, such Cash Collateral shall only be applied towards a portion of the amount of such drawing, which portion is attributable to such Revolving Credit Lender’s Participation in the Outstanding Amount of such Letter of Credit. To the extent that a Borrower fails to so reimburse the L/C Issuer against such drawing by such time on such Honor Date (including through the application of the applicable Cash Collateral pursuant to the foregoing), the Administrative Agent shall promptly notify each Revolving Credit Lender of such Honor Date, the amount of such unreimbursed drawing (an “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Participation therein.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Participation in such Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (which shall be at least three Business Days after the date of such notice), provided that for the purposes of the foregoing calculation only, if Cash Collateral has been specifically provided in respect of any Revolving Credit Lender pursuant to Sections 2.03(g)(ii), 3.02(a)(ii) or 11.13, (A) such Unreimbursed Amount shall be determined as if such Cash Collateral (that has been specifically provided in respect of such Revolving Credit Lender) had not been applied towards reimbursement of such drawing under such Letter of Credit pursuant to Section 2.03(c)(i)(B), and (B) the funds required to be so made available by such Revolving Credit Lender to the Administrative Agent shall be its Participation in such Unreimbursed Amount (as determined in accordance with (A)) less the amount of such Cash Collateral that has been specifically provided in respect of such Revolving Credit Lender and that has actually been applied towards reimbursement of such drawing under such Letter of Credit pursuant to Section 2.03(c)(i)(B). With effect from such Honor Date, the Revolving Credit Borrower (or, in the case of an Unreimbursed Amount relating to an Existing Letter of Credit, GII) shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of such Unreimbursed Amount, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. Each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to this Section 2.03(c)(ii) shall be deemed payment in respect of its Participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03 (and hence constitute a funded participation of such Lender) in respect of the applicable Letter of Credit.

(iii) Until and unless to the extent that a Revolving Credit Lender funds its L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any Unreimbursed Amount in respect of any Letter of Credit (whereupon clause (d) shall apply), interest in respect of such Unreimbursed Amount (that is attributable to such Revolving Credit Lender’s Participation therein) shall be solely for the account of the L/C Issuer.

(iv) Each Revolving Credit Lender’s obligation to make L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit in accordance with this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(v) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Eurodollar Rate (determined as if such amount constituted an amount of Obligations due but unpaid hereunder) and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(v) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of any Unreimbursed Amount relating to such payment in accordance with Section 2.03(c), to the extent that the Administrative Agent receives for the account of the L/C Issuer any payment in respect of such Unreimbursed Amount or interest thereon (whether directly from any Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute (in the same funds as those received by the Administrative Agent) to such Revolving Credit Lender its applicable share of such payment so received by the Administrative Agent, which applicable share shall be appropriate to such Revolving Credit Lender’s funded participation in respect of such Letter of Credit (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s funded participation in such Letter of Credit was outstanding).

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer, on demand of the Administrative Agent, the applicable portion of such payment distributed to such Revolving Credit Lender in accordance with Section 2.03(d)(i), plus interest thereon from the date of such demand to the date such applicable portion of such payment is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. Each such payment by a Revolving Credit Lender shall be deemed an L/C Advance by such Revolving Credit Lender hereunder (and hence a funded participation of such Revolving Credit Lender in the applicable Letter of Credit). The Administrative Agent will make such demand upon the request of the L/C Issuer.

The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of any Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower, any other Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower, any Loan Party or any Subsidiary.

The Revolving Credit Borrower (or, in the case of an Existing Letter of Credit or any amendment thereto, GII) shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of non-compliance with the Revolving Credit Borrower’s (or, as applicable, GII’s) instructions or other irregularity, the Revolving Credit Borrower (or, as applicable, GII) will immediately notify the L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by that

Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to that Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by that Borrower which that Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit (issued for the account of that Borrower) after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of that Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) At any time that there shall exist a Defaulting Lender, the Borrowers shall, promptly and in any event within 3 Business Days after any request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), provide Cash Collateral specifically in respect of such Defaulting Lender (and its Participation in L/C Obligations) in an amount equal to such Defaulting Lender’s Participation in the Outstanding Amount of all L/C Obligations (excluding, for the avoidance of doubt, any such Participation that has been re-allocated to any Non-Defaulting Lender in accordance with Section 3.07(a)(ii)).

(iii) Sections 2.05, 3.02, 8.02(c) and 11.13 set forth certain additional requirements to deliver Cash Collateral hereunder.

(iv) For purposes of Sections 2.03, 2.05, 3.02, 8.02(c) and 11.13, “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit accounts, and balances therein from time to time (collectively “Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders), provided that in the case of the provision of Cash Collateral in respect of a specific Lender pursuant to Sections 2.03(g)(ii), 3.02(a)(ii) or 11.13, such Cash Collateral and the proceeds thereof shall only be applied towards such Lender’s Participation in any L/C Obligations (including such Lender’s obligation to make funds available pursuant to Sections 2.03(c) and/or (d)(ii)), until all of such Lender’s Participation in L/C Obligations has been discharged in full and all Letters of Credit have terminated or expired and no further Letter of Credit may be made hereunder, in which event any such remaining Cash Collateral may be applied towards other L/C Obligations. Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Collateral Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non interest bearing deposit accounts at the bank or financial institution acting as Collateral Agent or any affiliate thereof.

(v) In the case of provision of Cash Collateral pursuant to Sections 2.03(g)(i), 2.05, 3.02(b) and/or 8.02, if at any time any Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations (or in the case of Section 2.05, the amount of Cash Collateral required thereunder), the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) the aggregate Outstanding Amount of all L/C Obligations over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim (or, only in the case of Section 2.05, an amount equal to the excess of (A) the required amount of Cash Collateral under Section 2.05 over (B) the total amount of funds, if any, then held as Cash Collateral provided under Section 2.05 that the Administrative Agent determines to be free and clear of any such right and claim). Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer in accordance with Section 2.03(c)(i).

(vi) In the case of provision of Cash Collateral in respect of any specific Lender pursuant to Sections 2.03(g)(ii), 3.02(a)(ii) or 11.13, if at any time any Agent determines that any funds held as such Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent or that the total amount of such funds is less than such Lender’s Participation in the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such Lender’s Participation in the aggregate Outstanding Amount of all L/C Obligations over (y) the total amount of funds, if any, then held as Cash Collateral (which is specifically provided in respect of such Lender pursuant to Sections 2.03(g)(ii), 3.02(a)(ii) or 11.13) that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral in respect of such Revolving Credit Lender, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer in accordance with Section 2.03(c)(i).

(vii) Cash Collateral (or the appropriate portion thereof) provided in respect of any specific Lender pursuant to Sections 2.03(g)(ii), 3.02(a)(ii) or 11.13 or provided pursuant to Section 2.05(b)(v) shall no longer be required to be held as Cash Collateral following (A) (other than in the case of Section 2.05(b)(v)) the elimination of the L/C Issuer’s exposure to such specific Lender and its obligations to fund its Participation in L/C Obligations (including, in the case of a Lender that is a Defaulting Lender, by the termination of the Defaulting Lender status of such Lender) or (B) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral (sufficient to cover all L/C Obligations that are outstanding and/or may arise); provided that subject to Sections 2.03(g)(ii), 3.02, 3.07 and 11.13, the Borrowers, the L/C Issuer and the Collateral Agent may agree that such Cash Collateral shall be held to support other Secured Obligations.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Revolving Credit Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall, in respect of each Letter of Credit, pay to the Administrative Agent (for the account of each Revolving Credit Lender, in accordance with the percentage borne by (x) its Participation in the Outstanding Amount of the L/C Obligations attributable to such Letter of Credit to (y) the Outstanding Amount of the L/C Obligations attributable to such Letter of Credit) a Letter of Credit fee (the “Letter of Credit Fee”), accruing on each day for each Letter of Credit, equal to 1.25% per annum times the amount available to be drawn under such Letter of Credit on such day; provided that any Letter of Credit Fee accrued for the account of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Revolving Credit Borrower so long as such Lender shall be a Defaulting Lender (except to the extent that such Letter of Credit Fee shall otherwise have been due and payable by the Revolving Credit Borrower prior to such time), and provided further that no Letter of Credit Fee shall accrue for the account of any Defaulting Lender so long as such Lender shall be a Defaulting Lender but any Letter of Credit Fee (relating to any Letter of Credit) that is attributable to or calculated by reference to a Defaulting Lender’s Participation in the Outstanding Amount of the L/C Obligations relating to such Letter of Credit shall accrue and be payable for the account of each Non-Defaulting Letter to the extent that such Participation has been re-allocated to such Non-Defaulting Lender in accordance with Section 3.07(a)(ii). For purposes of computing the amount available to be drawn under any Letter of Credit on any day, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) computed in arrears and (B) due and payable on the last Business Day of each June, September, December and March, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default under Section 8.01(a) exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, each at a rate per annum equal to 0.25%, accruing on each day on the amount available to be drawn under such Letter of Credit on such day. Such fronting fee shall be computed in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the amount available to be drawn under any Letter of Credit on any day, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are non-refundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control (except for any terms of any Issuer Document pursuant to requirements of applicable Law).

(l) Existing Letters of Credit. At any time after the Initial Utilization Date but on or prior to the date falling 30 days thereafter, GII may by not less than three Business Days’ prior written notice to the L/C Issuer and the Administrative Agent (“Existing Letters of Credit Roll-in Notice”), require the Existing Letters of Credit to be deemed to constitute Letters of Credit issued under this Agreement, whereupon with effect from the date so specified in the Existing Letters of Credit Roll-in Notice in accordance with the foregoing, the Existing Letters of Credit shall be deemed to constitute Letters of Credit issued under this Agreement, and each Revolving Credit Lender shall be deemed to have acquired from the L/C Issuer (and each Revolving Credit Lender hereby irrevocably and unconditionally agrees to purchase from the L/C Issuer) a risk participation in each Existing Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Existing Letter of Credit from time to time (without prejudice to the provisions of Section 3.07(a)(ii)), provided that:

(i) the conditions for the issuance of Letters of Credit hereunder (applying as if Existing Letters of Credit were new Letters of Credit requested hereunder), including the conditions under Section 4.02, are satisfied, except (A) for the requirement for delivery of a Letter of Credit Application and (B) that such Letters of Credit are issued for the account of GII not the Revolving Credit Borrower; and

(ii) after giving effect to the Existing Letters of Credit (as if such Existing Letters of Credit were issued hereunder on such date specified in the Existing Letters of Credit Roll-In Notice) (A) the Total Revolving Credit Outstandings at such time shall not exceed the Revolving Credit Facility Amount at such time, (B) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s aggregate Participation in the Outstanding Amount of all L/C Obligations, plus such Lender’s aggregate Participation in the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (C) the Outstanding Amount of the L/C Obligations at such time shall not exceed the Letter of Credit Sublimit.

The delivery of the Existing Letters of Credit Roll-In Notice by GII shall be deemed to be a representation by GII that the requirements in clauses (i) and (ii) are satisfied. The Administrative Agent shall inform each Revolving Credit Lender of its receipt of the Existing Letters of Credit Roll-In Notice, and each Revolving Credit Lender’s Participation in each Existing Letter of Credit.

2.04. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Revolving Credit Borrower from time to time on any Business Day during the Availability Period in respect of the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Outstanding Amount of Revolving Credit Loans of the Lender (that acts as Swing Line Lender) and the aggregate Participation in the Outstanding Amount of all L/C Obligations of the Lender (that acts as Swing Line Lender), may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that (i) no Swing Line Loan may be issued unless the Term Borrowing has been made available or is made available on the same day as such Swing Line Loan, (ii) after giving effect to any Swing Line Loan, (A) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (B) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s aggregate Participation in the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s aggregate Participation in the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, (iii) that the Revolving Credit Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iv) notwithstanding any other provision hereof, the Swing Line Lender shall not be obliged to make any Swing Line Loan if a default of any Lender’s obligations to fund under Section 2.04(c) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with the Revolving Credit Borrower or such Lender to eliminate the Swing Line Lender’s risk or exposure with respect to such Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, the Revolving Credit Borrower may borrow under this Section 2.04, prepay under Section 2.05, and re-borrow under this Section 2.04. Each Swing Line Loan shall bear interest at a rate equal to the Eurodollar Rate for the Interest Period available for Swing Line Loans plus the Applicable Margin. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan from time to time (without prejudice to the provisions of Section 3.07(a)(ii)).

(b) Borrowing Procedures. Each Swing Line Borrowing shall, subject to the terms and conditions hereof, be made upon the Revolving Credit Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such notice must be in the form of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Revolving Credit Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make the Swing Line Loan (the subject of such Swing Line Borrowing) as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of such Swing Line Loan available to the Revolving Credit Borrower at its office by crediting the account of the Revolving Credit Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Revolving Credit Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan in an amount equal to such Lender’s Participation in the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Loans, but subject to the conditions set forth in Section 2.01(b) and Section 4.02. The Swing Line Lender shall furnish the Revolving Credit Borrower with a copy of such Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make a Revolving Credit Loan in the amount equal to its Participation in the amount of Swing Line Loans outstanding as specified in such Committed Loan Notice (in accordance with the foregoing) available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s office (or such other account as the Swing Line Lender from time to time notify the Administrative Agent in writing) not later than 1:00 p.m. on the day specified in such Committed Loan Notice (which shall be at least three Business Days after the date of such Committed Loan Notice), whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan to the Revolving Credit Borrower in the amount of such funds so made available. The Administrative Agent shall remit the funds so received to the Swing Line Lender for application towards repayment of the Swing Line Loans then outstanding.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in each of the Swing Line Loans and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Eurodollar Rate (determined as if such amount constituted an amount of Obligations due but unpaid hereunder) and a rate specified by the Swing Line Lender as reflecting its cost of funds. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans in accordance with this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute (in the same funds as those received by the Swing Line Lender) to such Revolving Credit Lender its applicable share of such payment, which applicable share is proportionate to such Revolving Credit Lender’s funded participation in respect of such Swing Line Loan (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation in respect of such Swing Line Loan was funded).

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the Swing Line Lender, on demand by the Administrative Agent, the applicable portion of such payment distributed to such Revolving Credit Lender in accordance with Section 2.04(d)(i), plus interest thereon from the date of such demand to the date such applicable portion of such payment is returned by such Revolving Credit Lender, at a rate per annum equal to the greater of the Eurodollar Rate

(determined as if such applicable portion of such payment constituted an amount of Obligations due but unpaid hereunder) and a rate specified by the Swing Line Lender as reflecting its cost of funds. The Administrative Agent will make such demand upon the request of the Swing Line Lender. Such payment by a Revolving Credit Lender shall constitute a funded participation by such Revolving Credit Lender in the applicable Swing Line Loan. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Revolving Credit Borrower for interest on the Swing Line Loans. Until a Revolving Credit Lender makes available a Revolving Credit Loan pursuant to this Section 2.04 to refinance the portion of any Swing Line Loan (that is attributable to such Revolving Credit Lender’s Participation therein) or funds its risk participation in any Swing Line Loan pursuant to this Section 2.04 (whereupon Section 2.04(d) shall apply), interest in respect of such Swing Line Loan (that is attributable to such Revolving Credit Lender’s Participation therein) shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Without prejudice to Section 2.13, the Revolving Credit Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05. Prepayments. (a) Optional. (i) A Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans (other than Swing Line Loans) borrowed by such Borrower in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of such prepayment, (B) any prepayment of Loans shall (in the case of Loans under the Term Facility or any Incremental Term Facility) be in an aggregate principal amount (such aggregate being the aggregate for the Term Facility and each Incremental Term Facility) of $5,000,000 and a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding or (in the case of Loans under the Revolving Credit Facility) $5,000,000 and in a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding and (C) (in the case of any such prepayment of Loans under the Term Facility or any Incremental Term Facility) such prepayment must be made pro rata among all of the Loans under the Term Facility and each Incremental Term Facility. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on the amount of such Lender’s Loans under the relevant Facility in respect of which such prepayment is to be made). If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans or the outstanding Incremental Term Loans under any Incremental Term Facility pursuant to this Section 2.05(a) shall be applied to the remaining principal repayment installments thereof on a pro rata basis. Each prepayment of the outstanding

Loans under any Facility (other than Swing Line Loans) shall be paid to the Lenders in accordance with their respective share of such Loans.

(ii) The Revolving Credit Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (unless otherwise agreed by the Swing Line Lender) (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of such prepayment, and (B) any such prepayment shall be in a minimum principal amount equal to the lesser of $100,000 and the aggregate principal amount of all Swing Line Loans then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the applicable Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any such prepayment of any Swing Line Loan shall be accompanied by all accrued interest on such Swing Line Loan and any additional amounts required pursuant to Section 3.05.

(b) Mandatory. (i) If any Loan Party or any of its Subsidiaries Disposes of any property or assets in any fiscal year of Holdings (other than any Disposition of any property or assets permitted by Section 7.05, excluding Section 7.05(k) and (subject to clause (b)(ii) below) Section 7.05(i)) the Net Cash Proceeds of which, which when aggregated with the Net Cash Proceeds of any and all other Dispositions (by any or all of the Loan Parties and/or their respective Subsidiaries) in the same fiscal year, exceed $50,000,000, the Term Borrower shall prepay an aggregate principal amount of Loans (other than Revolving Credit Loans and Swing Line Loans) equal to 100% of such excess (above $50,000,000) within three Business Days after receipt by (or payment to order of) any Loan Party or any Subsidiary of such Net Cash Proceeds; provided, however, that, with respect to any Net Cash Proceeds realized by any Loan Party or any Subsidiary under a Disposition described in this Section 2.05(b)(i), at the option of the Term Borrower (as elected by the Term Borrower in writing to the Administrative Agent on or prior to the date that is three Business Days after the date of realization of such Net Cash Proceeds), and so long as no Default under Section 8.01(a) or Event of Default shall have occurred and be continuing, all or any portion of such Net Cash Proceeds may be re-invested in operating assets of the Group so long as within 365 days following receipt of such Net Cash Proceeds, the purchase of such assets with such proceeds shall have been consummated (as certified by the Term Borrower in writing to the Administrative Agent); provided further, however, that any Net Cash Proceeds not so reinvested within such 365-day period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05.

(ii) If any proceeds of casualty insurance, condemnation awards, indemnity payments or similar proceeds are received by or paid to the order of or for the account of any Loan Party or any of its Subsidiaries in any fiscal year of Holdings, and the Net Cash Proceeds thereof, when aggregated with the Net Cash Proceeds in respect of all other proceeds of casualty insurance, condemnation awards, indemnity payments and/or similar proceeds received by or paid to the order of or for the account of any or all of the Loan Parties and/or their respective Subsidiaries in such fiscal year, exceed $25,000,000, and such Net Cash Proceeds are not otherwise included in clause (i) of this Section 2.05(b), the Term Borrower shall prepay an aggregate principal amount of Loans (other than Revolving Credit Loans and Swing Line Loans) equal to 100% of such excess (above $25,000,000) within three Business

Days after receipt by (or payment to the order of or for the account of) any Loan Party or any Subsidiary of such Net Cash Proceeds; provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the option of the Term Borrower (as elected by the Term Borrower in writing to the Administrative Agent) on or prior to the date that is three Business Days after the date of receipt of such insurance proceeds, condemnation awards or indemnity payments, and so long as no Default under Section 8.01(a) or Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply within 365 days after the receipt of such cash proceeds, awards or payments to replace or repair the equipment, fixed assets or real property of such Loan Party or such Subsidiary in respect of which such cash proceeds, awards or payments were received or may re-invest such cash proceeds, awards or payments in operating assets of the Group; provided further, however, that any cash proceeds, awards or payments not so applied or re-invested within such 365-day period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05.

(iii) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility Amount at such time, the Revolving Credit Borrower shall immediately prepay Revolving Credit Loans and Swing Line Loans and Unreimbursed Amounts and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Revolving Credit Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iii) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility Amount at such time.

(iv) Each prepayment of Loans (other than Revolving Credit Loans and Swing Line Loans) pursuant to this Section 2.05(b) shall be applied (A) pro rata among Term Loans and, if this Section 2.05(b) is expressed to apply to the Incremental Term Loans under any Incremental Term Facility pursuant to the applicable notice in respect of such Incremental Term Facility under Section 2.14(b), the Incremental Term Loans under such Incremental Term Facility, and (B) within each of the Term Facility and each applicable Incremental Term Facility (as set forth in clause (A)), towards the principal repayment installments thereunder pro rata.

(v) Prepayments of the Revolving Credit Facility made pursuant to clause (iii) of this Section 2.05(b), first, shall be applied ratably to the Unreimbursed Amounts and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall (subject to Section 2.03(c)(i)) be applied (without any further action by or notice to or from any Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06. Termination or Reduction of Revolving Credit Commitments. (a) Optional. The Revolving Credit Borrower may, upon notice to the Administrative Agent, terminate the unutilized portions of the Letter of Credit Sublimit or the unutilized Revolving Credit Commitments, or from time to time permanently reduce the unutilized portions of the Letter of Credit Sublimit or the unutilized Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof; and (iii) the Revolving Credit Borrower shall not terminate or reduce the unutilized portions of the Letter of Credit Sublimit, the Swing Line Sublimit or the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility Amount.

(b) Mandatory. If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility Amount at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess. Once any Borrowing is made under the Term Facility, any remaining unutilized Term Commitments shall automatically terminate.

(c) Application of Revolving Credit Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unutilized portions of the Letter of Credit Sublimit, the Swing Line Sublimit or the Revolving Credit Commitments under this Section 2.06. Upon any reduction of the unutilized Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees accrued until the effective date of any termination of the Revolving Credit Commitment of any Lender shall be paid on the effective date of such termination.

2.07. Repayment of Loans. (a) Term Loans. The Term Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders on each Term Repayment Date an amount equal to 12.5% of the aggregate principal amount of all Term Loans outstanding as at the close of business in New York on the Closing Date (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05(b)). Without prejudice to the foregoing, all of the Term Loans shall be repaid in full on the Maturity Date for the Term Facility.

(b) Revolving Credit Loans. The Revolving Credit Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Revolving Credit Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08. Interest. (a) Subject to the provisions of Section 2.08(b), each Loan (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof for each Interest Period relating thereto at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin and each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the date on which such Swing Line Loan is made at a rate per annum equal to the Eurodollar Rate for the Interest Period available for Swing Line Loans plus the Applicable Margin.

(b) (i) While any Default under Section 8.01(a) exists, each Borrower shall pay interest on any Obligations that are not paid when due at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. (i) The Term Borrower shall pay to the Administrative Agent for the account of each Term Lender in accordance with its Applicable Term Percentage, a commitment fee equal to the Applicable Commitment Fee Percentage times the aggregate Term Commitments for each day; provided, however, that any commitment fee accrued with respect to any Term Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Term Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Term Borrower prior to such time; and provided further that no commitment fee shall accrue on any Term Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Such commitment fee shall accrue at all times from and including July 1, 2011 (if the Initial Utilization Date has not occurred by then) to the Initial Utilization Date and shall be due and payable on the Initial Utilization Date, provided that if the Initial Utilization Date does not occur or if the Initial Utilization Date occurs prior to July 1, 2011, no such commitment fee shall be payable. Such commitment fee shall be calculated in arrears.

(ii) The Revolving Credit Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Commitment Fee Percentage times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans and Swing Line Loans plus (B) the Outstanding Amount of L/C Obligations; provided, however, that any commitment fee accrued with respect to any Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Revolving Credit Borrower so long as such

Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Revolving Credit Borrower prior to such time. Such commitment fee shall accrue at all times from and including the earlier of July 1, 2011 and the Initial Utilization Date and shall be due and payable on the Initial Utilization Date and thereafter quarterly in arrears on the last Business Day of each June, September, December and March commencing with the first such date to occur after the Initial Utilization Date, and on the Maturity Date for the Revolving Credit Facility, provided that if the Initial Utilization Date does not occur, no such commitment fee shall be payable. Such commitment fee shall be calculated in arrears.

(b) Other Fees. (i) The Term Borrower shall pay to the Mandated Lead Arrangers (and/or their applicable Affiliates as specified in the Fee Letter (falling within clause (a) of the definition thereof)) for their own respective accounts fees in the amounts and at the times specified in such Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to each of the Administrative Agent and the Collateral Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which that Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which that Loan or such portion is paid in full, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt. (a) The Credit Extensions made by each Lender and/or the L/C Issuer shall be evidenced by one or more accounts or records maintained by such Lender or the L/C Issuer (as the case may be) and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the L/C Issuer (as the case may be) shall be conclusive absent manifest error of the amount of the Credit Extensions made by any Lender or the L/C Issuer to any Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any of the Borrowers hereunder to pay any amount owing with respect to any of the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or the L/C Issuer and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (set forth in the Register) shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans (made to such Borrower) in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each of the Lenders and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of Participations in Letters of Credit and/or Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12. Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by any Loan Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments (including, without limitation, payments of principal, interest, fees, indemnification and Cash Collateral) by any Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Finance Parties to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Finance Party its applicable share of such payment in like funds as received by wire transfer (in the case of a Lender) to such Lender’s Lending Office or (in another case) to such account as such Finance Party shall have notified the Administrative Agent. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and applicable interest or fee shall continue to accrue.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (other than a Swing Line Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may (but shall not be obliged to), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, to the extent that a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (so made available by the Administrative Agent to such Borrower) in immediately available funds with interest thereon, for each day from and including the date such corresponding amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the rate specified by the Administrative Agent as reflecting its cost of funds and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to the Loans (the subject of such

Borrowing). If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. To the extent that such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Each Loan shall be made and each Letter of Credit shall be denominated in Dollars and no Secured Parties shall have any obligations hereunder in any currency other than in Dollars.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due from such Borrower to the Administrative Agent for the account of any of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may (but shall not be obliged to), in reliance upon such assumption, distribute to the applicable Lender(s) and/or the L/C Issuer, as the case may be, its or their respective share of such payment due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders and/or the L/C Issuer, as the case may be, that has received a share of any such distribution made by the Administrative Agent severally agrees to repay to the Administrative Agent forthwith on demand the share of such distribution received by it, in immediately available funds with interest thereon, for each day from and including the date such distribution is made to it to but excluding the date of payment to the Administrative Agent, at the greater of the rate specified by the Administrative Agent as reflecting its cost of funds and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender, the L/C Issuer or a Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Finance Parties hereunder (including the obligations of the Lenders hereunder to make Loans, to fund Participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c)) are several and not joint. The failure of any Finance Party to comply with its obligations (including any failure by any Lender to make any Loan, to fund any such Participation or to make any payment under Section 11.04(c) on any date required hereunder)

shall not relieve any other Finance Party of its obligations hereunder, and no Finance Party shall be responsible for the failure of any other Finance Party to comply with its obligations hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Payment. Whenever any payment received or recovered by an Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Finance Parties under or in respect of this Agreement and the other Loan Documents (or, in the case of any receipt or recovery pursuant to or in connection with the Guaranty, the Subsidiary Guarantee or any Collateral Document, all amounts due and payable to the Secured Parties under or in respect of this Agreement and the other Transaction Documents) on any date, such payment shall be distributed by the Administrative Agent (or, in the case of any payment received or recovered by the Collateral Agent, paid to the Administrative Agent and distributed by the Administrative Agent) and applied by the Administrative Agent and the other Finance Parties (or, where applicable, the Secured Parties) in the order of priority set forth in Section 8.03 (as if the conditions set forth in Section 8.03 for such order of priority to apply had been satisfied).

2.13. Sharing of Payments by Lenders. If any Lender or L/C Issuer shall, by exercising any right of setoff or counterclaim or otherwise, obtain or recover payment in respect of any principal of or interest on any of the Loans, or any Participations in L/C Obligations or Swing Line Loans, or any other amount due and payable under any Loan Document resulting in such Lender’s or the L/C Issuer’s receiving or recovering payment of a proportion of the aggregate amount of the Loans, Participations in L/C Obligations and/or Swing Line Loans, other amounts due and payable under any Loan Document and/or accrued interest on any of the foregoing that is greater than its pro rata share thereof (determined in accordance with Sections 2.12(f) and 8.03, as if such payment has been obtained or recovered by the Administrative Agent), then such Lender or L/C Issuer (as the case may be) receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and sub-participations in L/C Obligations and Swing Line Loans of the other Lenders and/or the L/C Issuer, and/or make such other adjustments as shall be equitable, so that the benefit of such payment so obtained or recovered shall be shared by the Lenders and the L/C Issuer ratably in accordance with their respective shares of the applicable amounts owing to them under the Loan Documents (determined in accordance with Sections 2.12(f) and 8.03, as if such payment has been obtained or recovered by the Administrative Agent), provided that:

(i) if any such participations or sub-participations are purchased and/or any such adjustments are made and all or any portion of the payment giving rise thereto is refunded or returned by the applicable Lender or L/C Issuer that has first obtained or recovered such payment, then such participations, sub-participations and/or adjustments shall be rescinded and the purchase price and other adjustments restored to the extent of such refund or return, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (subject to Section 2.12(f), applying as if such payment had been made to the Administrative Agent) or (B) any payment obtained by a Lender or L/C Issuer as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in L/C Obligations or Swing Line Loans or any other outstanding amount owing to it to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each of Holdings and each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender or the L/C Issuer acquiring a participation or sub-participation (or any interest in any outstanding amount pursuant to any adjustment referred to above) pursuant to the foregoing arrangements may exercise against any Loan Party rights of setoff and counterclaim with respect to such participation (or such outstanding amount so acquired) as fully as if such Lender or the L/C Issuer (as the case may be) were a direct creditor of Holdings or such Borrower (as applicable) in the amount of such participation or sub-participation (or such outstanding amount so acquired).

2.14. Incremental Facility. (a) A Borrower may at any time after the Initial Utilization Date but prior to 180th day prior to the Maturity Date with respect to the Term Facility or the Revolving Credit Facility, as the case may be, but in any event not more than on five occasions, by notice to the Administrative Agent, request the addition of a new term loan facility (each, an “Incremental Term Facility”) or an increase in the Revolving Credit Facility (each, a “Revolving Facility Increase” and, together with the Incremental Term Facilities, an “Incremental Facility”) pursuant to additional commitments (the “Incremental Commitments”) in an aggregate amount not to exceed $100,000,000 to be effective as of a date (the “Increase Date”) as specified in the related Incremental Assumption Agreement, which Increase Date must be (in the case of a Revolving Facility Increase) at least 90 days prior to the scheduled Maturity Date of the Revolving Credit Facility then in effect; provided, however, that (i) in no event shall the aggregate amount of all of the Incremental Commitments (for all Incremental Facilities in aggregate) exceed $100,000,000 (for, the avoidance of doubt, taking the aggregate of the Incremental Commitments for each Incremental Facility upon the Increase Date for such Incremental Facility and without taking into account any subsequent reduction in the same through utilization, repayment or prepayment, but, for the further avoidance of doubt, excluding, in the case of any Incremental Term Facility, (A) the Availability Period under which has already expired, any unutilized Incremental Commitments for such Incremental Term Facility as at the end of such Availability Period) and (B) any unutilized Incremental Commitments for any Incremental Term Facility that have been cancelled in accordance with this Agreement, (ii) each new Incremental Facility shall be in an aggregate amount of not less than $5,000,000, (iii) on the date of any such request by the Term Borrower for an Incremental Facility and on the related Increase Date, the applicable conditions set forth in Section 4.02 shall be satisfied, (iv) the requirements under Section 7.11 shall have been tested at least once after the Closing Date and such requirements would have been complied with in respect of the latest Measurement Period (for which such requirements were tested under Section 7.11 by reference to financial statements delivered under Section 6.01) after giving pro forma effect to such Incremental Facility and the use of proceeds thereof (as if such Incremental Facility was borrowed and utilized in full throughout such Measurement Period), (v) such Incremental Facility shall be used for working capital, acquisitions and other general corporate purposes not in contravention of any Law or Loan Document, (vi) (in the case of an Incremental Term Facility) the final maturity of such Incremental Term Facility shall be equal to or later than the final maturity of the Term Facility, and the weighted average life to maturity of such Incremental Term Facility shall be no shorter than the remaining weighted average life to maturity of the Term Facility, (vii) such Incremental Facility shall be (A) (in the case of an Incremental Term Facility) a new term facility on the same terms as the Term Facility except as to interest rates, scheduled repayment and final maturity (for the avoidance of doubt, there shall not be any voluntary or mandatory prepayment of such Incremental Term Facility except as expressly set forth in this Agreement) or (B) (in the case of an Revolving Facility Increase) an increase in the Revolving Credit Facility existing prior to such Increase Date, in which case the requirements of Section 2.14(f) shall apply, (viii) the requirements of Section 2.14(d) are satisfied and (ix) only the Term Borrower may request for any Incremental Term Facility and only the Revolving Credit Borrower may request for a Revolving Facility Increase.

(b) The Administrative Agent shall promptly notify the Lenders of a request by the applicable Borrower for an Incremental Facility, which notice shall include (i) the proposed amount, type (whether Incremental Term Facility or Revolving Facility Increase), the interest rates, scheduled repayment dates and the final maturity of such Incremental Facility and (in the case of an Incremental Term Facility) whether Incremental Term Loans under such Incremental Term Facility shall share in any prepayment under Section 2.05(b) on a pro rata basis with the Term Loans, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in such Incremental Facility must commit to an Incremental Commitment with respect to such Incremental Facility (the “Commitment Date”). Each Lender that is willing to participate in such Incremental Facility (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount of Incremental Commitment that it is willing to provide in respect of such Incremental Facility. If such Incremental Commitments provided by such Lenders exceed the amount of such requested Incremental Facility, such Incremental Commitments shall be allocated among such Lenders willing to participate therein in such amounts as determined by the Administrative Agent. The failure of any Lender to respond shall be deemed to be a refusal of such Lender to participate in such Incremental Facility. For the avoidance of doubt, no Lender shall be obliged to participate in any such Incremental Facility.

(c) Promptly following the applicable Commitment Date, the Administrative Agent shall notify the applicable Borrower as to the Incremental Commitments, if any, that the Lenders are willing to provide with respect to the requested Incremental Facility. If the aggregate Incremental Commitments that the Lenders are willing to provide with respect to such requested Incremental Facility on such Commitment Date is less than the requested amount of such Incremental Facility, then the applicable Borrower (requesting such Incremental Facility) may extend offers to one or more Eligible Assignees (each an “Assuming Lender” and together with the Increasing Lenders, the “Incremental Facility Lenders”) to participate in any portion of such Incremental Facility in respect of which Incremental Commitments have not been provided by the Lenders as of the applicable Commitment Date; provided, however, that the Incremental Commitment of each such Eligible Assignee shall be in an amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, the amount that would, when aggregated with the Incremental Commitments of each other Incremental Facility Lender for such Incremental Facility, equal to the aggregate requested Incremental Commitments for such Incremental Facility).

(d) On or before the Increase Date with respect to any Incremental Facility, the Administrative Agent shall have received the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of the Borrowers and Holdings approving such Incremental Facility and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrowers and Holdings, in a form reasonably satisfactory to the Administrative Agent;

(ii) an assumption agreement, in form and substance reasonably satisfactory to the Incremental Facility Lenders participating in such Incremental Facility, the applicable Borrower and the Administrative Agent (each an “Incremental Assumption Agreement”), duly executed by each of the Incremental Facility Lenders participating in such Incremental Facility, the Administrative Agent and the applicable Borrower, and such other documentation as the Administrative Agent may reasonably specify to evidence the Incremental Commitment of each such Incremental Facility Lender in respect of such Incremental Facility, shall have been executed and delivered to the Administrative Agent. Such Incremental Assumption Agreement shall provide that each such Incremental Facility Lender participating in such Incremental Facility that is not already a Lender at such time shall become party to this Agreement; and

(iii) such other documents, including an amendment to this Agreement, as the Administrative Agent may reasonably request.

On the applicable Increase Date with respect to an Incremental Facility, upon fulfillment of the conditions set forth or referred to in Section 2.14(a) and in the immediately preceding sentence of this Section 2.14(d), the Administrative Agent shall notify the Incremental Facility Lenders and the applicable Borrower, on or before 11:00 a.m., by telecopier, of the establishment of such Incremental Facility on such Increase Date and shall record in the Register the relevant information with respect to each Incremental Facility Lender on such date.

(e) The maximum number of Borrowings that may be made under each Incremental Term Facility shall be one (or such higher number as may be agreed between the Term Borrower, the Lenders participating in such Incremental Term Facility and the Administrative Agent). Subject to the terms and conditions set forth herein, each Incremental Facility Lender severally agrees to make Incremental Term Loans (under such Incremental Term Facility) to the Term Borrower on any Business Day during the Availability Period for such Incremental Term Facility, in an aggregate amount not to exceed the unutilized amount of such Incremental Facility Lender’s Incremental Term Commitment for such Incremental Term Facility (for the avoidance of doubt, upon the making of any Incremental Term Loan by an Incremental Facility Lender under any Incremental Term Facility, the unutilized amount of such Incremental Facility Lender’s Incremental Term Commitment for such Incremental Term Facility shall be permanently reduced by the amount of such Incremental Term Facility so made). Amounts borrowed under any Incremental Term Facility and repaid or prepaid may not be re-borrowed.

(f) On each Increase Date for any Revolving Facility Increase, in the event any Revolving Credit Loans are then outstanding, (i) each Incremental Facility Lender (participating in such Revolving Facility Increase) shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the Revolving Credit Lenders (other than any such Incremental Facility Lender in its capacity as such), in order to cause, after giving effect to the applicable Revolving Facility Increase and the application of such amounts to make payments to such other Revolving Credit Lenders, the Revolving Credit Loans to be held ratably by all Revolving Credit Lenders as of such date in accordance with their respective Revolving Credit Commitments, (ii) the Revolving Credit Borrower shall be deemed to have prepaid and re-borrowed each outstanding Borrowing of Revolving Credit Loans as of such Increase Date (with each such Borrowing to consist of Revolving Credit Loans with an Interest Period specified in a notice delivered by the Revolving Credit Borrower in accordance with the requirements of Section 2.02) and (iii) the Revolving Credit Borrower shall pay to the Revolving Credit Lenders the amounts, if any, payable under Section 3.05) as a result of such prepayment. To the extent that there are Participations in Letters of Credit or Swing Line Loans, each Revolving Credit Lender’s Participation in each of the Letters of Credit and the Swing Line Loans shall be re-calculated based on its respective Applicable Revolving Credit Percentage (after giving effect to such Revolving Facility Increase but subject to any adjustment pursuant to Section 3.07(a)(ii)).

(g) The Borrowers and the Administrative Agent are authorized to enter into such amendments to the Loan Documents (other than the Issuer Documents) as may be necessary or desirable to implement the provisions of this Section 2.14. The Administrative Agent shall as soon as practicable notify the Lenders of such amendments to the Loan Documents (other than the Issuer Documents). It is agreed that each Assuming Lender shall become party to this Agreement (as a Lender and an Incremental Facility Lender) upon the execution and delivery by such Assuming Lender, the Borrowers and the Administrative Agent of the applicable Incremental Assumption Agreement in accordance with this Section 2.14.

(h) None of the Incremental Facilities shall have the benefit of any Guarantee or any Lien or other security except for the Guaranty, the Subsidiary Guarantee and Liens under the Loan Documents (other than the Issuer Documents) for the benefit of all of the Secured Obligations.

(i) This Section 2.14 shall supersede any provisions in Sections 2.13 or 11.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any Law.

(i) If the Code requires the Administrative Agent or any Loan Party to withhold or deduct any Taxes, including United States federal backup withholding and United States federal withholding Taxes, from any payment under any Loan Document, then (A) the Administrative Agent or such Loan Party, as applicable, shall deduct or withhold such Taxes as it reasonably determines to be required upon the basis of the information and documentation to be delivered pursuant to subsection (e) below, (B) and the Administrative Agent or such Loan Party, as applicable, shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with the Code and (C) to the extent that any such Taxes so deducted or withheld or so required to be deducted or withheld constitute Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that net of any and all such deduction and withholding (including such withholding applicable to additional amounts payable under this Section), each of the applicable Finance Parties receives the amount it would have received had no such deduction or withholding been made.

(ii) If any applicable Law other than the Code requires the Administrative Agent or any Loan Party to withhold or deduct any Taxes from any payment under any Loan Document, then (A) the Administrative Agent or such Loan Party, as required by such applicable Law, shall deduct or withhold such Taxes as it reasonably determines to be required upon the basis of the information and documentation to be delivered pursuant to subsection (e) below, (B) the Administrative Agent or such Loan Party, as applicable, shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with such applicable Law and (C) to the extent that any such Taxes so deducted or withheld or so required to be deducted or withheld constitute Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that net of any and all such deduction and withholding (including such withholding applicable to additional amounts payable under this Section), each of the applicable Finance Parties receives the amount it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers and Holdings. Without limiting the provisions of clause (a) above, the Borrowers and Holdings shall, jointly and severally, timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers and Holdings.

(i) The Borrowers and Holdings shall, jointly and severally, indemnify each Finance Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes, Other Taxes or any other taxes other than Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Finance Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Finance Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Finance Party, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall indemnify the Administrative Agent within 10 days after written demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. As soon as practicable and in any event within 30 days after any payment of Indemnified Taxes or Other Taxes by any Borrower or Holdings, as the case may be, to a Governmental Authority, such Borrower or Holdings, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower or Holdings, as the case may be, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document from such Borrower or Holdings (as the case may be) shall deliver to such Borrower or Holdings, as the case may be (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding; provided however (1) that such forms would not, in the good faith judgment of such Lender, require such Lender to disclose any confidential or proprietary information, (2) such Lender is legally entitled to complete, execute and deliver such forms, certificates or other documents and (3) the completion, execution or delivery of such forms, certificates or other documents would not, in the good faith judgment of the Lender, result in the imposition on the Lender of any additional material legal or regulatory burdens, any additional material out-of-pocket costs not indemnified hereunder, or be otherwise materially disadvantageous to such Lender. In addition, any Lender, if requested by a Borrower, Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such applicable Borrower, Holdings or the Administrative Agent as will enable such Borrower, Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so and subject to the limitations and qualifications under (1), (2) and (3) of clause (i) of this Section 3.01(e), deliver to the Borrowers and the Administrative Agent (within 10 Business Days of the request of the Borrowers or the Administrative Agent or by no later than 2 Business Days before the date on which any payment is due to be paid to such Lender by any Borrower or Holdings hereunder or under any Loan Document (whichever is earlier) and, in each case, in such number of copies as is reasonably requested by the Borrowers and the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is not a Foreign Lender, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W 8BEN and (2) a certificate substantially in the form of Exhibit G-1, Exhibit G-2, Exhibit G-3 or Exhibit G-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that such Lender is not (w) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (x) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, (y) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (z) conducting a trade or business in the United States of America with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this clause (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, together with such supplementary documentation as shall be necessary to enable the applicable Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall, subject to the limitations and qualifications under (1), (2) and (3) of clause (i) of this Section 3.01(e), deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers and the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e)(iii), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Each Lender shall, as soon as reasonably practicable after becoming aware of the same, notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction for such Lender set forth in this Section 3.01(e).

(f) Treatment of Certain Refunds. Unless required by applicable law, at no time shall the Administrative Agent have an obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer or have an obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If a Finance Party determines, in its reasonable discretion, that it has received (for its own account) a refund or a credit in lieu thereof (other than a foreign tax credit) of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party, as the case may be, or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of such Finance Party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, as the case may be, upon the request of such Finance Party, agrees to repay the amount paid over to such Loan Party to such Finance Party if such Finance Party is required to repay such refund to such Governmental Authority. Notwithstanding the foregoing, nothing in this section shall be construed to require any Finance Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower, Holdings or any other Person.

3.02. Illegality. If any Lender or the L/C Issuer determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office or the L/C Issuer (as applicable) to make, maintain or fund any

Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or to issue, or acquire or maintain any Participation in, any Letter of Credit, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof (an “Illegality Notice”) by such Lender or the L/C Issuer (as the case may be) to any Borrower through the Administrative Agent:

(a) (in the case of a Lender) any obligation of such Lender to make or continue Loans, or to participate in any further Letter of Credit, shall (notwithstanding any other provision hereof) be suspended until such Lender notifies the Administrative Agent and each Borrower that the circumstances giving rise to such determination no longer exist, and

(i) for the purposes of any further Credit Extension to be made on or after the date of such Illegality Notice or the accrual of any committee fee under Section 2.09(a) on or after the date of such Illegality Notice, the Commitment (in respect of each Facility) of such Lender shall be deemed to be zero (but, for the avoidance of doubt and without prejudice to clause (ii), nothing shall affect such Lender’s Participation in any Letter of Credit that has already been issued or any Swing Line Loan that has already been made, or such Lender’s share of any commitment fee that has already accrued as at the date of such Illegality Notice); and

(ii) upon receipt of such Illegality Notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), (A) prepay all Loans of such Lender, either on the last day of the Interest Period therefor (subject to the Borrower’s right to replace such Lender pursuant to Section 11.13), if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (B) (in the case of a Revolving Credit Lender) prepay all of the outstanding Swing Line Loans (but, subject to clause (i), without prejudice to the Revolving Credit Borrower’s ability to borrow further Swing Line Loans in accordance with this Agreement) and provide Cash Collateral specifically in relation to such Lender (and its Participation in L/C Obligations) in an amount equal to Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations. Upon any such prepayment, the Borrowers shall also pay accrued interest on any amount so prepaid and any amount payable under Section 3.05; and

(b) (in the case of the L/C Issuer) no further Letter of Credit shall be issued by the L/C Issuer (notwithstanding any other provision hereof) and the Borrowers shall, upon demand from the L/C Issuer (with a copy to the Administrative Agent), Cash Collateralize all of the Outstanding Amount of all L/C Obligations.

3.03. Inability to Determine Rates. (a) Subject to clause (b), if the Eurodollar Rate for any Interest Period is to be determined by reference to the Reference Banks (in accordance with the definition of “Eurodollar Rate”) but a Reference Bank does not supply a quotation by 11:00 a.m. (London time) on the second London Business Day before the first day of such Interest Period, the Eurodollar Rate for such Interest Period shall be determined on the basis of the quotations of the remaining Reference Banks.

(b) If a Market Disruption Event occurs in relation to any Interest Period, then the rate of interest on each Lender’s Loan (to which such Interest Period relates) at any time during that Interest Period shall (without prejudice to Section 3.04(e)) be the rate per annum which is the sum of (i) the Applicable Margin and (ii) the higher of (A) the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding such Loan from whatever source it may reasonably select and (B) (in the case of a Market Disruption Event falling within paragraph (c)(ii)) the Eurodollar Rate such Interest Period.

(c) For the purposes hereof, “Market Disruption Event” means in relation to any Interest Period, (i) at or about noon (London time) on the second London Business Day before the first day of such Interest Period, the Eurodollar Rate is to be defined by reference to the Reference Banks (in accordance with the definition of “Eurodollar Rate”) and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine the Eurodollar Rate for such Interest Period, or (ii) before close of business in the jurisdiction where the Administrative Agent’s Office is located on the Business Day immediately following the day that is the second London Business Day before the first day of such Interest Period, the Administrative Agent receives notification(s) from a Lender or Lenders (the aggregate amount of whose Loan(s) to which such Interest Period relates exceeds 35 percent. of the aggregate amount of the Loan(s) to which such Interest Period relates) that (1) the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of the Eurodollar Rate for such Interest Period or (2) matching deposits are not available to it or them in the London interbank market in the ordinary course of business to fund its or their applicable Loan(s) for such Interest Period.

(d)(i) If a Market Disruption Event occurs in relation to any Interest Period and the Administrative Agent or the Borrowers so requires, the Administrative Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest and (ii) any alternative basis agreed pursuant to clause (i) shall, with the prior consent of all the Lenders and the Borrowers, be binding on all of the Loan Parties and the Finance Parties. For the avoidance of doubt, if no substitute basis is so agreed, the rate of interest applicable to each Loan (to which such Interest Period relates) shall continue to be determined in accordance with clauses (a) to (c).

3.04. Increased Costs; Reserves on Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any Taxes of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Participation in a Letter of Credit or any Loan held by it or in which it participates, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or any Loans held by such Lender or in which such Lender participates or any Letter of Credit or Participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining or participating in any Loan (or of maintaining its obligation to make or participate in any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company (direct or indirect), if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company (direct or indirect), if any, as a consequence of this Agreement, any Commitment of such Lender or any Loan held by such Lender or in which such Lender participates, or any Participation in any Letter of Credit held by such Lender, or any Letter of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to a Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies a Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then such nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05. Compensation for Losses. Upon demand of any Lender or the L/C Issuer (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender or the L/C Issuer (as the case may be) for and hold such Lender or the L/C Issuer (as the case may be) harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, payment or prepayment of any Loan on a day other than the last day of an Interest Period for such Loan (and, in addition, in the case of a Swing Line Loan, other than on the date specified in Section 2.07(c)) (whether voluntary, mandatory, automatic, by reason of acceleration, by reason of funding by any Lender of its risk participation in a Letter of Credit or a Swing Line Loan, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow or continue any Loan on the date or in the amount notified by any Borrower; or

(c) any assignment of a Loan (or any part thereof) on a day other than the last day of an Interest Period therefor as a result of a request by any Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits but including any loss, liability or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender or the L/C Issuer in connection with the foregoing.

3.06. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for any notice by such Lender pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender gives any Illegality Notice under Section 3.02, or (iv) a Lender is a Defaulting Lender, the applicable Borrower may replace (or, where applicable as set forth in Section 11.13, prepay) such Lender in accordance with Section 11.13.

3.07. Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender under any Loan Document (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Agent under any Loan Document; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to provide Cash Collateral in respect of such Defaulting Lender (and its Participation in L/C Obligations) in accordance with Section 2.03(g)(ii) (and a demand for such Cash Collateral shall be deemed to have been made by the Administrative Agent thereunder); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) provide Cash Collateral in respect of such Defaulting Lender’s Participation in L/C Obligations (with respect to future Letters of Credit issued under this Agreement) in accordance with Section 2.03(g)(ii); sixth, to the payment pro rata of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lenders against such Defaulting Lender as a result of such

Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or any Unreimbursed Amount (relating to any Letter of Credit) in respect of which such Defaulting Lender has not fully funded its appropriate share or Participation, and (y) such Loans were made or such Letter of Credit was issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders or such Unreimbursed Amount (and each Non-Defaulting Lender’s Participation therein) on a pro rata basis prior to being applied to the payment of any Loan of such Defaulting Lender or such Defaulting Lender’s Participation in such Unreimbursed Amount until such time as all Loans and funded and unfunded Participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with their respective Applicable Percentage in respect of the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral in respect a Defaulting Lender pursuant to this Section 3.07(a)(i) shall be deemed paid to and re-directed by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Reallocation of Participations in L/C Obligations and Swing Line Loans. Upon a Lender becoming a Defaulting Lender, such Defaulting Lender’s unfunded participation in L/C Obligations and Swing Line Loans shall be re-allocated among the Revolving Credit Lenders (that are Non-Defaulting Lenders) in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (i) the conditions set forth in Section 4.02 are satisfied at the time of such re-allocation as if (x) the Borrowers were requesting the issuances of Letters of Credit in an aggregate amount equal to such Defaulting Lender’s aggregate unfunded participation in L/C Obligations and the making of Swing Line Loans in an aggregate amount to such Defaulting Lender’s aggregate unfunded participation in Swing Line Loans at the time of such re-allocation and (y) each such Non-Defaulting Lender’s Applicable Revolving Credit Percentage were calculated without regard to such Defaulting Lender’s Revolving Credit Commitment (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions under Section 4.02 are satisfied at such time), and (ii) such re-allocation does not cause the sum of (A) the aggregate Outstanding Amount of the Revolving Credit Loans of any Non-Defaulting Lender, plus such Non-Defaulting Lender’s aggregate Participation in the Outstanding Amount of all L/C Obligations (including any part of such Defaulting Lender’s Participation in the Outstanding Amount of L/C Obligations so re-allocated to it), plus such Lender’s aggregate Participation in the Outstanding Amount of all Swing Line Loans (including any part of such Defaulting Lender’s Participation in the Outstanding Amount of Swing Line Loans so re-allocated to it) to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No re-allocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s for any increased obligation or exposure following such re-allocation.

(b) Defaulting Lender Cure. If the Administrative Agent, the Swing Line Lender, the L/C Issuer and a Borrower agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notification and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral including the release thereof), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders and/or Participations of other Lenders in L/C Obligations and/or Swing Line Loans and/or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded Participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their respective Applicable Percentage in respect of the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower or any other Transaction Obligor while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

3.08. Survival. All of the obligations of the Borrowers (or any of them) under this Article III, as applicable, shall survive termination of the Aggregate Commitments and repayment of all Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of each of the following conditions precedent:

(a) The Administrative Agent’s or Collateral Agent’s receipt, as applicable, of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer or other authorized signatory of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and each of the Lenders:

(i) executed counterparts of this Agreement;

(ii) executed counterparts of the Subsidiary Guarantee;

(iii) a Note executed by each Borrower in favor of each Lender requesting a Note;

(iv) executed counterparts of the Collateral Documents identified on Schedule 4.01(a)(iv);

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers or other authorized signatories of each of the Borrowers, Holdings and each Transaction Obligor identified on Schedule 5.01(b) as being subject to clauses (v), (vi), (viii) and (ix) of this Section 4.01(a) (the “Specified Loan Parties”), as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer or authorized signatory thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi)(A) certified copies of such charter and organizational documents for each of the Borrowers, Holdings and each Specified Loan Party, including, without limitation, articles of incorporation, articles of formation, bylaws, operating agreements, partnership agreements, and any equivalent of the foregoing documents, and (B) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrowers, Holdings and each Specified Loan Party is duly organized or formed, and is validly existing and in good standing under its jurisdiction of organization;

(vii) a favorable opinion of (i) Cravath, Swaine & Moore LLP, counsel to the Loan Parties and (ii) Heather D. White, Vice President and Senior Legal Counsel of Holdings, in each case, addressed to the Finance Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(viii) a favorable opinion of each of the local counsel set forth on Schedule 4.01(a)(viii), addressed to each of the Finance Parties, concerning the Transaction Obligors and the Loan Documents, in each case, as applicable in the jurisdiction in which such local counsel is admitted to practice, in form and substance reasonably satisfactory to the Administrative Agent;

(ix) a certificate of a Responsible Officer of each of the Borrowers, Holdings and each Specified Loan Party (or, as applicable, on behalf of such party) either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Transaction Obligor and the validity against such Transaction Obligor of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required, and (in each case) certifying that borrowing and/or incurring the Obligations and guaranteeing the Guaranteed Obligations and/or security for the Secured Obligations will not cause any borrowing, guarantee, security or other similar limits binding on it to be exceeded;

(x) a certificate signed by a Responsible Officer of Holdings and each Borrower certifying that the conditions specified in Sections 4.01(b)(ii), (c) and (d) and Sections 4.02(a) and (b) have been satisfied;

(xi) Uniform Commercial Code financing statements and, subject to Schedule 6.18(c), certificated securities and/or (if applicable) other documents of title evidencing the capital stock or other equity interests of the Borrowers and/or other Subsidiaries of Holdings that are to be included in the Collateral under the Collateral Documents specified in Schedule 4.01(a)(iv) (to the extent such capital stock or equity interests are evidenced by certificates and/or such other documents of title); and

(xii) at least three Business Days (or such shorter period as the Administrative Agent may agree) prior to the Closing Date, a duly completed Committed Loan Notice with respect to the Borrowing(s) to be made on the Initial Utilization Date.

(b)(i) The Administrative Agent’s receipt, as applicable, of a copy of the Acquisition Agreement (in the form delivered to the Mandated Lead Arrangers prior to the Signing Date), certified by a Responsible Officer of Holdings (as of the Closing Date) to be true, complete and up-to-date copy and (ii) the satisfaction of all conditions precedent (other than the payment of the consideration for the Acquisition) to the completion of the Acquisition under the Acquisition Agreement, in each case without any amendment, supplement or waiver in any way that could reasonably be expected to be materially adverse to the interests of the Finance Parties.

(c) The absence of a material adverse change, event, effect or circumstance upon the financial condition, business, assets or results of operations of the Target Group, taken as a whole, since the date of the latest audited consolidated balance sheet of the Target Group prior to signing of the Acquisition Agreement (being December 31, 2010), or upon the ability of the Target Group to perform timely their obligations under the Acquisition Agreement or to consummate the transactions contemplated thereby on a timely basis; provided, however, that any adverse change, event, effect or circumstance to the extent arising from or related to (i) conditions affecting the United States economy or any foreign economy in which the Target Group has material operations, unless the impact of such conditions on the Target Group is disproportionate relative to other similarly situated companies, (ii) any national or international political conditions, including engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack (other than any damage to the Target’s assets, properties or facilities as a result thereof), unless the impact of such conditions on the Target Group is disproportionate relative to other similarly situated companies, (iii) changes in GAAP, (iv) changes in any Laws or other binding directives issued by any Governmental Entity, unless the impact of such changes on the Target Group is disproportionate relative to other similarly situated companies, (v) any change that is generally applicable to the industries or markets in which the Target Group operates, unless the impact of such conditions on the Target Group is disproportionate relative to other similarly situated companies, (vi) the public announcement of the transactions contemplated by the Acquisition Agreement, (vii) any failure by the Target to meet any internal or published projections, forecasts or revenue or earnings predictions (but not the change, event, facts or occurrences giving rise to or contributing to such failure) for any period ending on or after the date of the Acquisition Agreement or (viii) the taking of any action expressly required by the Acquisition Agreement and the other agreements contemplated thereby, including, without limitation, the completion of the transactions contemplated thereby, shall not be taken into account in determining whether any such adverse change, event, effect or circumstance has occurred (and for the purposes of this clause (c) only, (A) “GAAP” means United States generally accepted accounting principles, as in effect from time to time, (B) “Governmental Entity” means any (1) federal, national, state, provincial, local, municipal or other government, domestic or foreign, (2) governmental or quasi governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official, or entity and any court or other tribunal) or (3) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal and (C) “Law” means any law (including common law), statute, rule, regulation, code, ordinance or order of any Governmental Entity).

(d) The accuracy in all material respects of such of the representations made by or with respect to the Target and its business in the Acquisition Agreement that are material to the interests of the Finance Parties and the accuracy of which constitutes a condition to the consummation of (or the breach of which representations would entitle a Borrower not to consummate) the Acquisition under the Acquisition Agreement.

(e) All amounts owing under the Fee Letters to the Agents and the Mandated Lead Arrangers (and/or their respective Affiliates) on or before the Initial Utilization Date shall have been paid (or shall be paid concurrently with the initial Credit Extension hereunder).

(f) All of the commitments under the Existing Credit Agreement shall have been terminated, all principal, interest, fees and other amounts accrued and/or owing under the Existing Credit Agreement shall have been repaid and paid in full, and subject to Section 6.18, all Liens securing any obligations under the Existing Credit Agreement shall have been discharged in full, in each case prior to or substantially concurrently with the initial Credit Extension hereunder.

(g) Each Finance Party’s receipt of such documents and other information (as such Finance Party may have requested at least five Business Days prior to the Initial Utilization Date) required under any applicable “know your customer” and/or anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in connection with any of the Loan Documents or the Facilities.

(h) The Closing Date shall occur on the Initial Utilization Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Initial Utilization Date specifying its objection thereto.

4.02. Conditions to All Credit Extensions . In addition to Section

4.01, the obligation of each Lender or the L/C Issuer to honor any Request for Credit Extension (or to make available or participate in any Credit Extension the subject of such Request for Credit Extension) is subject to the following conditions precedent:

(a)(i) (In respect of a Certain Funds Advance) all of the Specified Representations shall be true and correct in all material respects on and as of the date of such Credit Extension or (ii) (in respect of any Credit Extension other than a Certain Funds Advance) all of the representations and warranties of each of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a), (b), and (c) respectively.

(b)(i) (In respect of a Certain Funds Advance) no Specified Event of Default shall exist or would exist or would result from such proposed Certain Funds Advance or from the application of the proceeds thereof or (ii) (in respect of any Credit Extension other than a Certain Funds Advance) no Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) (Other than in respect of a Certain Funds Advance) there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect (falling within clause (a) of the definition of “Material Adverse Effect”).

(e) None of the events or circumstances specified in Section 3.02 applies to such Lender or the L/C Issuer (as the case may be), provided that for the avoidance of doubt, this clause (e) shall not affect the obligations of any other Lender or L/C Issuer (other than the Lender or L/C Lender affected by any such event or circumstance) with respect to such Credit Extension.

Each Request for Credit Extension submitted by a Borrower shall be deemed to be a representation and warranty by each of the Borrowers and Holdings that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and each Borrower represents and warrants to each of the Finance Parties that:

5.01. Existence, Qualification and Power; Compliance with Laws. (a) Each of the Transaction Obligors and their respective Subsidiaries (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws; except in each case referred to in clause (ii)(A), (iii) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Set forth on Schedule 5.01(b) hereto is a complete and accurate list of all Transaction Obligors as of the date hereof, showing as of the date hereof (as to each Transaction Obligor) the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Transaction Obligor (if any) that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its organization. The copy of the charter of each of the Borrowers, Holdings and each Transaction Obligor and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document as of the Closing Date, each of which is valid and in full force and effect as of the Closing Date.

5.02. Authorization; No Contravention. (a) The execution, delivery and performance by each Transaction Obligor of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (except Liens created under the Loan Documents (other than the Issuer Documents)) under, or require any payment to be made under (A) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law. (b) Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (a)(ii)(A), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action (including, without limitation, the payment of any Other Taxes) by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Transaction Obligor of this Agreement or any other Loan Document or for the consummation of the Transaction, (b) the grant by any Transaction Obligor of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by any Finance Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, or as otherwise provided in the applicable Collateral Document.

5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Transaction Obligor that is party thereto. This Agreement constitutes, and each other Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of such Transaction Obligor, enforceable against each Transaction Obligor that is party thereto in accordance with its terms.

5.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The Genpact India Financial Statements (i) were prepared in accordance with Indian statutory accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Genpact India as of the date thereof and its results of operations for the period covered thereby in accordance with Indian statutory accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the best of the knowledge of Holdings or any Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07. Ownership of Property; Liens. (a) Each of the Loan Parties and each of their respective Subsidiaries has good and marketable title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.07(b) sets forth a complete and accurate list of all Liens (other than as other permitted under Section 7.01 (excluding Section 7.01(b)) on the property or assets of each of the Loan Parties and each of their respective Subsidiaries as of the date hereof, showing the lienholder thereof, the principal amount of the obligations secured thereby (or, to the extent not available, a reasonable description of the obligations secured thereby) and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.07(b), and as otherwise permitted by Section 7.01.

5.08. Environmental Compliance. The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each of Holdings and each Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09. Insurance. The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or the applicable Subsidiary operates.

5.10. Taxes. Holdings, the Borrowers and their respective Subsidiaries have filed all material tax returns and reports required to be filed, and have paid all taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. As of the date hereof, to the best knowledge of the Borrowers, Holdings and their respective Subsidiaries, there is no proposed tax assessment against Holdings, any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement (the primary purpose of which is to allocate responsibilities for Tax liabilities) other than the Tax Matters Agreement and agreements solely among members of the Group.

5.11. ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Holdings and each Borrower, nothing has occurred which would prevent, or result in the loss of, such qualification. Holdings and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Holdings and each Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of applicable fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a material liability to any Loan Party or any of its Affiliates; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Holdings, nor any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Holdings, nor any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Holdings, nor any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d) With respect to each scheme or arrangement with respect to employee benefits mandated by a government other than the United States (a “Foreign Benefit Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any material employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) except as could not reasonably be expected to have a Material Adverse Effect, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.12. Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, each Loan Party has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens except those created under the

Collateral Documents. All of the outstanding Equity Interests in GII have been validly issued, are fully paid and non-assessable and are indirectly owned by Holdings free and clear of all Liens except those created under the Collateral Documents. All of the outstanding Equity Interests in Merger Sub have been validly issued, are fully paid and non-assessable and are directly owned by GII free and clear of all Liens except those created under the Collateral Document.

5.13. Margin Regulations; Investment Company Act. (a) Neither Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrowers, any Person Controlling any Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14. Disclosure. (a) All information (other than Projections (as defined below), forward looking statements and general economic information (as opposed to information specifically relating to any member of the Group or the Target Group)), which has been made available to any or all of the Finance Parties by or on behalf of any of the Loan Parties or any of their respective representatives in connection with any Loan Document or the transactions contemplated thereby taken as a whole (the “Information”) (including any Information set forth in the Information Memorandum) is (insofar as any Information provided prior to the Closing Date and concerning the Target Group is concerned, to the best of the knowledge of each Loan Party) complete and correct in all material respects and does not (insofar as any Information provided prior to the Closing Date and concerning the Target Group is concerned, to the best of the knowledge of each Loan Party) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (b) all financial projections concerning any Loan Party or the Group that have been made available to any or all of the Finance Parties by any of the Loan parties or any of their respective representatives (the “Projections”) have been prepared in good faith based upon assumptions believed in good faith by the Loan Parties to be reasonable at the time made.

(b) The Acquisition Agreement contains all material terms of the Acquisition.

5.15. Compliance with Laws. Each of the Loan Parties and their respective Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16. Intellectual Property; Licenses, Etc. Each of the Loan Parties and their respective Subsidiaries own, possess the right to use, or is being provided with transitional rights or services with respect to, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. To the knowledge of Holdings and each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any registered or issued IP Rights held by any other Person except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings and each Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17. Solvency. Each Transaction Obligor is (and after giving effect to the consummation of the Transaction, will be), individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.18. Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19. Pari Passu Obligations. The Secured Obligations of each of the Transaction Obligors under the Loan Documents rank at least pari passu with all other present and future senior unsecured and unsubordinated Indebtedness of such Transaction Obligor, other than any obligations that are mandatorily preferred by Law and not by contract.

5.20. Valid Security. Each Collateral Document creates the security interests which that Collateral Document purports to create and those security interests are valid and effective. The Liens created pursuant to the Collateral Documents have or will have first ranking priority and are not subject to any prior ranking or pari passu ranking Liens, other than any obligations that are mandatorily preferred by Law and not by contract.

5.21. Foreign Assets Control Regulations; Anti-Terrorism Regulations. (a) No Loan Party or any Subsidiary is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

(b) No Loan Party or any Subsidiary engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or is otherwise associated with any such Person in any manner violative of Section 2 of such Executive Order.

(c) No Loan Party or any Subsidiary is a Person on the list of “Specially Designated Nationals and Blocked Persons” published by OFAC at its official website or any replacement website or other replacement official publication of such list or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or Executive Order.

(d) The Group has taken reasonable measures to ensure compliance with the Anti Terrorism Laws.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (other than those which have been fully Cash Collateralized in accordance with this Agreement) shall remain outstanding, each of Holdings and each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01 (except as otherwise set forth therein), 6.02 (except as otherwise set forth therein), 6.03 and 6.11) cause each Subsidiary to:

6.01. Financial Statements. Deliver to the Administrative Agent and each of the Lenders and the L/C Issuer:

(a) as soon as available, but in any event within 120 days after the applicable fiscal year-end of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, (i) in each case, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, (ii) all such consolidated financial statements above to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and (iii) being in the form submitted to the SEC;

(b) as soon as applicable, but in any event within 180 days after the end of the applicable fiscal year-end of Genpact India, an unconsolidated balance sheet of Genpact India as at the end of such fiscal year, and the related unconsolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, (i) in each case, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with Indian statutory accounting principles, and (ii) all such unconsolidated financial statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative

Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards; and

(c) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, (i) in each case, setting forth in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief financial officer, controller or treasurer of Holdings, as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) being in the form submitted to the SEC.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrowers shall not be separately required to furnish such information under Sections 6.01(a), (b), or (c) above, but the foregoing shall not be in derogation of the obligation of any Borrower to furnish the information and materials described in Sections 6.01(a), (b) and (c) above at the times specified therein.

6.02. Certificates; Other Information. Deliver to the Administrative Agent and each of the Lenders and the L/C Issuer:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c) a duly completed Compliance Certificate signed by a Responsible Officer of Holdings;

(b) promptly, if reasonably requested by the Administrative Agent, copies of any detailed final audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(c) promptly after the same are available (and in any case within 30 days of the same becoming available), copies of each annual report, proxy or financial statement or other material document, in each case; sent to the shareholders (or any class of them) of Holdings or to the creditors of Holdings or each of the Borrowers generally;

(d) promptly and in any event within five Business Days after receipt thereof by any of Holdings, any Loan Party or any Subsidiary of a Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(e) as soon as available and in any event within 30 days after the end of each fiscal quarter, a certificate signed by a Responsible Officer of Holdings (a “Subsidiary Report”)

(i) identifying all Subsidiaries formed or acquired in such fiscal quarter and all other Subsidiaries, which prior to such fiscal quarter were not Guarantors, but, in each case, as of the end of such fiscal quarter are subject to the requirements of Section 6.12(a)(i) or (ii), as applicable, including reasonable particulars demonstrating whether each Subsidiary (that is not already a Guarantor) is a Material Subsidiary, in detail reasonably satisfactory to the Administrative Agent, and (ii) certifying whether the Guarantor Coverage Test set forth in Section 6.12(b) has been complied with as of the last day of such fiscal quarter, including reasonable particulars of the calculations demonstrating such compliance;

(f) such documentation and other evidence as is reasonably requested by any Agent (for itself or on behalf of any Finance Party) or any other Finance Party in order for the Agent or such Finance Party or (in the case of any proposed assignment by any Finance Party, any proposed assignee) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in connection with the Loan Documents and/or the transactions contemplated thereunder; and

(g) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Borrower posts such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the applicable Borrower’s behalf on an Internet or intranet website, if any, to which each of the Lenders, the L/C Issuer and the Administrative Agent has access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent, the L/C Issuer or any Lender that requests any Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent, the L/C Issuer or such Lender (as the case may be) and (ii) the Borrowers shall notify the Administrative Agent, the L/C Issuer and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request for delivery, and each of the Lenders and the L/C Issuer shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of Holdings and each Borrower hereby acknowledges that (a) any Agent and/or any Mandated Lead Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of any Loan Party hereunder (collectively,

“Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) after any securities or other interests of Holdings or any of its Subsidiaries are registered, or Holdings or any of its Subsidiaries are required to file any information, with the SEC or any similar Governmental Authority, certain of the Lenders and/or the L/C Issuer may be “public side” Lenders and/or L/C Issuer (that is, Lenders or L/C Issuer that do not wish to receive material non public information with respect to Holdings, any Subsidiary or any of their respective securities) (each, a “Public Lender”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, each of Holdings and each Borrower shall be deemed to have authorized the Finance Parties to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to any Loan Party, any Subsidiary or any of their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) any Agent and the Mandated Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

6.03. Notices. Promptly notify (in the case of clauses (a), (b) and (c), promptly after obtaining knowledge thereof) the Administrative Agent and each of the Lenders and the L/C Issuer:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including any litigation or proceeding relating to non-compliance under any applicable Environmental Laws or Environmental Permits;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(e) of the (A) occurrence of any Disposition of property or assets for which any Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(i), (B) receipt by (or payment to the order of) any Loan Party or any Subsidiary of any proceeds of casualty insurance, condemnation awards, indemnity payments or similar proceeds for which any Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii).

Each notice pursuant to Section 6.03(a), (b), (c), or (d) shall be accompanied by a statement of a Responsible Officer of Holdings or the Borrowers setting forth details of the occurrence referred to therein and stating what action Holdings or any Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings, such Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property unless, if such Lien would otherwise be permitted under Section 7.01, such claims are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings, such Borrower or such Subsidiary; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement governing or evidencing such Indebtedness.

6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owing similar properties in localities where Holdings, such Borrower or the applicable Subsidiary operates.

6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (and, in the case of any Subsidiary not organized in the United States, with local statutory accounting rules and generally accepted accounting principles) consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings, such Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Holdings, such Borrower or such Subsidiary, as the case may be.

6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to any Borrower; provided, however, that when an Event of Default exists any Finance Party (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11. Use of Proceeds. Use all of the proceeds of (a) each Certain Funds Advance for the purposes of (i) financing the payment of the consideration payable in respect of the Acquisition under the Acquisition Agreement and (ii) repayment of the Indebtedness under the Existing Facility Agreement on the Closing Date (b) all other Credit Extensions for working capital, acquisitions and other general corporate purposes, and in each case (whether under clause (a) or (b)) not in contravention of any Law or of any Loan Document.

6.12. Covenant to Guarantee Obligations and Give Security. (a) Each of Holdings and each Borrower shall, at the Borrowers’ expense,:

(i) unless, in any case, (x) such action would give rise to material adverse tax consequences for a Loan Party or the Group, (y) such action would be unlawful in the jurisdiction in which such action is to be taken, or (z) the Administrative Agent determines in its reasonable discretion that the cost thereof is excessive relative to the benefits to the Secured Parties that would be afforded thereby in light of the operations and condition (financial and otherwise) of Holdings, the Borrowers and their respective Subsidiaries (collectively the “Agreed Limitations”):

(A) within 120 days after the end of each fiscal quarter, cause each Subsidiary formed or acquired (by any member of the Group) in such fiscal quarter and each other Subsidiary, which prior to such fiscal quarter was not a Guarantor (due to the application of the Agreed Limitations but in respect of which the Agreed Limitations no longer apply), to duly execute and deliver to the Administrative Agent or Collateral Agent, as applicable, a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Subsidiary shall guarantee all of the Guaranteed Obligations from time to time owed to the Secured Parties; provided, that this Section 6.12(a)(i)(A) shall not apply to any Foreign Subsidiary; provided further, that any Subsidiary that would be required to comply with the requirements of this Section 6.12(a)(i))(A) which is unable by law to comply shall not be in breach of this Section 6.12(a)(i)(A) unless such compliance is so permitted;

(B) within 120 days after the end of each fiscal quarter, cause each of the Guarantors and any Subsidiary required to become a Guarantor pursuant to Section 6.12(a)(i)(A), to duly execute and deliver, to the Collateral Agent such documents necessary to grant to the Collateral Agent, for the benefit of the Secured Parties a valid and perfected Lien on (x) (1) all of the Equity Interests held by it in any other Eligible Subsidiary, (2) the Maximum Disregarded Entity Pledge Percentage of the Equity Interests held by it in any Relevant Disregarded Entity, in each case, together with all proceeds thereof and (y) all of the intercompany indebtedness owing to it by any other member of the Group, and all proceeds thereof (in each case, to the extent not already subject to valid and perfected Liens in favor of the Collateral Agent for the benefit of the Secured Parties under the Collateral Documents), including such supplements to Collateral Documents, and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of certificates and/or other documents of title with respect to any Equity Interest in and of each such Eligible Subsidiary that is subject to any such Lien) securing payment of all the Secured Obligations under the Transaction Documents. For the purposes hereof, “Eligible Subsidiary” means any Material Subsidiary that is a Domestic Subsidiary, and

(C) if, in respect of any twelve-month period ending on the last day of any fiscal quarter, the aggregate revenues of Domestic Subsidiaries (that are not Guarantors) shall be greater than $20,000,000, then, within 15 days of delivery of the financial statements required pursuant to Section 6.01 for any period ending on the last day of such fiscal quarter, cause one or more of such Domestic Subsidiaries to duly execute and deliver to the Administrative Agent or Collateral Agent, as applicable, a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Domestic Subsidiaries shall guarantee all of the Guaranteed Obligations from time to time owed to the Secured Parties, so that (after giving effect to such guaranty or guaranty supplement) the aggregate revenues of Domestic Subsidiaries (that are not Guarantors) in respect of such twelve-month period do not exceed $20,000,000; and

(ii) from time to time cause (x) all of the Equity Interests held or owned by any member of the Group in any Borrower or any Guarantor (other than Holdings), together with all proceeds thereof, to be made subject to a valid and perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties securing payment of all of the Secured Obligations, and (y) all of the indebtedness owing by any Loan Party to any member of the Group to be subordinated to all of the Secured Obligations, and in each case cause each applicable member of the Group to duly execute and deliver, to the Collateral Agent, such documents necessary to grant such Lien and/or such subordination, including Collateral Documents, and other security, pledge and subordination agreements and other instruments, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all certificates and/or other documents of title with respect to any Equity Interest in and of each such Guarantor that is subject to any such Lien); and

(iii) deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion within 45 days of such request, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i) and (ii) above and Section 6.12(b)(ii) below, and as to such other matters as the Administrative Agent may reasonably request.

All calculations to be made pursuant to this Section 6.12(a) shall be determined on the basis of the financial information most recently delivered to the Administrative Agent, the Lenders and the L/C Issuer pursuant to Section 6.01(a), (b) or (c) (and to the extent such financial statements for the Person and/or assets so acquired are not available, such compliance shall be determined on the basis of financial information and support therefor reasonably acceptable to the Administrative Agent in its reasonable judgment).

(b) Each of Holdings and each Borrower shall (i) ensure that, in respect of each twelve-month period ending on the last day of each fiscal quarter of Holdings, the aggregate Standalone EBITDA of each of the Guarantors for such period shall together account for (without double-counting) at least 70% of Consolidated EBITDA for such period (“Guarantor Coverage Test”); provided that the Standalone EBITDA of each Indian/PRC Subsidiary of each Indian/PRC Holdco (which is attributable to the percentage ownership interest (direct or indirect) of such Indian/PRC Holdco in such Indian/PRC Subsidiary) shall be counted as Standalone EBITDA of such Indian/PRC Holdco for the purposes of determining compliance with the Guarantor Coverage Test and (ii) cause Subsidiaries to execute a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, as guarantee for all of the Guaranteed Obligations from time to time owed to the Secured Parties, to the extent required to ensure compliance with clause (i).

6.13. Compliance with Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect, (a) comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties, and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

6.14. Authorizations. Obtain, comply with and do (or cause to obtained, complied with and done) all that is necessary to maintain in full force and effect all authorizations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations and/or registrations required under any law or regulation to (a) enable any Transaction Obligor to perform its obligations under the Loan Documents; and/or (b) ensure the legality, validity, enforceability or admissibility in evidence of any Loan Document.

6.15. Further Assurances. Promptly upon request by any Agent, or any Finance Party through any Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any Agent, or any Finance Party through any Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens and/or subordination intended to be created thereunder; and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16. Maintenance of listing. Cause the common stock in Holdings to remain listed on the New York Stock Exchange.

6.17. Acquisition. (If the Initial Utilization Date occurs) cause (a) the Closing Date to occur on the Initial Utilization Date, (b) the Acquisition to be completed in accordance with applicable Laws, (c) the entity resulting from the merger of the Merger Sub with the Target (the “Target Merged Entity”) on the Closing Date to be a Domestic Subsidiary directly held and wholly-owned by GII and (d) (as applicable) the entity resulting from any merger between the Target Merged Entity and GII (the “GII Merged Entity”) to be a Domestic Subsidiary directly or indirectly held and wholly-owned by Holdings.

6.18. Post-Closing Requirements. (a) On the Closing Date, the Administrative Agent shall receive:

(i) a duly executed Target Confirmation;

(ii) a favorable opinion of Benoit Chambers, Republic of Mauritius counsel to the Transaction Obligors, addressed to each of the Finance Parties, concerning the Transaction Obligors and the Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent;

(iii) evidence of the release of the Liens created in respect of the shares in each of Genpact India Investments, Symphony Marketing Solutions, Genpact India Holdings and Genpact China Investments, in each case, as security for the Existing Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent;

(iv) evidence of the entry of the Liens created pursuant to each Mauritius Pledge Agreement in the register of transfers of the entity the Equity Interests of which are pledged thereby;

(v) evidence of the filing of the Liens created by the Collateral Documents over the assets of any Transaction Obligor organized under the laws of Bermuda with the Register of Charges on form 9 in accordance with section 55 of the Bermuda Companies Act 1981; and

(vi) a favorable opinion of Allen & Overy LLP, Luxembourg counsel to the Transaction Obligors, addressed to each of the Finance Parties, concerning the Transaction Obligors and the Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent.

(b) With effect from the Closing Date, cause the Target Merged Entity (and, with effect from any merger between the Target Merged Entity and GII, cause the GII Merged Entity) to be a Guarantor and all of the Equity Interests in the Target Merged Entity (and, with effect from such merger, cause all of the Equity Interests in the GII Merged Entity) to be subject to a valid and perfected Lien in favor of the Collateral Agent (for the benefit of the Secured Parties) under the Collateral Documents as security for the payment of all Secured Obligations.

(c) On or prior to the date that is 5 Business Days after the Closing Date (or such later time as the Administrative Agent may agree), the Administrative Agent shall have received the documents specified on Schedule 6.18(c), each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Transaction Obligor (or, in the case of any legal opinion specified therein, issued by legal counsel specified therein), if applicable, and each in form and substance satisfactory to the Administrative Agent.

(d) On or prior to the date that is 30 days after the Closing Date (or such later time as the Administrative Agent may agree), the Administrative Agent shall have received the documents specified on Schedule 6.18(d), each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Transaction Obligor (or, in the case of any legal opinion specified therein, issued by legal counsel specified therein), if applicable, and each in form and substance satisfactory to the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (other than those which have been fully Cash Collateralized in accordance with the terms of this Agreement) shall remain outstanding, neither Holdings nor any Borrower shall, and each of Holdings and each Borrower shall cause each Subsidiary not to, directly or indirectly:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement that names Holdings or any of its Subsidiaries as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts (except assignments permitted by Section 7.05(g)) or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document (other than any Secured Hedging Agreement or Issuer Document);

(b) Liens existing on the date hereof and listed on Schedule 5.07(b) (provided that in the case of any Liens securing any Indebtedness under the Existing Credit Agreement, all such Liens are released in full on or prior to the Initial Utilization Date unless otherwise provided for and subject to compliance with Section 6.18 (including in respect of the Liens set forth on Schedule 6.18(d))) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d) and (v) none of the Liens securing any Indebtedness under the Existing Credit Agreement may be so renewed or extended;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable member of the Group in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable member of the Group;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation),

performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and not constituting Indebtedness (or not constituting Indebtedness other than by virtue of such obligations being secured by such deposits);

(g) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable member of the Group;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness or, if applicable, subject to such Capitalized Lease (the subject of such Indebtedness) and (ii) the Indebtedness secured thereby does not exceed 100% of the cost of the property being acquired (and financed by such Indebtedness) on the date of acquisition;

(j) Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Subsidiary) in connection with an acquisition, merger or consolidation permitted under Section 7.03(h); provided, that (i) such Lien was not created in contemplation of such acquisition, merger or consolidation or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property other than those originally of the Person so acquired, merged or consolidated, and (iii) the Indebtedness secured thereby is permitted under Section 7.02(g);

(k) Liens on assets Disposed of pursuant to Section 7.05(f) securing Indebtedness permitted under Section 7.02(h).

(l) Liens on cash deposits securing Indebtedness permitted under Section 7.02(j)(ii); and

(m) other Liens securing Indebtedness or other obligations in an aggregate principal amount (for any and all such Liens) not to exceed $5,000,000 at any time outstanding, and provided that none of the Liens under any of clauses (b) through (m) shall affect (x) any Collateral or (y) any asset of any Indian/PRC Holdco (including any Equity Interest held or owned by any Indian/PRC Holdco in any Indian/PRC Subsidiary).

7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness in respect of Swap Contracts designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice and not for speculative purposes,

(b) Indebtedness owed to a Loan Party or any Subsidiary; provided that such Indebtedness in excess of $2,000,000 shall (A) constitute Collateral under the relevant Collateral Document if and to the extent required under Section 6.12, (B) be otherwise permitted under the provisions of Section 7.03 and (C) (if owing by a Loan Party) subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent (including restriction on any payment or repayment at any time during the continuance of an Event of Default);

(c) Indebtedness under the Loan Documents;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 (provided that, in the case of any Indebtedness under the Existing Credit Agreement, such Indebtedness is discharged in full by no later than the Initial Utilization Date) and (except for Indebtedness under the Existing Credit Agreement) any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of or pursuant to such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized under such Indebtedness being so refinanced, refunded, renewed or extended and (ii) the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders or the L/C Issuer than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended refinanced and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e) Guarantees by Holdings or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Holdings or any Subsidiary, provided that in the case of any Guarantee in respect of Indebtedness that is subordinated, such Guarantee must also subordinated on equivalent terms;

(f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations or purchase money obligations for the acquisition of fixed or capital assets (and whether incurred prior to or within 180 days of such acquisition) within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding (for all Loan Parties and Subsidiaries) shall not exceed $20,000,000;

(g) Indebtedness assumed in connection with an acquisition, merger or consolidation permitted under Section 7.03(h); provided, that (i) such Indebtedness was not created or incurred in contemplation of or in connection with such acquisition, merger or consolidation and was subsisting in the entity (the subject of such acquisition, merger or consolidation and that was not a member of the Group prior to such acquisition, merger or consolidation) as at the date of such acquisition, merger or consolidation, (ii) before and after giving effect to the assumption of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) the covenants set forth in Section 7.11 shall have been tested at least once after the Closing Date, and after giving pro forma effect to such acquisition, merger or consolidation, including the assumption of such Indebtedness, Holdings and the Borrowers would be in pro forma compliance with each of the covenants set forth in Section 7.11 (with respect to the latest Measurement Period for which such covenants are tested under Section 7.11 by reference to financial statements delivered under Section 6.01) and (iv) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $15,000,000 (for all Loan Parties and Subsidiaries);

(h) Indebtedness in respect of Capitalized Leases incurred in connection with any Disposition permitted pursuant to Section 7.05(f) so long as the aggregate net present value of all obligations under such Capitalized Leases (excluding any amount attributable to interest or maintenance expense) does not exceed the amount of the Net Cash Proceeds realized from such Disposition;

(i) unsecured Indebtedness of GII or Holdings (including capitalized interest in respect thereof) in an aggregate amount not to exceed $25,000,000 at any time outstanding (in aggregate for GII and Holdings) incurred to finance any acquisition permitted under Section 7.03(h) so long as (i) no Default or Event of Default shall have occurred and be continuing prior thereto or would result therefrom or from such acquisition, (ii) such Indebtedness shall be subordinated to the Secured Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, (iii) such Indebtedness shall have no scheduled amortization or mandatory prepayment, redemption or similar obligations prior to the date that is one year after the final Maturity Date of the Facilities, (iv) the covenants and default provisions applicable to such Indebtedness shall be no more restrictive than those contained in publicly traded holding company high yield securities and, in any event, no more restrictive than those contained in Loan Documents and (v) the covenant set forth in Section 7.11(c) shall have been tested at least once after the Closing Date, and after giving pro forma effect to the incurrence of such Indebtedness and such acquisition, the pro forma Consolidated Leverage Ratio (with respect to the latest Measurement Period for which Consolidated Leverage Ratio is tested under Section 7.11(c) by reference to financial statements delivered under Section 6.01) shall not be greater than the Consolidated Leverage Ratio (for such Measurement Period) immediately prior to giving effect thereto, in each case, as certified and calculated in reasonable detail by the Chief Financial Officer of Holdings and the Borrowers; provided, that clause (v) shall not apply if, after giving pro forma effect to the incurrence of such Indebtedness and such acquisition, the pro forma Consolidated Leverage Ratio (for such Measurement Period) would be 1.00:1.00 or less;

(j) Indebtedness of any Subsidiary of Holdings or of GII in respect of any overdraft, working capital or similar credit facility established by such Subsidiary in the jurisdiction in which such Subsidiary conducts its business, which shall be unsecured but may be (i) supported by a Letter of Credit issued by the L/C Issuer pursuant to Section 2.03, (ii) if such facility is established with the Administrative Agent or an Affiliate of the Administrative Agent, secured by a cash deposit by a Subsidiary of Holdings in the jurisdiction of its organization or (iii) secured by a cash deposit of such Subsidiary in the jurisdiction of its organization, provided that the aggregate amount of any and all such cash deposits falling within this clause (iii) (for all

Subsidiaries of Holdings and/or GII), excluding any cash deposit falling within clause (ii), does not at any time exceed $5,000,000;

(k) Indebtedness of any member of the Group in an aggregate principal amount not to exceed $25,000,000 at any time outstanding (in aggregate for any and all members of the Group);

(l) unsecured Indebtedness of Holdings or GII, which is subordinated in a manner reasonably satisfactory to the Administrative Agent to the Secured Obligations, including that the terms of such Indebtedness shall provide that no scheduled principal payment or any mandatory prepayment, redemption or similar obligations under such Indebtedness may fall due at any time earlier than one year following the latest Maturity Date for each of the Facilities; provided, that immediately before and immediately after giving pro forma effect to such incurrence, (i) no Default shall have occurred and be continuing and (ii) the covenant set forth in Section 7.11(c) shall have been tested at least once after the Closing Date, and immediately after giving effect to such incurrence, Holdings and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.11(c) (with respect to the latest Measurement Period for which such covenant is tested by reference to financial statements delivered under Section 6.01), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent, the Lenders and the L/C Issuer pursuant to Section 6.01(a) or (c) as though such Indebtedness had been incurred as of and throughout such Measurement Period; and

(m) Indebtedness constituted by any counter-indemnity obligation to any bank or financial institution in respect of any appeal bond issued by such bank or financial institution on the account of any member of the Group in connection with any appellate proceedings in which a member of the Group is a party.

7.03. Investments. Make or hold any Investments, except:

(a) Investments held by Holdings and its Subsidiaries in the form of Cash Equivalents;

(b) advances to officers, directors and employees of Holdings and its Subsidiaries for travel and entertainment expenses in the ordinary course of business and up to $15,000,000 at any time outstanding in the aggregate (for Holdings and its Subsidiaries) for relocation and other analogous ordinary business purposes;

(c) (i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by Holdings and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of Holdings that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof and set forth on Schedule 7.03(f), provided that the amount thereof is not increased after the date hereof (except as expressly set forth in Schedule 7.03(f) or permitted under any other clause of this Section 7.03);

(g) Investments by Holdings and the Borrowers constituted by Swap Contracts permitted under Section 7.02(a);

(h) the purchase or other acquisition of (x) a majority of the Equity Interests in any Person that, upon the consummation thereof, will be a Subsidiary of Holdings (including as a result of a merger or consolidation), or (y) all or substantially all of the property and assets of, or assets constituting a business unit or all or a substantial part of the business of, any Person which property and assets, upon the consummation thereof, will be wholly-owned directly by Holdings or one or more of its Subsidiaries; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h):

(i) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be in substantially the same, similar or complimentary lines of business as one or more of the principal businesses of Holdings and its Subsidiaries in the ordinary course or reasonably related thereto; provided that this clause (ii) shall not apply to purchases and/or acquisitions by Holdings and/or Subsidiaries after the Signing Date the aggregate consideration of which does not in aggregate exceed $100,000,000 (such aggregate being the aggregate for any and all such purchases and acquisitions by Holdings and Subsidiaries under this clause (h));

(ii) such purchase or other acquisition shall not include or result in any contingent liabilities (other than as would otherwise be permitted under the Loan Documents (excluding the Issuer Documents), including after the making of any representation and warranties in the Loan Documents) that could reasonably be expected to be material to the business, financial condition, operations or prospects of Holdings and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of Holdings or such Subsidiary if the board of directors thereof is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iii) the covenant set forth in Section 7.11(c) shall have been tested at least once after the Closing Date and (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition (and any incurrence and assumption of Indebtedness in connection therewith), Holdings and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.11(c) (for the latest Measurement Period for which such covenant has been tested by reference to financial statements delivered under Section 6.01), such compliance to be determined on the basis of the financial information delivered to the Administrative Agent, the Lenders and the L/C Issuer

pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition (and any incurrence and assumption of Indebtedness in connection therewith) had been consummated as of the first day of such Measurement Period (and to the extent such financial statements for the Person and/or property and assets so acquired are not available, such compliance shall be determined on the basis of financial information and support therefor reasonably acceptable to the Administrative Agent in its reasonable judgment);

(iv) the EBITDA for the Person to be so purchased or acquired (or, in the case of any purchase or acquisition of property or assets, the EBITDA attributable to such property or assets, as determined on the basis that such property or assets had formed a separate entity and on the basis of financial information and support therefor reasonably acceptable to the Administrative Agent in its reasonable judgment) for the twelve-month period ending in the month prior to such acquisition is less than twenty-five percent (25%) of the Consolidated EBITDA for such twelve-month period, after giving pro forma effect to such purchase or acquisition (and any other purchases and acquisitions falling within this paragraph (h) and made since the expiry of such period); and

(v) Holdings or the Borrowers shall have delivered to the Administrative Agent, on behalf of the Finance Parties, at least one Business Day prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition, including, without limitation, the calculation of covenant compliance contemplated by clause (h)(iii)(B) above in reasonable detail and with appropriate back-up;

(i) Investments received in connection with any Disposition permitted under Section 7.05(k);

(j) any Investment held by a Subsidiary acquired pursuant to clause (h) at the time acquired, provided that such Investment is not made in contemplation of such acquisition and the amount of such Investment is not increased after the date of such acquisition (except as permitted under any other clause of this Section 7.03);

(k) the Acquisition;

(l) any Investment held by the Target Group on the Closing Date, provided that such Investment is not made in contemplation of the Acquisition and the amount of such Investment is not increased after the date of the Acquisition (except as permitted under any other clause of this Section 7.03); and

(m) other Investments not exceeding $20,000,000 in the aggregate (for all Loan Parties and their respective Subsidiaries) made in any fiscal year of Holdings.

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary (that is not a Borrower or an Indian/PRC Holdco) may merge or consolidate with (i) Holdings or a Borrower, provided that Holdings or such Borrower, as the case may be, shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries (that is not a Borrower or an Indian/PRC Holdco);

(b) any Subsidiary, other than an Indian/PRC Holdco, may consummate a merger or consolidation solely in order to effect an Investment permitted under Section 7.03(h);

(c) any Loan Party or any Subsidiary may consummate a merger, dissolution, liquidation or consolidation (in each case) of the entity that is being disposed of pursuant to a Disposition pursuant to Section 7.05 (other than Section7.05(e)), solely to effect such Disposition; and

(d) Merger Sub may merge into the Target on the Closing Date, provided that the Target Merged Entity is a Domestic Subsidiary and a direct Subsidiary of, and wholly-owned by GII; and

(e) the Target Merged Entity may merge into GII, provided that the GII Merged Entity is a Domestic Subsidiary and a Subsidiary of and wholly-owned directly or indirectly by Holdings,

provided, however, that in each case, immediately after giving effect thereto (A) in the case of any such merger or consolidation to which Holdings or a Borrower is a party, Holdings or such Borrower, as the case may be, is the surviving corporation and (B) in the case of any such merger or consolidation to which any Loan Party (other than Holdings or any Borrower) is a party, such Loan Party is the surviving corporation, (C) none of the obligations of any Transaction Party under any of the Loan Documents or the Secured Hedge Agreements or any Liens or subordination granted by it under the Collateral Documents shall be adversely affected by any such merger, consolidation, dissolution, liquidation or Disposition and (D) each asset that is subject to any Lien under any Collateral Document prior to any such merger, consolidation, dissolution, liquidation or Disposition shall remain subject to valid and perfected Liens under the Collateral Documents after such merger, consolidation, reorganization or Disposition (except, in the case of clause (c) only, where such asset is disposed of to a Person other than a member of the Group pursuant to a Disposition permitted under Section 7.05), it being understood that nothing in this paragraph shall operate to prohibit the ability of the Target Merged Entity to merge into GII in accordance with Section 6.17 and Section 7.04(e).

7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions (including non-exclusive licenses) of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any member of the Group to any other member of the Group; provided that if such property is subject to any Lien under any Collateral Document prior to any such Disposition, such property shall remain subject to valid and perfected Liens under the Collateral Documents after such Disposition;

(e) Dispositions permitted by Section 7.04 (other than Section 7.04(c)) or Section 7.06 (other than Section 7.06(f)) and Dispositions constituted by the making of any Investment permitted by Section 7.03 (in the case of any Disposition of property pursuant to Section 7.03(c), subject to the proviso in clause (d) above);

(f) Dispositions by Holdings and its Subsidiaries pursuant to sale-leaseback transactions, provided that the aggregate fair market value of all property so Disposed of shall not exceed $50,000,000 in aggregate for Holdings and its Subsidiaries from and after the Signing Date;

(g) Dispositions of overdue accounts receivable solely in connection with the collection or compromise thereof;

(h) Dispositions pursuant to operating leases (not in connection with any sale and leaseback or other Capitalized Lease or Synthetic Lease Obligations) entered into in the ordinary course of business;

(i) Dispositions of property and assets subject to condemnation and casualty events;

(j) Dispositions of cash and Cash Equivalents in the ordinary course of business; and

(k) Dispositions by GII and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) in any fiscal year shall not exceed $25,000,000 and (iii) the purchase consideration for such asset paid to (or to the order of) GII or such Subsidiary shall consist of not less than 75% in cash or cash equivalents (including Cash Equivalents);

provided, however, that (A) any Disposition pursuant to Section 7.05(a) through Section 7.05(c), Section 7.05(e) (except insofar as it relates to any transaction solely between members of the Group or Section 7.06), Section 7.05(f), Section 7.05(g) (except to the extent determined by the applicable Person making such Disposition in good faith to be appropriate in accordance with its usual practice), Section 7.05(h) and Section 7.05(k) shall be for fair market value, (B) nothing contained in this Section 7.05 shall prohibit the disposition of mortgage loans in the ordinary course of business by Genpact Mortgage Services, Inc. or any successor entity thereof upon the acquisition of Genpact Mortgage Services, Inc. and (C) (other than as permitted under Section 7.05(d)) none of the assets subject to any such Disposition shall consist of any Equity Interest in any Borrower or any interest therein or (unless in the case of any sale of all (but not part) of the Equity Interests in any Subsidiary of Holdings that is a Guarantor and the requirements of Section 6.12(b) continue to be complied with after such sale) any Equity Interest in any such Subsidiary or any interest therein.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue any Equity Interests or accept any capital contributions, except that:

(a) each Subsidiary may make Restricted Payments or issue any Equity Interests, (in each case) to Holdings, any Borrower, any Subsidiaries of Holdings or any Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment, issuance is being made, and any Subsidiaries of Holdings may accept capital contributions from Holdings and any other Subsidiaries of Holdings or any other owner of the Equity Interests in the Subsidiary accepting such capital contributions;

(b) Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person (pro rata to the holders of such common stock or the applicable type of such other common Equity Interests) so long as no Change of Control shall result therefrom;

(c) Holdings and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests of it (which issuance is otherwise permitted under this Section 7.06);

(d) so long as no Default shall have occurred and is continuing or would result therefrom and the Consolidated Leverage Ratio in respect of the most recently completed Measurement Period (in respect of which a Compliance Certificate has been received by the Administrative Agent pursuant to Section 6.02(a)) is less than or equal to 2.00:1.00, each of GII and Holdings may declare or pay cash dividends to its shareholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares in each case for cash; provided, that if such Consolidated Leverage Ratio described above is greater than 2.00:1.00, then such dividends, purchases, redemptions and/or acquisitions shall not in an aggregate amount after the Signing Date during the term of this Agreement exceed (i) $25,000,000, plus (ii) an amount equal to (A) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing with the fiscal quarter ending March 31, 2011 and ending on the date of Holdings’ most recently ended fiscal quarter for which financial statements required to be delivered pursuant to Section 6.01(a) or (c) have been delivered at the time of such Restricted Payment or, if Consolidated Net Income for such period is negative, minus 100% of such deficit, minus (B) the sum of all Restricted Payments previously made pursuant to this clause (ii); provided, that no such Restricted Payments may be made under clause (ii) above in any fiscal year if the Consolidated Net Income for the prior fiscal year was negative (it being understood that the amount otherwise available in clause (ii) will continue to accumulate or reduce during such fiscal year);

(e) Holdings may issue Equity Interests (that do not constitute Indebtedness of Holdings and would not result in a Change of Control) (i) pursuant to any offering of common equity securities of Holdings, (ii) pursuant to employment compensation, stock purchase and/or option plans and/or (ii) in connection with an Investment permitted under Section 7.03(h);

(f) any Restricted Payment constituted by any transaction permitted under Section 7.04 shall be permitted; and

(g) Holdings may (i) repurchase its Equity Interests upon the exercise of stock options (relating to such Equity Interests) granted to and held by any of its present, future or former employees, directors, officers or consultants (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) if such Equity Interests represent a portion of the exercise price of such options, (ii) make cash payments (that are insignificant in amounts) in lieu of the issuance of fractional shares representing insignificant interests in Holdings in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Holdings (the issuance of which is permitted under this Agreement), (iii) Holdings may repurchase, retire or otherwise acquire for value its Equity Interests (including any restricted stock or restricted stock units) held by any of the present, future or former employees, directors, officers or consultants (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of Holdings or any of its Subsidiaries pursuant to any employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of Holdings or any Subsidiary.

7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than (a) transactions no less favorable in any material respect to Holdings, such Borrower or such Subsidiary than would be obtainable by Holdings, such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate or (b) transactions by and among members of the Group.

7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Holdings, any Borrower or any Guarantor or

to otherwise transfer property to or invest in Holdings, any Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof or (B) at the time any Subsidiary becomes a Subsidiary of Holdings, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Holdings (“Pre-Existing Agreements”), (ii) of any Subsidiary to Guarantee the Indebtedness of any Borrower (except for any Pre-Existing Agreement which will not prevent any Guarantee for the Secured Obligations or any part thereof that may be required to be granted pursuant to the terms hereof) to provide such Guarantee) or (iii) of Holdings or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (except for any Pre-Existing Agreement which will not prevent Liens over any property that may be required to be made subject to Liens for the benefit of the Secured Obligations or any part thereof pursuant to the terms thereof); provided, however, that this clause (iii) shall not prohibit (w) any customary restrictions in leases, licenses or other agreements entered into in the ordinary course of business against assignments of such leases, license or other agreements, (x) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (y) any negative pledge in favor of GII under the Genpact Sub-Contracts, and (z) any negative pledge in a sale and purchase agreement for assets permitted to be Disposed of under Section 7.05 pending such Disposition and such negative pledge shall cover only such assets to be Disposed of; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.11. Financial Covenants. (a) Genpact India Tangible Net Worth. Permit the sum of all of Genpact India’s liabilities to exceed its tangible assets.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any Measurement Period (commencing with and including the Measurement Period ending on the last day of the first fiscal quarter of Holdings that commences on or after the Initial Utilization Date) to be less than 4.00:1.00.

(c) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any Measurement Period (commencing with and including the Measurement Period ending on the last day of the first fiscal quarter of Holdings that commences on or after the Initial Utilization Date) to be greater than 2.25:1.00.

7.12. Amendments of Organization Documents. Amend any Organization Documents of any Transaction Obligor or of any Subsidiary (any Equity Interests in which Subsidiary is subject to any Lien under any Collateral Document) in any manner adverse in any material respect to the interests of the Finance Parties, or amend or permit any Transaction Obligor or any Subsidiary (any Equity Interests in which Subsidiary is subject to any Lien under any Collateral Document) to amend its limited liability company agreement or operating agreement or any other constitutive document causing any Equity Interests in such Transaction Obligor or such Subsidiary to constitute a security under Section 8-103 of the UCC in the State of New York or the corresponding code or statute of any other applicable jurisdiction.

7.13. Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as consistent with or required by GAAP or, in the case of any Subsidiary, applicable law, provided, that any financial information required to be delivered under Section 6.01(a), (b) or (c) after such change, shall include reconciliations to such policies and practices as applied in the preparation of the Audited Financial Statements, or (b) fiscal year.

7.14. Prepayments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Indebtedness, except (i) prepayment of any Indebtedness permitted under Section 7.02(b) (subject to the terms of any subordination applicable thereto) and (ii) any refinancing, renewal or extension of any Indebtedness permitted under Sections 7.02(g), (i), (k) and (l) on the same terms and conditions as set forth in Section 7.02(d) (applying mutatis mutandis) for any refinancing, refunding, renewal or extension thereunder and so long as such refinancing, renewal or extension (A) is otherwise incurred in compliance with (in the case of refinancing, renewal or extension of Indebtedness under Section 7.02(i)) clauses (i) through (v) of Section 7.02(i) or (in the case of refinancing, renewal or extension of Indebtedness under Section 7.02(l)) clauses (i) through (ii) of Section 7.02(l), (B) has a maturity no earlier than that applicable to the Indebtedness being so refinanced, renewed or extended, and (C) is on terms and conditions no less favorable to Holdings, the Borrowers and their respective Subsidiaries than the Indebtedness being so refinanced, renewed or extended.

7.15. Intentionally Omitted.

7.16. Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, except that any Subsidiary the sole assets of which consist of its interest in a partnership or joint venture may become a general partner in such partnership or joint venture.

7.17. Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions, which are, in any case, inconsistent with prior practice and not otherwise made in the ordinary course of business.

7.18. Formation of Subsidiaries. Organize or invest in any new Subsidiary except as permitted under Section 7.03.

7.19. Holding Companies. Notwithstanding anything to the contrary contained this Article VII or in any other Loan Documents, with respect to any Indian/PRC Holdco, (a) Dispose of, or create, incur, assume or suffer to exist any Lien upon, any stock or other Equity Interests in any Indian/PRC Subsidiary, any Indian/PRC Holdco or any other Subsidiary held by it, or enter into any agreement for such Disposition or Lien, except (i) pursuant to the Collateral Documents and (ii) any Disposition of Equity Interests in any of its Subsidiaries that is permitted under Section 7.05; or (b) (i) operate other than as a passive holding company of the Equity Interests owned by it, conduct, transact or otherwise engage in, commit to conduct, transact or otherwise engage in, or hold itself out as conducting, transacting or otherwise engaging in, any business or operations, or (ii) own any property or asset other than any Equity Interest in any Indian/PRC Subsidiary or any other Indian/PRC Holdco or (in the case of Genpact India Holdings, Genpact Mauritius - Jaipur SEZ, Genpact Mauritius – Bhuvaneshware SEZ and Genpact Mauritius Services) any Excluded Subsidiary, or cash and Cash Equivalents or (iii) create, incur, assume or suffer to exist any Indebtedness or other obligation or liability other than (A) the Obligations under the Loan Documents, (B) solely with respect to Genpact India Investments, any obligation or liability arising under Indian law solely by virtue of its being the shareholder or other owner of Equity Interests of Genpact India and (C) administrative expenses incurred in the ordinary course of its acting as a passive holding company as set forth in clause (b) and any liabilities (not constituting Indebtedness) incidental to the activities of such Indian/PRC Holdco permitted hereunder; provided, that each Indian/PRC Holdco may receive capital contributions, make Investments in Indian/PRC Subsidiaries directly held by it and make Restricted Payments to the extent otherwise permitted in this Article VII. Each of Holdings and each Borrower shall ensure that all Equity Interests in each Indian/PRC Subsidiary (falling within clause (a) of the definition thereof) (other than an Excluded Subsidiary) shall be directly owned by an Indian/PRC Holdco (that is a Guarantor) unless held by another Loan Party.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Holdings or any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03(a), 6.05 (with respect to the existence of any Borrower or Holdings), 6.11, , 6.17 or 6.18 or Article VII, or (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in Section 10.01 or Section 2 of the Subsidiary Guarantee; or

(c) Other Defaults. Any Transaction Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document (being, in the case of the Intercompany Subordination Agreement, any covenant or agreement therein relating to subordination) on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) notice thereof from the Administrative Agent or any Finance Party and (ii) the date on which Holdings, any Borrower or any of their Subsidiaries acquires knowledge thereof; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Transaction Party herein, in any other Loan Document (being, in the case of the Intercompany Subordination Agreement, any representation, warranty, certification or statement of fact therein relating to subordination), or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after giving effect to any originally applicable grace period pursuant the terms of the applicable Indebtedness or Guarantee) in respect of any Indebtedness or Guarantee of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts), or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event (in the nature of a default, howsoever described) occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) or any early termination or close-out resulting from (A) any event of default under such Swap Contract as to which Holdings or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or similar defaulting party or (B) any Termination Event (as so defined) or similar termination or close-out event under such Swap Contract as to which Holdings or any Subsidiary is an Affected Party (as so defined) or similar affected party, and the aggregate of (x) the aggregate principal amount (including undrawn committed and/or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) under any or all such Indebtedness and/or Guarantees falling within clause (i) and (y) the aggregate Swap Termination

Value owed by any or all of the Loan Parties and/or Subsidiaries as a result of one or more occurrences falling within clause (ii) is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law (including any moratorium), or makes an assignment for the benefit of or makes a composition, compromise or arrangement with, any creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, compulsory manager or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law (including any moratorium) relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment; Seizure. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party or any of its Subsidiaries and is not released, vacated or fully bonded within 30 days after its issue or levy, (iii) all or a material part of the assets, properties, rights or revenues of, or Equity Interests in, any Loan Party or any of its Subsidiaries (which, in the case of Subsidiaries that are not Loan Parties, constitute a material part of the assets, properties, rights or revenues of, or Equity Interests in, the Group) are seized, nationalized, expropriated or compulsorily acquired by or on behalf of any Governmental Authority or are subject to any enforcement of Lien (which enforcement is not discharged within 30 days of its commencement) or (iv) the credit position of any Loan Party organized under the laws of Luxembourg is weakened (“credit ebranle”) and such Loan Party finds itself in a position of not being able to pay its debts (“cessation de paiements”); or

(h) Judgments. There is entered against any Loan Party or any of its Subsidiaries a final judgment or order for the payment of money in an aggregate amount (for all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of at least 30 consecutive days during which such judgment or order remains undischarged and a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason (other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations) ceases to be in full force and effect; or any Transaction Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Transaction Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on the Collateral purported to be covered thereby; or

(m) Cessation of Business. The Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a substantial part of its business.

8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent (and/or, with respect to clause (c) or (d), the Collateral Agent) shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated (but such termination shall not affect the calculation of any Lender’s Participation in any Letter of Credit that has been issued or Swing Line Loan that has been made);

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and/or the Finance Parties all rights and remedies available to it and/or the Finance Parties under the Loan Documents and/or on behalf of itself and/or the Secured Parties all rights and remedies available to it and/or the Secured Parties under the Loan Documents (other than the Secured Hedge Agreements);

provided, however, that (i) upon the occurrence of an actual or deemed entry of an order for relief with respect to Holdings or any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate (but such termination shall not affect the calculation of any Lender’s Participation in any Letter of Credit that has been issued or Swing

Line Loan that has been made, including its Applicable Revolving Credit Percentage in respect thereof), the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligations of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any other Finance Party or Secured Party and (ii) (subject to clause (i)) none of the Administrative Agent or any Lender shall terminate any Commitment of any Lender to make available any Certain Funds Advance pursuant to this Section 8.02 at any time prior to the earlier of (x) the expiry of the Closing Date (or, if earlier, the long-stop date for completion of the Acquisition under the Acquisition Agreement) or (y) any termination or rescission of the Acquisition Agreement or the lapse of the Acquisition, unless a Specified Event of Default has occurred (and provided further that nothing herein shall prejudice the exercise of any rights or remedies with respect to any Event of Default by any Secured Party after the expiry of the earlier of the dates in (x) and (y) above, notwithstanding that such Event of Default has arisen prior to such date).

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received or recovered on account of the Secured Obligations (or any part thereof) shall be applied by the Administrative Agent (or, in the case of any amount received or recovered by the Collateral Agent under or in connection with any Collateral Document, the Guaranty or the Subsidiary Guarantee (subject, in the case of any Collateral Document or the Subsidiary Guarantee, to the provisions of such Collateral Document or the Subsidiary Guarantee), paid to the Administrative Agent for application) in the following order:

First, (in the case of any receipt or recovery or in connection with under any Collateral Document, the Guaranty or the Subsidiary Guarantee) to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Collateral Agent and amounts payable under Article III) payable to the Collateral Agent in its capacity as such ratably among them in proportion to the amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such and/or to the Collateral Agent in its capacity as such, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and (in the case of any receipt or recovery under any Collateral Document, the Guaranty or the Subsidiary Guarantee) amounts owing under Secured Hedge Agreements, ratably among the Lenders, the L/C Issuer and (in the case of any receipt or recovery under any Collateral Document, the Guaranty or the Subsidiary Guarantee) the Hedge Banks, in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Collateral Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Seventh, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Finance Parties and (in the case of any receipt or recovery under any Collateral Document, the Guaranty or the Subsidiary Guarantee) all other Secured Obligations of the Loan Parties owing under or in respect of the Secured Hedge Agreements that are due and payable to the Hedge Banks on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Finance Parties and (in the case of any receipt or recovery under any Collateral Document, the Guaranty or the Subsidiary Guarantee) the Hedge Banks on such date; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to any of the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired and the commitment to issue Letters of Credit has expired or terminated, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Each Agent may assume that no amount is outstanding but unpaid in favor of any Hedge Bank under any Secured Hedge Agreement unless and until otherwise notified to such Agent by such Hedge Bank in writing.

8.04. Remedies Independent. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the amounts payable at any time hereunder and thereunder to each of the Secured Parties shall be a separate and independent debt and, unless otherwise expressly specified in this Agreement or the applicable Loan Document, each Secured Party shall be entitled to protect and enforce its rights arising out of this Agreement and each other Loan Document, and it shall not be necessary for any other Secured Party to consent to, or be joined as an additional party in, any proceedings for such purposes.

ARTICLE IX

AGENCY

9.01. Appointment and Authority. (a) Each of the Finance Parties hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents to which it is a party and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Bank of America, N.A. and/or an affiliate shall act as the Collateral Agent under the Loan Documents, and each of the Secured Parties hereby irrevocably appoints and authorizes each of Bank of America, N.A. and/or such affiliate to act as the agent of such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Transaction Obligors to secure any of the Secured Obligations, and other rights granted to the Collateral Agent under the Collateral Documents, the Guaranty and the Subsidiary Guarantee, together with such powers and discretion as are reasonably incidental thereto. In this connection, Bank of America, N.A. and/or such affiliate, as Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Sections 9.05 and 9.11 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c)) (and, in the case of any such co-agents, sub-agents and attorneys-in-fact, as though such Persons were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender, the Swing Line Lender or the L/C Issuer as any Lender, the Swing Line Issuer or the L/C Issuer (as the case may be) and may exercise the same as though it were not the Administrative Agent and the term “Lender”, “Lenders”, “Swing Line Lender” or “L/C Issuer” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as “Lender”, “Swing Line Lender” or “L/C Issuer” (as the case may be). Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the any Borrower, Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to any of the Secured Parties.

9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents to which it is a party. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents (to which the Administrative Agent is a party) that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of, or all of, the Lenders or affected Lenders, as the case may be, as shall be expressly provided for herein or in the other Loan Documents to which the Administrative Agent is a party), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of a property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents to which the Administrative Agent is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, Holdings or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of, or all of, the Lenders or affected Lenders, and/or the L/C Issuer, as the case may be, as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02 or otherwise provided hereunder) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by any Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Each of the Finance Parties acknowledges that each Agent and each of its respective Related Parties (together, the “Agent Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which a Finance Party may regard as conflicting with its interests and may possess information (whether or not material to the Finance Parties), other than as a result of an Agent acting as agent under the Loan Documents to which it is a party, that such Agent Party may not be entitled to share with the other Finance Parties.

9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The provisions of the Loan Documents requiring documents to be satisfactory or reasonably satisfactory to the Administrative Agent or for the Administrative Agent to make any determination mean that the Administrative Agent may determine such satisfaction or make such determination in its own discretion without the need to consult with or receive consent from any Lender or the L/C Issuer or any of the other Finance Parties.

9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities (or any part thereof) as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any such sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

9.06. Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United

States, or an Affiliate of any such bank with an office in the United States, with, so long as no Default or Event of Default shall have occurred and be continuing, the consent of the Borrowers, such consent not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, with the consent of the Borrowers absent any Default or Event of Default, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the date of the effectiveness of resignation or removal (as applicable) (A) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the applicable Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security on behalf of such Secured Parties until such time as a successor Administrative Agent is appointed) and (B) (for so long as no successor Administrative Agent has been appointed and until such time as the Required Lenders shall have appointed a successor Administrative Agent as provided for above in this Section) the Lenders shall together perform all the duties of the Administrative Agent under the Loan Documents (to which the Administrative Agent is a party), and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each of the applicable Finance Parties directly.

(d) Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).

(e) The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07. Non-Reliance on Administrative Agent and Other Lenders. Each of the Finance Parties (other than the Administrative Agent, the Mandated Lead Arrangers and the Bookrunners) acknowledges that it has, independently and without reliance upon the Administrative Agent, any Mandated Lead Arranger, any Bookrunner or any of the other Finance Parties or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Finance Parties (other than the Administrative Agent, the Mandated Lead Arrangers and the Bookrunners) also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Mandated Lead Arranger, any Bookrunner or any of the other Finance Parties or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. No Other Duties, Etc. Nothing in this Agreement shall oblige the Administrative Agent, any Mandated Lead Arranger or any Bookrunner to carry out any “know your customer”, anti-money laundering or other checks in relation to any Person on behalf of any of the other Finance Parties and each of such other Finance Parties confirms to each of the Administrative Agent, each Mandated Lead Arranger and each Bookrunner that it is solely responsible for any such checks it is required to carry out and that it may not rely on any such checks made by, or any statement in relation to such checks made by, the Administrative Agent, any Mandated Lead Arranger or any Bookrunner. Anything herein to the contrary notwithstanding, none of the Mandated Lead Arrangers or the Bookrunners shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the L/C Issuer hereunder.

9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party or Transaction Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Finance Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Finance Parties and their agents and counsel and all other amounts due to the Finance Parties under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each of the Finance Parties to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Finance Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Neither Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Agent’s or any other Secured Party’s Liens thereon, or any certificate prepared by any Transaction Obligor in connection therewith, nor shall any Agent be responsible or liable to any Secured Party for any failure to monitor or maintain any portion of the Collateral.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any of the Finance Parties any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any of the Finance Parties or to authorize the Administrative Agent to vote in respect of the claim of any of the Finance Parties in any such proceeding.

9.10. Collateral and Guaranty Matters. Each of the Secured Parties irrevocably authorizes each of the Administrative Agent and the Collateral Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (except for any Letters of Credit which have been fully Cash Collateralized in accordance with the terms of this Agreement), (ii) that is Disposed or to be Disposed (in each case, to any Person that is not a member of the Group) as part of or in connection with any Disposition permitted hereunder or under any other Loan Document (excluding any Issuer Document), or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01 hereof; and

(b) to release any Guarantor (other than Holdings) from its obligations under the Subsidiary Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, including pursuant to Section 10.06 (and provided that the requirements of Section 6.12(b) continue to be complied with).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Subsidiary Guarantee pursuant to this Section 9.10 (as the case may be). In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Transaction Obligor such documents as such Transaction Obligor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Subsidiary Guarantee, in each case in accordance with the terms of the Loan Documents (excluding any Issuer Document) and this Section 9.10.

9.11. References to Collateral Agent. For purposes of Sections 9.02, 9.03, 9.04, 9.05, 9.06, 9.07, 9.08 and 9.09, references to the Administrative Agent shall also be deemed to be references to the Collateral Agent (and for such purposes, references therein to the Finance Parties shall also be deemed to be references to the Secured Parties, and references therein to the Obligations shall also be deemed to be references to the Secured Obligations, unless the context otherwise requires) and the Collateral Agent shall be entitled to the benefits of such Sections to the same extent as the Administrative Agent.

ARTICLE X

CONTINUING GUARANTY

10.01. Guaranty. Each of Holdings and each Borrower hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities (and anything that would have constituted existing and/or future indebtedness and/or liabilities but for any invalidity, unenforceability or ineffectiveness thereof) of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of each Loan Party (other than itself) to the Secured Parties (or any of them), arising hereunder and under the other Transaction Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties (or any of them) in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Holdings, any Borrower or any of the other Transaction Obligors under Debtor Relief Laws, and including interest that accrues after the commencement by or against any Borrower or any other Transaction Obligor of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each of Holdings and each Borrower, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of Holdings or any Borrower under this Guaranty, and each of Holdings and each Borrower hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. Notwithstanding anything to the contrary herein or in any other Transaction Document, the maximum liability of the Revolving Credit Borrower under this Article X shall not exceed an amount equal to the largest amount that would not render the Revolving Credit Borrower’s obligations (in its capacity as Guarantor) hereunder subject to avoidance or unenforceability under Section 548 of the Bankruptcy Code of the United States or any equivalent provision of any other Debtor Relief Law.

10.02. Rights of Secured Parties. Each of Holdings and each Borrower consents and agrees that the enforceability or continuing effectiveness of this Guaranty shall not be affected by any action of any or all of the Secured Parties to: (a) amend, extend, renew, compromise, discharge accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Secured Parties (or any of them) in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each of Holdings and the Borrowers consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings or any Borrower under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.

10.03. Certain Waivers. Each of Holdings and each Borrower waives (a) any defense arising by reason of any disability or other defense of any Borrower, any Transaction Obligor or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of any Borrower or any Transaction Obligor; (b) any defense based on any claim that Holdings’ or any Borrower’s obligations exceed or are more burdensome than those of any other Transaction Obligor; (c) to the extent permitted by law, the benefit of any statute of limitations affecting Holdings’ or any Borrower’s liability hereunder; (d) any right to proceed against any other Transaction Obligor, proceed against or exhaust any security for any Indebtedness, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each of Holdings and each Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

10.04. Obligations Independent. The obligations of each of Holdings and each Borrower under this Guaranty are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings or any Borrower to enforce this Guaranty whether or not any other Transaction Obligor or any other Person is joined as a party.

10.05. Subrogation. None of Holdings or any Borrower shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated (and all Letters of Credit have expired or terminated). If any amounts are paid to Holdings or any Borrower in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.06. Termination: Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Guaranteed Obligations are terminated (and all Letters of Credit have expired or terminated). Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of or recovery from any Borrower or Holdings or any Transaction Party is made, or any of the Secured Parties exercises its right of setoff, in respect of any of the Guaranteed Obligations and such payment or recovery or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other Person, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment or recovery had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings and each Borrower under this paragraph shall survive termination of this Guaranty.

10.07. Subordination. Each of Holdings and each Borrower hereby subordinates the payment of all obligations and indebtedness of any other Transaction Party owing to Holdings or such Borrower (as the case may be), whether now existing or hereafter arising, including but not limited to any obligation of any Transaction Party to Holdings or such Borrower (as the case may be) as subrogee of the Secured Parties (or any of them) or resulting from Holdings’ or any Borrower’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If any Agent so requests, any such obligation or indebtedness of any Transaction Party to Holdings or any Borrower shall be enforced and performance received by Holdings or such Borrower (as the case may be) as trustee for the

Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Holdings or any Borrower under this Guaranty.

10.08. Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against Holdings or any Borrower or any other Transaction Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each of Holdings and each Borrower immediately upon demand by the Secured Parties (or any of them).

10.09. Condition of Transaction Parties. Each of Holdings and each Borrower acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from any Transaction Party and any other guarantor such information concerning the financial condition, business and operations of any such Transaction Party and any such other guarantor as Holdings or such Borrower requires, and that none of the Secured Parties have any duty, and none of Holdings or any Borrower is relying on the Secured Parties at any time, to disclose to Holdings or any Borrower any information relating to the business, operations or financial condition of any Transaction Party or any other guarantor (each of Holdings and each Borrower waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI

MISCELLANEOUS

11.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than any amendment or waiver of any Issuer Document that is not inconsistent with the provisions of the other Loan Documents), and no consent to any departure by any Borrower or any other Transaction Party therefrom, shall be effective unless in writing signed by (x) the Required Lenders (or an Agent upon the instructions of the Required Lenders) and (y) such Borrower or the applicable Transaction Party, as the case may be, and acknowledged by the each Agent party to this Agreement or such other Loan Document (as the case may be), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01, or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Documents for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document, without the written consent of such Lender;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each affected Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or any other amount at the Default Rate;

(e) change Section 2.12(f), 2.13 or 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender (other than to provide for the pro rata sharing by additional Lenders in connection with any increase in the Facilities made in accordance with the provisions hereof or any Incremental Facility to be included in the Facilities in accordance with the provisions hereof);

(f) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) change any provision of Section 2.14 relating to the amount of, or any condition for the establishment of, or any requirement as to the terms of, any Incremental Facility, without the written consent of each Lender;

(h) change Section 2.12(d) or 9.10, without the written consent of each Lender;

(i) release all or any part of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(j) release the Guaranty or the Subsidiary Guarantee or any Guarantor from the Guaranty or the Subsidiary Guarantee (other than in accordance with Section 9.10), without the written consent of each Lender; or

(k) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder in respect of any Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders, (ii) if such Facility is an Incremental Term Facility, the Required Incremental Term Lenders in respect of such Incremental Term Facility and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (v) no amendment, waiver or consent shall, unless in writing and signed by the affected Mandated Lead Arrangers and the Bookrunners, impose any obligation on any Mandated Lead Arranger or Bookrunner. Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms would adversely affect such Defaulting Lender more than the other affected Lenders or would have a disproportionate adverse effect on such Defaulting Lender shall require the consent of such Defaulting Lender.

Each party hereto agrees that it shall promptly, upon the request of the Mandated Lead Arrangers, enter into an amendment and restatement of this Agreement solely to confer on any Person(s) specified by the Mandated Lead Arrangers the title of “Mandated Lead Arranger” (in addition to the Mandated Lead Arrangers party hereto as at the Signing Date) and/or the title of “Bookrunner” (in addition to the Mandated Lead Arrangers party hereto as at the Signing Date) and to include such Persons as party to this Agreement in their capacity as “Mandated Lead Arranger” and/or “Bookrunner”.

11.02. Notices and Other Communications; Facsimile Copies. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, any Borrower, any Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 (or such other address, telecopier number, electronic mail address or telephone number as may from time to time be specified in accordance with clause (c) below);

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (or such other address, telecopier number, electronic mail address or telephone number as may from time to time be specified in accordance with clause (c) below); and

(iii) if to any Hedge Bank, to such address, telecopier number, electronic mail address or telephone number specified in the applicable Secured Party Notice to which it is a party.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours in the location of the recipient, shall be deemed to have been given at the opening of business on the next business day in the location of the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours in the location of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day in the location of the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each of Holdings and each Borrower agrees and acknowledges that electronic means of communication may not be secure or virus or error free and could be intercepted, corrupted, lost, destroyed or arrive late, and none of the Finance Parties or their Affiliates will be liable to any Loan Party for any of these occurrences. Each Finance Party may monitor, record and retain communications between such Finance Party and any other Finance Party or any Loan Party.

(c) Change of Address, Etc. Each of the Borrowers, Holdings, any Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

(d) Reliance by Agents, L/C Issuer and Lenders. Each of the Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower or any other Transaction Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall, within ten Business Days of demand, indemnify each of the Agents, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower or any other Transaction Party. All telephonic notices to and other telephonic communications with any Agent may be recorded by any Agent, and each of the parties hereto hereby consents to such recording.

(e) Platform. The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications (as defined below). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall any Agent Party have any liability to any Borrower or any other Transaction Party, any Finance Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or any other Transaction Party’s or any Finance Party’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower or any other Transaction Party provides to any Finance Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to any Finance Party by means of electronic communications, including through the Platform.

11.03. No Waiver; Cumulative Remedies. No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrowers shall (i) pay all reasonable out-of-pocket expenses incurred by any of the Agents and/or their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) pay all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) pay all out of pocket expenses incurred by any Finance Party (including the fees, charges and disbursements of any counsel for any Finance Party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and/or the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) pay to and indemnify each Agent against all out of pocket expenses and liabilities incurred by such Agent in investigating any event which it reasonably believes is a Default.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify each of the Agents (and any sub-agent of any Agent), the other Finance Parties, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Transaction Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, the occurrence of any Default, the failure or alleged failure of any information produced or approved by or on behalf of any Transaction Party (including, without limitation, the Information Memorandum and/or any materials provided to potential Lenders) to comply with the provisions of Section 5.14, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the Acquisition, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Transaction Party or any Borrower’s or any Transaction Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of its Related Parties) or (y) result from a claim brought by any Borrower or any other Transaction Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Transaction Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, or any Agent incurs any cost, loss or liability (otherwise than by reason of such Agent’s gross negligence or willful misconduct) in acting as Agent which cost, loss or liability is not otherwise reimbursed by any Transaction Obligor, each Lender severally agrees to pay to such Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Indemnification Percentage (determined as of the time that the applicable unpaid or unreimbursed amount, cost, loss or liability is sought) of such unpaid amount, cost, loss or liability, provided that such unpaid or unreimbursed amount, cost, loss or liability, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for any Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d). For such purposes, the “Indemnification Percentage” means, in relation to a Lender (excluding the Swing Line Lender in its capacity as such but including the Swing Line Lender in its capacity as any other Lender), (i) (at any time when no Loan is outstanding and the Outstanding Amount of all L/C Obligations is zero) the percentage borne by the aggregate of such Lender’s unutilized Commitment in respect of each Facility to the aggregate unutilized Commitments in respect of each Facility (or, if at such time the aggregate of the unutilized Commitments in respect of each Facility is zero and the initial Credit Extension has not been made, such percentage immediately prior to the reduction of the unutilized Commitments in respect of each Facility to zero) or (ii) (at any other time) the percentage borne by (x) the aggregate of the Loans held by such Lender or in which such Lender participates and such Lender’s Participation in the Outstanding Amount of the L/C Obligations to (y) the aggregate of the Loans and the Outstanding Amount of the L/C Obligations (or, if at such time the initial Credit Extension has been made but the aggregate of the Loans and the Outstanding Amount of the L/C Obligations is zero, such percentage immediately prior to the reduction of the aggregate of the Loans and the Outstanding Amount of the L/C Obligations to zero).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each of Holdings and each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of any Agent, the replacement of any Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all of the Obligations.

11.05. Payments Set Aside. To the extent that any payment by or on behalf of any Transaction Party is made to or recovered by any Secured Party, or any Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such invalidation, declaration, setting aside or repayment by any such Secured Party, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or recovered and as if such setoff had not occurred, and (b) each of the Lenders, the L/C Issuer and (where applicable) the Hedge Banks severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so repaid by any Agent (which share is attributable to such Lender’s, L/C Issuer’s or Hedge Bank’s received share of any distribution of such amount by any Agent), plus interest thereon from the date of such demand to the date such payment by such Lender, L/C Issuer or Hedge Bank to such Agent is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders, the L/C Issuer and (where applicable) the Hedge Banks under clause (b) above shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and the L/C Issuer; and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Secured Parties, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign (in consultation with the Borrowers where the assignee thereof is not a Lender or an Affiliate of a Lender, but in any case without any requirement for consent of any Borrower or any other Transaction Party) to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.06(b), Participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it under a Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) under any Facility or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender under any Facility subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment under any Facility so assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations (in its capacity as Swing Line Lender) in respect of Swing Line Loans made by it or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender (in each case, such approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Revolving Credit Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent a duly completed Assignment and Assumption in respect of such assignment (setting forth, among other things, the rights and obligations so assigned and the Applicable Percentage in respect of any Facility so assigned and, in the case of any assignment relating to the Revolving Credit Facility, any Participation in any L/C Obligations or any Swing Line Loan so assigned), together with a processing and recordation fee of $3,500; provided that (A) no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and (B) in the case of contemporaneous assignments by a Lender to one or more Funds managed by the same investment advisor (which Funds are not then Lenders hereunder), only a single such $3,500 fee shall be payable for all such contemporaneous assignments;

(v) the assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(vi) (in the case of any assignment of rights and obligations of any Defaulting Lender hereunder) no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to each of the Agents, the L/C Issuer, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and Participations in all L/C Obligations and Swing Line Loans in accordance with its Applicable Percentage in respect of the applicable Facility. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vi), then such assignee shall be deemed to be a Defaulting Lender for all purposes of this Agreement (with respect to such rights and obligations so assigned to it) until such compliance occurs.

Subject to acceptance and recording of the applicable Assignment and Assumption by the Administrative Agent pursuant to clause (c) of this Section (which acceptance and recording shall not be withheld if such assignment and assumption appears on its face to comply with the requirements of this Agreement and the applicable fee set forth in clause (iv) is paid), from and after the effective date specified in such Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the rights and obligations assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the obligations assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment), provided that (1) (in the case of any assignment effected by a Lender to an Eligible Assignee after the Cut-off Date) such Eligible Assignee shall not be entitled to a greater amount pursuant to Section 3.01 on the date of such assignment than such assignor Lender would have been entitled to receive on the date of such assignment pursuant to such Section had no such assignment occurred, (2) (for the avoidance of doubt) nothing in clause (1) shall prejudice such Eligible Assignee ‘s entitlement pursuant to Section 3.01 by virtue of any circumstance arising after the date of such assignment including any Change in Law occurring after the date of such assignment and (3) except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to such assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d). “Cut-off Date” means the earlier of (1) August 20, 2011 and (2) the date on which Successful

Syndication (as defined in the Fee Letter (falling within clause (a) of the definition of “Fee Letter”)) has occurred and the Persons becoming Lenders (including pursuant to assignments under this Section 11.06(b)) pursuant to such Successful Syndication shall have become party hereto as Lenders.

Each assignee of any rights or obligations of an assigning Lender hereunder (x) confirms to such assigning Lender and each other Finance Party that it shall comply with Section 11.04(c) irrespective of whether the applicable unpaid or unreimbursed amount, cost, loss or liability referred therein is incurred prior to, on or after the effective date of such assignment and (b) shall be bound by any consent, waiver, election or decision given or made by such assigning Lender under or pursuant to any Loan Document prior to the effectiveness of such assignment.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each of the Borrowers and each of the Finance Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to the Borrowers or any other Finance Party, sell participations to any Person (other than a natural person or any Transaction Obligor or any Affiliates or Subsidiaries of any Transaction Obligor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s Participations in L/C Obligations and/or Swing Line Loans) owing to it) or any other Loan Document; provided that (i) such Lender’s obligations under this Agreement and/or any other Loan Document shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Finance Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and/or any other Loan Document. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement or any other Loan Document and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the applicable Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to clause (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the Borrowers have agreed in writing (at their discretion) to such greater payment obligations. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) and (f) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, (i) if at any time the Person that is the L/C Issuer or the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 11.06(b), such Person may, (A) (in the case where such Person is the L/C Issuer) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and (B) (in the case where such Person is the Swing Line Lender) upon 30 days’ notice to the Borrowers and the Lenders, resign as Swing Line Lender and (ii) in addition to clause (i), each of the L/C Issuer and the Swing Line Lender may, at any time on or prior to the date falling 5 Business Days after the Cut-off Date, by written notice to the Borrowers and the Lenders resign as L/C Issuer or (as the case may be) Swing Line Lender with immediate effect. In the event of any such resignation as L/C Issuer and/or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer and/or Swing Line Lender (as the case may be) hereunder (whereupon such successor shall, subject to the following provisions of this clause (g) have all the rights and obligations of the L/C Issuer and/or the Swing Line Lender (as the case may be) under the Loan Documents), provided that no such Lender is obliged to act as L/C Issuer or Swing Line Lender. If any Person resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If any Person resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans to repay or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(h) Exclusion of Agents’ liability. In relation to any assignment pursuant to this Section 11.06, each of Holdings, each Borrower and each Finance Party acknowledges and agrees that neither Agent shall be obliged to (i) inquire as to the accuracy of any representation or warranty made by, or the status of, any Person in respect of its eligibility as a Lender, (ii) attend to any registration or perfection requirements required in connection with such assignment or to ensure that such registration or perfection requirements are completed; and/or (iii) provide the assignee Lender with any information regarding any previous amendments or waivers in relation to any Loan Document.

11.07. Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (it being understood that, in the case of clauses (a), (f), (h), (i) and (except in the case of any disclosure to a Federal Reserve Bank or other Governmental Authority) (j)), the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on the same basis applicable hereunder) (a) to its head office, other branches and Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, representatives, service providers and contractors, (b) to the extent required or requested by any court, tribunal, regulatory, self-regulatory, supervisory, governmental or quasi-governmental body or authority or securities exchange purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or legal, arbitral or regulatory proceeding relating to this Agreement or any other Loan Document or the preservation or enforcement of rights or remedies hereunder or thereunder (including any enforcement of any Lien under any Collateral Document), (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any permitted assignee of or Participant in, or any prospective permitted assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations or (iii) any Person who acquires or is proposing to acquire an interest in, or who enters into or is proposing to enter into any merger, amalgamation or other similar arrangements with, such disclosing Person, (g) with the consent of any Borrower, (h) to any rating agency, insurer or insurance broker or, or any direct or indirect provider of credit protection to, such disclosing Person (or any of its Affiliates, head office or other branch), (i) to any investor, arranger, lender, trustee, manager, administrator or any participant in, or party to, directly or indirectly, any securitization scheme or transaction or any scheme or transaction relating to the issuance of notes or other debt secured by any indebtedness or obligations under (or payments under which are funded by or made by reference to payments under) any Loan Document, or any similar scheme or transaction, (j) to any Person to whom or for whose benefit such disclosing Person pledges or assigns a security interest in all or any portion of its rights under this Agreement or any other Loan Document pursuant to Section 11.06(f) or (k) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Lender, the L/C Issuer or any of their respective head office, branches or Affiliates on a non-confidential basis from a source other than the Borrowers.

For the purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary or representative of any of the foregoing relating to any

Loan Party or any Subsidiary or representative of any of the foregoing or their respective businesses, other than any such information that is available to any Agent, the L/C Issuer or any Lender on a non-confidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each of the Finance Parties and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Finance Party or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Finance Party, irrespective of whether or not such Finance Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Finance Party different from the branch or office holding such deposit or obligated on such indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over by such Defaulting Lender immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.07 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Finance Parties, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each of the Finance Parties and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that any Finance Party or any of its respective Affiliates may have. Each of the Finance Parties agrees to notify the applicable Borrower and (if such Finance Party is not the Administrative Agent) the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If an Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except that the provisions of the Commitment Letter that, pursuant to the express terms thereof, survive execution of this Agreement shall continue to have effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Finance Parties, regardless of any investigation made by any Finance Party or on its behalf and notwithstanding that any Finance Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13. Replacement of Lenders. If (A) any Lender requests compensation under Section 3.04, (B) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or (C) any Lender is and remains a Defaulting Lender, (D) any Lender gives an Illegality Notice pursuant to Section 3.02 or (E) any requested consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.01 and the Super Majority Lenders have agreed to such consent, waiver or amendment but any such affected

Lender does not agree to such consent, waiver or amendment, then the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent,

(a) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if such other Lender accepts such assignment), provided that

(i) none of the Lenders shall have any obligation to accept any such assignment;

(ii) the assignment fee specified in Section 11.06(b) shall have been paid to the Administrative Agent in respect of such assignment;

(iii) such Lender shall have received (free and clear of all deductions and withholdings) payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 as if such outstanding principal, interest, fees and other amounts were paid by the Borrowers to such Lender on the date of such assignment) from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iv) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(v) such assignment does not conflict with applicable Laws.

(b) (only in the case of (A), (B) or (C)) cancel such Lender’s participation in the Facilities (being, in the case of (C), limited to a cancellation of such Lender’s participation in any further Credit Extension), in which case, upon and with effect from such notice from the Borrowers:

(i) any obligation of such Lender to make or (except in the case of (C)) continue Loans, or to participate in any further Letter of Credit, shall (notwithstanding any other provision hereof) be terminated, and

(ii) for the purposes of any further Credit Extension to be made on or after the date of such notice or the accrual of any committee fee under Section 2.09(a) on or after the date of such notice, the Commitment (in respect of each Facility) of such Lender shall be zero (but, for the avoidance of doubt and without prejudice to clause (iii), nothing shall affect such Lender’s Participation in any Letter of Credit that has already been issued or any Swing Line Loan that has already been made, or such Lender’s share of any commitment fee that has already accrued as at the date of such notice); and

(iii) (except in the case of (C)) the Borrowers shall (1) prepay all Loans of such Lender, either on the last day of the then current Interest Period for such Loans, or such earlier Business Day as may be specified by the Borrowers in such notice (which earlier Business Day must be at least five Business Days after the date of such notice) and (2) (in the case of a Revolving Credit Lender) prepay all of the outstanding Swing Line Loans (but, subject to clauses (b)(i) and (ii), without prejudice to the Revolving Credit Borrower’s ability to borrow further Swing Line Loans in accordance with this Agreement) and provide Cash Collateral specifically in relation to such Lender (and its Participation in L/C Obligations) in an amount equal to Lender’s aggregate Participation in the Outstanding Amount of all L/C Obligations. Upon any such prepayment, the Borrowers shall also pay accrued interest on any amount so prepaid and any amount payable under Section 3.05.

A Lender shall not be required to make any such assignment under clause (a) and neither Borrower may not make any cancellation or prepayment under clause (b) if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment, cancellation or prepayment cease to apply.

For the purposes hereof, “Super Majority Lenders” means, as of any date of determination Lender(s) (excluding the Swing Line Lender in its capacity as such but including the Swing Line Lender in its capacity as any other Lender) holding more than 75% of the sum of the (x) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s Participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (y) aggregate unutilized Revolving Credit Commitments; provided that (1) the unutilized Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender (for so long as it remains a Defaulting Lender) shall be excluded (and deemed to be zero) for purposes of making a determination of Required Lenders and (2) if such sum of the Total Outstandings and the aggregate unutilized Revolving Credit Commitments has been reduced to zero, the Super Majority Lenders shall be Lender(s) holding more than 75 % of such sum immediately prior to the reduction of such sum to zero.

11.14. Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF HOLDINGS AND EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHICH OTHER LOAN DOCUMENT IS GOVERNED BY THE LAW OF THE STATE OF NEW YORK) TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO

IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. TO THE EXTENT THAT HOLDINGS OR ANY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AGREES THAT THE WAIVERS SET FORTH HEREIN SHALL HAVE THE FULLEST SCOPE PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES AND ARE INTENDED TO BE IRREVOCABLE FOR PURPOSES OF SUCH ACT. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY FINANCE PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR HOLDINGS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF HOLDINGS AND EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (THAT IS GOVERNED BY THE LAW OF THE STATE OF NEW YORK) IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16. USA PATRIOT Act Notice. Each of the Lenders and the L/C Issuer that is subject to the Act (as hereinafter defined) and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and each other Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, the L/C Issuer or such Agent, as applicable, to identify each Loan Party in accordance with the Act.

11.17. Agent for Service of Process. Each of Holdings and each Borrower hereby agrees that service of process in any action or proceeding brought in any New York State court or federal court may be made upon Heather White at her offices at Genpact International, Inc., 105 Madison Avenue, 2nd Floor, New York, NY 10016 (the “Process Agent”), and each of Holdings and each Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

11.18. Judgment Currency. The obligation of any Loan Party party hereto in respect of any sum due from it in any currency (the “Primary Currency”) to any Finance Party under this Agreement or any other Loan Document shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Finance Party, of any sum adjudged to be so due in other currency, such Finance Party may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Finance Party in the applicable Primary Currency, each Loan Party party hereto agrees, as a separate obligation and notwithstanding any such judgment, to indemnify, within three Business Days of demand, any such Finance Party against such loss, and if the amount of the applicable Primary Currency so purchased by such Finance Party exceeds such sum due to such Finance Party in the applicable Primary Currency, such Finance Party agrees to remit to such Loan Party the excess. To the fullest extent permitted by law, each Loan Party party hereto waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency other than Dollars.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GENPACT INTERNATIONAL, INC.

By:	/s/ Heather White
Name: Heather White
Title: Authorized Representative

HAWK INTERNATIONAL CORPORATION

By:	/s/ Heather White
Name: Heather White
Title: Authorized Representative

GENPACT LIMITED

By:	/s/ Heather White
Name: Heather White
Title: Authorized Representative

Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Susana Yen
Name: Susana Yen
Title: SVP

Credit Agreement

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Susana Yen
Name: Susana Yen
Title: SVP

Credit Agreement

BANK OF AMERICA, N.A., as L/C Issuer

By:	/s/ Ashish Sharma
Name: Ashish Sharma
Title: Director

Credit Agreement

BANK OF AMERICA, N.A., as Swing Line Lender

By:	/s/ Ashish Sharma
Name:	Ashish Sharma
Title:	Director

Credit Agreement

BANK OF AMERICA, N.A., as Lender

By:	/s/ Ashish Sharma
Name:	Ashish Sharma
Title:	Director

Credit Agreement

CITIBANK, N.A., as Lender

By:	/s/ Benjamin Ng
Name:	Benjamin Ng
Title:	Authorized Signatory

Credit Agreement

JPMORGAN CHASE BANK, N.A., HONG KONG BRANCH, as Lender

By:	/s/ Richard Desai
Name:	Richard Desai
Title:	Executive Director

Credit Agreement

UBS AG, SINGAPORE BRANCH, as Lender

By:	/s/ Guy Wylie
Name:	Guy Wylie
Title:	Managing Director

By:	/s/ Rahul Kotwal
Name:	Rahul Kotwal
Title:	Executive Director

Credit Agreement

BANK OF AMERICA, N.A., as Mandated Lead Arranger and Bookrunner

By:	/s/ Ashish Sharma
Name:	Ashish Sharma
Title:	Director

Credit Agreement

CITIGROUP GLOBAL MARKETS ASIA LIMITED, as Mandated Lead Arranger and Bookrunner

By:	/s/ Vincent Yeung
Name:	Vincent Yeung
Title:	Director

Credit Agreement

JPMORGAN CHASE BANK, N.A., HONG KONG BRANCH, as Mandated Lead Arranger and Bookrunner

By:	/s/ Sarah Alevizos
Name:	Sarah Alevizos
Title:	Executive Director

Credit Agreement

UBS AG HONG KONG BRANCH, as Mandated Lead Arranger and Bookrunner

By:	/s/ Guy Wylie
Name:	Guy Wylie
Title:	Managing Director

By:	/s/ Rahul Kotwal
Name:	Rahul Kotwal
Title:	Executive Director

Credit Agreement

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	Bank of America, N.A.,

as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 3, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein or construed for the purposes thereof being used herein as therein defined and as construed for the purposes thereof), among (among others) Genpact Limited, an exempted limited liability company organized under the laws of Bermuda, Genpact International, Inc., a Delaware corporation (“GII”), Hawk International Corporation (to be succeeded by merger on the Closing Date by Headstrong Corporation), a Delaware corporation (“Merger Sub”, and together with the GII, the “Borrowers” and each, a “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Swing Line Lender and L/C Issuer and Bank of America, N.A., as administrative agent and collateral agent.

The undersigned hereby requests (select one):

☐  A Borrowing of Loans    ☐  A continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

[3.	Comprised of a Borrowing of: .
[Type	of Loans requested or to be continued]

4.	With an Interest Period of [week] [months].][1]

[5.	To be continued as Borrowings.
[number	of Borrowings requested]

6.	In such amounts and with such Interest Periods as set forth below

[1]	Applicable for continuations of Borrowings if Borrowing is being continued as one Borrowing only.

Borrowing #1: $                    , with an Interest Period of             [week] [months]; and

Borrowing #2: $                    , with an Interest Period of             [week] [months].]2

[FOR REVOLVING CREDIT LOANS ONLY: The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]

[FOR LOANS WITH MULTIPLE BORROWINGS ONLY: The Borrowings requested herein comply with Sections 2.01(e) and (f) of the Agreement.]

[GENPACT INTERNATIONAL, INC.]/[HAWK INTERNATIONAL CORPORATION]/[HEADSTRONG CORPORATION]

By:
Name:
Title:

[2]	Applicable if more than one Borrowing is requested; repeat amount and Interest Period for each Borrowing.

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Bank of America, N.A.,

as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 3, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein or construed for the purposes thereof being used herein as therein defined and construed for the purposes thereof), among (among others) Genpact Limited, an exempted limited liability company organized under the laws of Bermuda, Genpact International, Inc., a Delaware corporation (“GII”), Hawk International Corporation (to be succeeded by merger on the Closing Date by Headstrong Corporation), a Delaware corporation (“Merger Sub”, and together with GII, the “Borrowers” and each, a “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Swing Line Lender and L/C Issuer and Bank of America, N.A., as administrative agent and collateral agent.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

[HAWK INTERNATIONAL CORPORATION]/[HEADSTRONG CORPORATION]

By:
Name:
Title:

EXHIBIT C-1

FORM OF TERM NOTE

FOR VALUE RECEIVED, the undersigned (the “Term Borrower”), hereby promises to pay to                          or registered assigns (the “Relevant Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan made by the Relevant Lender to the Term Borrower under that certain Credit Agreement, dated as of May 3, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein or construed for the purposes thereof being used herein as therein defined and as construed for the purposes thereof), among (among others) Genpact Limited, an exempted limited liability company organized under the laws of Bermuda, the Term Borrower, Hawk International Corporation (to be succeeded by merger on the Closing Date by Headstrong Corporation), a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Swing Line Lender and L/C Issuer and Bank of America, N.A., as administrative agent and collateral agent.

The Term Borrower promises to pay interest on the unpaid principal amount of each Term Loan (from time to time made or held by the Relevant Lender) from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Relevant Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and the Subsidiary Guarantee and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made or held by the Relevant Lender shall be evidenced by one or more loan accounts or records maintained by the Relevant Lender in the ordinary course of business. The Relevant Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Term Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GENPACT INTERNATIONAL, INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned (the “Revolving Credit Borrower”), hereby promises to pay to                          or registered assigns (the “Relevant Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Relevant Lender to the Revolving Credit Borrower under that certain Credit Agreement, dated as of May 3, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein or construed for the purposes thereof being used herein as therein defined and construed for the purposes thereof), among (among others) Genpact Limited, an exempted limited liability company organized under the laws of Bermuda, Genpact International, Inc., a Delaware corporation, the Revolving Credit Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Swing Line Lender and L/C Issuer and Bank of America, N.A., as administrative agent and collateral agent.

The Revolving Credit Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan (from time to time made or held by the Relevant Lender) from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Relevant Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and the Subsidiary Guarantee and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made or held by the Relevant Lender shall be evidenced by one or more loan accounts or records maintained by the Relevant Lender in the ordinary course of business. The Relevant Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Revolving Credit Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[HAWK INTERNATIONAL CORPORATION]/[HEADSTRONG CORPORATION]

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-3

FORM OF INCREMENTAL TERM NOTE

FOR VALUE RECEIVED, the undersigned (the “Term Borrower”), hereby promises to pay to                          or registered assigns (the “Relevant Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Incremental Term Loan (under the Incremental Term Facility established on and with the Increase Date being                          (“Relevant Incremental Term Facility”)) made by the Relevant Lender to the Term Borrower under that certain Credit Agreement, dated as of May 3, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein or construed for the purposes thereof being used herein as therein defined and as construed for the purposes thereof), among (among others) Genpact Limited, an exempted limited liability company organized under the laws of Bermuda, the Term Borrower, a Delaware corporation, Hawk International Corporation (to be succeeded by merger on the Closing Date by Headstrong Corporation), a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Swing Line Lender and L/C Issuer and Bank of America, N.A., as administrative agent and collateral agent.

The Term Borrower promises to pay interest on the unpaid principal amount of each Incremental Term Loan under the Relevant Incremental Term Facility (from time to time made or held by the Relevant Lender) from the date of such Incremental Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Relevant Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Incremental Term Note is one of the Incremental Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Incremental Term Note is also entitled to the benefits of the Guaranty and the Subsidiary Guarantee and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Incremental Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Incremental Term Loans made or held by the Relevant Lender under the Relevant Incremental Term Facility shall be evidenced by one or more loan accounts or records maintained by the Relevant Lender in the ordinary course of business. The Relevant Lender may also attach schedules to this Incremental Term Note and endorse thereon the date, amount and maturity of its Incremental Term Loans under the Relevant Incremental Term Facility and payments with respect thereto.

The Term Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Incremental Term Note.

THIS INCREMENTAL TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GENPACT INTERNATIONAL, INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Bank of America, N.A.,
as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 3, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein or construed for the purposes thereof being used herein as therein defined and construed for the purposes thereof), among (among others) Genpact Limited, an exempted limited liability company organized under the laws of Bermuda, (“Holdings”), Genpact International, Inc., a Delaware corporation, Hawk International Corporation (to be succeeded by merger on the Closing Date by Headstrong Corporation), a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Swing Line Lender and L/C Issuer and Bank of America, N.A., as administrative agent and collateral agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the Chief Financial Officer of Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Holdings and the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the consolidated balance sheet and the related consolidated statements of income or operations, shareholders’ equity and cash flows required by Section 6.01(a) of the Agreement for the fiscal year of Holdings and its Subsidiaries, together with the report and opinion of a Registered Public Accounting Firm required by Section 6.01(a) for the consolidated financial statements of Holdings and its Subsidiaries.

2. Attached hereto as Schedule 1 are the unconsolidated balance sheet and the related [unconsolidated] statements of income or operations, shareholders’ equity and cash flows of Genpact India required by Section 6.01(b) for the fiscal year of Genpact India, together with the report and opinion of an independent certified public accountant required by Section 6.01(b) for the financial statements of Genpact India.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the consolidated balance sheet and the related consolidated statements of income or operations, shareholders’ equity and cash flows required by Section 6.01(c) of the Agreement for the fiscal quarter of Holdings and its Subsidiaries ended as of the above date.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements.

3. A review of the activities of Holdings and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Transaction Obligors performed and observed all of their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each Transaction Obligor performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate and demonstrate the ratios and requirements under Section 7.11 of the Agreement in respect of the period indicated in Schedule 2.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,             .

GENPACT LIMITED

By:
Name:
Title:

For the Quarter/Year ended                                          (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11(a) – Genpact India Tangible Net Worth.

	A.	Actual Tangible Net Worth at Statement Date:

		1.	Liabilities:	$______

		2.	Tangible Assets:	$______

		3.	Tangible Net Worth (Line I.A2 less Line I.A.1):	$______

II.	Section 7.11 (b) – Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date:		$______

		1.	Consolidated Net Income for Measurement Period:	$______

		2.	Consolidated Interest Charges for Measurement Period (referred to in clause (a)(i) of the definition of “Consolidated EBITDA” in the Agreement):	$______

		3.	Provision for income taxes for Measurement Period (referred to in clause (a)(ii) of the definition of “Consolidated EBITDA” in the Agreement):	$______

		4.	Depreciation and amortization expenses for Measurement Period (referred to in clause (a)(iii) of the definition of “Consolidated EBITDA” in the Agreement):	$______

		5.	Non-recurring expenses reducing Consolidated Net Income for Measurement Period (referred to in clause (a)(iv) of the definition of “Consolidated EBITDA” in the Agreement):	$______

		6.	Non-cash expenses reducing Consolidated Net Income for Measurement Period (referred to in clause (a)(v) of the definition of “Consolidated EBITDA” in the Agreement):	$______

		7.	Tax credits for Measurement Period (referred to in clause (b)(i) of the definition of “Consolidated EBITDA” in the Agreement):	$______

		8.	Non-cash additions to Consolidated Net Income for Measurement Period (referred to in clause (b)(ii) of the definition of “Consolidated EBITDA” in the Agreement):	$______

		9.	Non-recurring additions to Consolidated Net Income for Measurement Period (referred to in clause (b)(iii) of the definition of “Consolidated EBITDA” in the Agreement):	$______

		10.	Non-cash expenses (whether non-recurring or otherwise) for Measurement Period (referred to in clause (b)(iv) of the definition of “Consolidated EBITDA” in the Agreement):	$______

		11.	Minority interests (referred to in clause (x) of the definition of “Consolidated EBITDA” in the Agreement):	$______

		12.	Amount of profit or interest in investments and entities (referred to in clause (y) of the definition of “Consolidated EBITDA” in the Agreement):	$______

		13.	Extraordinary losses during Measurement Period (referred to in clause (A) of the definition of “Consolidated EBITDA” in the Agreement):	$______

		14	Consolidated EBITDA (Lines II.A.1 + 2 + 3 + 4 + 5 + 6 - 7 – 8 – 9 – 10 – 11 – 12 – 13):	$______

	B.	Consolidated Interest Charges for Measurement Period:		$______

	C.	Consolidated Interest Coverage Ratio (Line II.A.11 ÷ Line II.B) for Measurement Period:		____ to 1

Minimum required: 4.00 : 1.00

III.	Section 7.11 (c) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date (less cash and Cash Equivalents):		$______

	B.	Consolidated EBITDA of Holdings and its Subsidiaries for Measurement Period (Line II.A.11 above):		$______

	C.	Consolidated Leverage Ratio (Line III.A ÷ Line III.B) for Measurement Period:		____ to 1

		Maximum permitted:		2.25:1.00

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________

2.	Assignee:	____________________________ [and is an
Affiliate/Approved Fund of [identify Lender]3]

3.	Borrower(s):	Genpact International, Inc., [Hawk International Corporation]/[Headstrong Corporation]

[1]	Select as applicable.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of May 3, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time), among Genpact Limited, an exempted limited liability company organized under the laws of Bermuda, Genpact International, Inc., a Delaware corporation, Hawk International Corporation (to be succeeded by merger on the Closing Date by Headstrong Corporation), a Delaware corporation (each, a “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Swing Line Lender and L/C Issuer and Bank of America, N.A., as administrative agent and collateral agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[4]		CUSIP Number
____________	$—	$—	______________	%	____________
____________	$—	$—	______________	%	____________
____________	$—	$—	______________	%	____________

[7.	Trade Date:	][5]

Effective Date:                                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to][6] and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][7]

[ ], as L/C Issuer and Swing Line Lender

By:
Name:
Title:

[Consented to][8]:

GENPACT INTERNATIONAL, INC., as Borrower

By:
Name:
Title:

[HAWK INTERNATIONAL CORPORATION]/[HEADSTRONG CORPORATION]

        as Borrower

By:
Name:
Title:

[6]	If required.
[7]	To be added only in the case of an assignment of a Revolving Commitment.
[8]	In each case, only to the extent required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT

AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Transaction Obligor, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Transaction Obligor, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. [From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.] [From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.]9

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[9]	Administrative Agent to select first or second alternative.

EXHIBIT F

FORM OF NOTICE OF SECURED PARTY

Dated                     ,

To:	Bank of America, N.A., as Administrative Agent
Bank of America, N.A., as Collateral Agent (the “Collateral Agent”)

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 3, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein or construed for the purposes thereof being used herein as therein defined and construed for the purposes thereof), among (among others) Genpact Limited, an exempted limited liability company organized under the laws of Bermuda, Genpact International, Inc., a Delaware corporation (“GII”), Hawk International Corporation, a Delaware corporation (“Merger Sub”, to be succeeded by merger on the Closing Date by Headstrong Corporation (the “Target”), and together with GII, the “Borrowers” and each, a “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Swing Line Lender and L/C Issuer and Bank of America, N.A., as administrative agent and collateral agent.

[[            ]10(the “Applicable Hedge Bank”) is a counterparty in respect of a Swap Contract established pursuant to [            ]11 dated [      ] and made between the Applicable Hedge Bank and [GII]/[the Target]. The [Term Borrower][Revolving Credit Borrower] confirms that such Swap Contract is permitted under Article VI and Article VII of the Agreement.]12 [[                ] (the “Applicable Hedge Bank”) is the assignee or transferee of [                ] (the “Original Hedge Bank”) in respect of all or a portion of the rights and/or obligations of the Original Hedge Bank under a Swap Contract established pursuant to [                ]13 dated [      ] and made between the Applicable Hedge Bank and [GII]/[the Target].]14

[10]	Insert name of Applicable Hedge Bank.
[11]	Insert name of agreement documenting the Secured Hedge Agreement – eg. ISDA Master Agreement, schedule, confirmation.
[12]	In the case where the Applicable Hedge Bank is the initial counterpart under the applicable Swap Contract.
[13]	Insert name of agreement documenting the Secured Hedge Agreement – eg. ISDA Master Agreement, schedule, confirmation.
[14]	In the case where the Applicable Hedge Bank is the assignee of a Hedge Bank under the applicable Swap Contract.

We hereby give you notice that with immediate effect the Applicable Hedge Bank shall become a Secured Party for the purposes of the Loan Documents on and subject to the terms and conditions set out in this notice and the Credit Agreement.

By submitting this notice to the Administrative Agent and the Collateral Agent, the Applicable Hedge Bank:

(a) hereby irrevocably designates and appoints the Collateral Agent as its agent and it irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this notice, the Credit Agreement and the other Loan Documents, including executing the Collateral Documents and other agreements in relation thereto, and exercising such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent by the Loan Documents together with such powers and discretions as are reasonably incidental thereto, including any actions required for the enforcement of the Collateral Documents. Notwithstanding any provision to the contrary elsewhere in this notice or the Credit Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the Credit Agreement, or any fiduciary relationship with the Applicable Hedge Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this notice, the Credit Agreement or any other Loan Document or otherwise exist against the Collateral Agent;

(b) agrees to the terms of appointment of, the rights and powers granted to, and the obligations of, the Collateral Agent as set out in the Loan Documents; and

(c) for the purpose of enabling the Collateral Agent to make any distribution or payment in respect of any Loan Document, agrees to provide from time to time at the request of the Collateral Agent, the Swap Termination Value in respect of any Secured Hedge Agreement to which it is a party from time to time.

THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[ ][15]

By:
Name: Title:

[15]	Insert name of the Hedge Bank.

[GENPACT INTERNATIONAL, INC.]/[HEADSTRONG CORPORATION][16][NAME OF ORIGINAL HEDGE BANK][17]

By:
Name: Title:

[16]	In the case where the Applicable Hedge Bank is the initial counterpart under the applicable Swap Contract.
[17]	In the case where the Applicable Hedge Bank is the assignee of a Hedge Bank under the applicable Swap Contract.

EXHIBIT G-1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 3, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Genpact International, Inc., Hawk International Corporation, Genpact Limited, Bank of America, N.A., as Administrative Agent and Collateral Agent, Bank of America, N.A., Citigroup Global Markets Asia Limited, JPMorgan Chase Bank, N.A., Hong Kong Branch, UBS AG Hong Kong Branch as Mandated Lead Arrangers and as Bookrunners and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:                 , 20[    ]

EXHIBIT G-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 3, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Genpact International, Inc., Hawk International Corporation, Genpact Limited, Bank of America, N.A., as Administrative Agent and Collateral Agent, Bank of America, N.A., Citigroup Global Markets Asia Limited, JPMorgan Chase Bank, N.A., Hong Kong Branch, UBS AG Hong Kong Branch as Mandated Lead Arrangers and as Bookrunners and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:                 , 20[    ]

EXHIBIT G-3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 3, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Genpact International, Inc., Hawk International Corporation, Genpact Limited, Bank of America, N.A., as Administrative Agent and Collateral Agent, Bank of America, N.A., Citigroup Global Markets Asia Limited, JPMorgan Chase Bank, N.A., Hong Kong Branch, UBS AG Hong Kong Branch as Mandated Lead Arrangers and as Bookrunners and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:                 , 20[    ]

EXHIBIT G-4

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 3, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Genpact International, Inc., Hawk International Corporation, Genpact Limited, Bank of America, N.A., as Administrative Agent and Collateral Agent, Bank of America, N.A., Citigroup Global Markets Asia Limited, JPMorgan Chase Bank, N.A., Hong Kong Branch, UBS AG Hong Kong Branch as Mandated Lead Arrangers and as Bookrunners and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date:                 , 20[    ]